                                                    REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             OCTEL DEVELOPMENTS PLC
                                  OCTEL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       ENGLAND AND WALES                                                       NONE
           DELAWARE                           2800                          98-0181725
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                            ------------------------

                          P.O. BOX 17, OIL SITES ROAD
                          ELLESMERE PORT, SOUTH WIRRAL
                         TELEPHONE: 011-44-151-355-3611
         (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                            ------------------------

                                 CT CORPORATION
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 246-5070
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:

                                STUART L. MILLS
                         KIRKLAND & ELLIS INTERNATIONAL
                         INTERNATIONAL FINANCIAL CENTRE
                                OLD BROAD STREET
                                LONDON EC2N 1HQ
                         TELEPHONE: 011-44-171-816-8771
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                              PROPOSED             PROPOSED
                                          AMOUNT              MAXIMUM              MAXIMUM            AMOUNT OF
      TITLE OF EACH CLASS OF               TO BE           OFFERING PRICE         AGGREGATE         REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED          PER UNIT(1)       OFFERING PRICE(1)          FEE
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
10% Senior Notes due 2006..........    $150,000,000            $1,000            $150,000,000          $44,250
-------------------------------------------------------------------------------------------------------------------
Guarantee of 10% Senior Notes due
  2006.............................    $150,000,000             (2)                  (2)                None
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

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

(2) No further fee is payable pursuant to Rule 457(n).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 2, 1998

PRELIMINARY PROSPECTUS
                    , 1998

                                       OCTEL DEVELOPMENTS PLC
[OCTEL LOGO]              OFFER TO EXCHANGE ITS 10% SENIOR NOTES DUE 2006,
                    FOR ANY AND ALL OF ITS OUTSTANDING 10% SENIOR NOTES DUE 2006

                            ------------------------

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
           , 1998, UNLESS EXTENDED.

    Octel Developments PLC, a company formed under the laws of England and Wales (the "Issuer") hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10% Senior Notes due 2006, (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 10% Senior Notes due 2006 (the "Old Notes"), of which $150,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and term of the Old Notes except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement (as defined). The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of May 1, 1998 (the "Indenture") by and among the Issuer, Octel Corp., a Delaware Corporation (the "Parent" or the "Guarantor") and IBJ Schroder Bank & Trust Company ("Trustee"), as trustee, governing the Notes. See "The Exchange Offer" and "Description of Exchange Notes."

    The Issuer will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time on            , 1998,
unless extended by the Issuer in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

    The Old Notes were sold by the Issuer on May 5, 1998 (the "Issue Date") to Goldman, Sachs & Co., Lehman Brothers, and Merrill Lynch & Co. (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Old Notes with, (i) qualified institutional buyers in reliance upon Rule 144A under the Securities Act, and
(ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Issuer and the Guarantor under the Registration Rights Agreement entered into by the Issuer, the Guarantor and the Initial Purchasers in connection with the Initial Offering (the "Registration Rights Agreement"). See "The Exchange Offer."

    Interest on the Notes will be payable semiannually in arrears on May 1 and November 1 of each year, commencing on November 1, 1998. The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after May 1, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest and additional interest, if any, thereon to the date of repurchase. Prior to May 1, 2002, the Notes will be redeemable, in whole or in part, at the option of the Issuer on any date, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and
(ii) the sum of the present values of (A) the redemption price of such Notes at May 1, 2002 and (B) the remaining scheduled payments of principal and interest thereon to May 1, 2002 (exclusive of interest accrued to such redemption date) discounted to such redemption date on a semiannual basis (assuming, a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date. The Issuer is required to redeem $37.5 million principal amount of the Notes on each of May 1, 2003, May 1, 2004 and May 1, 2005, in each case at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date, subject to the Issuer's right to credit against any such redemption Notes acquired by it otherwise than through such redemption. Such redemptions are calculated to retire approximately 75% of the principal amount of the Notes prior to maturity. Upon the occurrence of a Change of Control (as defined), each holder of Notes may require the Issuer to repurchase all or a portion of such holder's Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See "Description of the Notes." The Issuer is a wholly-owned indirect subsidiary of Parent. The Notes will be unconditionally guaranteed as to the payment of principal, interest and any other amounts due thereon (the "Note Guarantee") by Parent.
                                                        (Continued on next page)

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
     OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

(Continued from previous page)

    The Notes and the Note Guarantee will be unsecured senior indebtedness of the Issuer and Parent, respectively, will rank pari passu in right of payment with all existing and future unsecured indebtedness of the Issuer and Parent, respectively, other than Subordinated Obligations (as defined) and will be senior in right of payment to all existing and future Subordinated Obligations, except that the lenders under the Credit Facility (as defined) will have certain rights under the Indenture (as defined) to prohibit payments on the Notes and the Note Guarantee under certain circumstances and may not have similar rights with respect to other indebtedness of the Issuer or Parent. The Notes and the Note Guarantee will be effectively subordinated to any secured indebtedness of the Issuer and Parent, respectively, to the extent of the value of the assets securing such indebtedness and to all liabilities of their direct and indirect subsidiaries (other than, in the case of Parent, the Issuer). The Issuer and Parent are holding companies that conduct all of their business through subsidiaries. As of December 31, 1997, after giving pro forma effect to the Transactions (as defined), Parent's subsidiaries (other than the Issuer) would have had approximately $390.4 million of liabilities outstanding (including $280.0 million of indebtedness), and the Issuer would have had approximately $430.0 million of liabilities consisting of the Notes and the Issuer's guarantee of indebtedness under the Credit Facility. The Notes and the Note Guarantee will be subject to limited payment blockage provisions exercisable by the lenders under the Credit Facility in the event of certain defaults under the Credit Facility. See "Description of the Notes."

    Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    The Issuer will not receive any proceeds from the Exchange Offer. The Issuer has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

    Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Issuer will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

    There has not previously been any public market for the Old Notes or the Exchange Notes. The Issuer does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE Issuer OR THE GUARANTOR. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

    UNTIL            , 1998 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER),
ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "BOOK-ENTRY; DELIVERY AND FORM," THE ISSUER EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY A GLOBAL NOTE (AS DEFINED), WHICH WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF THE GLOBAL NOTE, NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "BOOK-ENTRY; DELIVERY AND FORM."

    THE CONTENTS OF THIS PROSPECTUS ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS AND TAX ADVICE. NEITHER THE ISSUER OR THE GUARANTOR IS MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

                             AVAILABLE INFORMATION

     The Issuer and the Guarantor have filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Issuer, the Guarantor and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. In addition, the Guarantor files periodic reporting and other information requirements of the Exchange Act. The Exchange Offer Registration Statement, including the exhibits thereto, and periodic reports and other information filed by the Issuer and the Guarantor with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.com.

     Notwithstanding that the Guarantor may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Guarantor shall file with the SEC and provide the Trustee and Securityholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. Guarantor also shall comply with the other provisions of Trust Indenture Act of 1939 sec. 314(a).

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Graham M. Leathes, Company Secretary of Octel Corp., telephone:
011-44-151-356-6192 or 0151-356-6192. Mr. Leathes may be contacted via mail at:
Octel Corp., P.O. Box 17, Oil Sites Road, Ellesmere Port, South Wirral L65 4HF United Kingdom. In order to ensure timely delivery of the documents, any request
should be made by           , 1998 (ten business days prior to the Expiration
Date).

     The Issuer, a company organized under the laws of England and Wales, has its principal executive offices located at P.O. Box 17, Oil Sites Road, Ellesmere Port, South Wirral, L65 4HF; its telephone number is 0151-356-6192.
                            ------------------------

                    NOTICE FOR NEW HAMPSHIRE RESIDENTS ONLY

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE

FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

                      ENFORCEABILITY OF CIVIL LIABILITIES

     The Issuer is incorporated under the laws of England and Wales, most of its directors and executive officers are residents of England and a significant portion of the assets of the Issuer and such persons are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon the Issuer or its directors and officers under the Federal securities laws of the United States or the securities or blue sky laws of any state within the United States. In addition, investors should not assume that the courts of England (i) would enforce judgments of U.S. courts obtained in actions against the Issuer or such persons predicated upon the civil liability provisions of the U.S. Federal securities laws or the securities or blue sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against the Issuer or such persons predicated upon the U.S. Federal securities laws or any such state securities or blue sky laws.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Offering Circular. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Prospectus, which should be read in its entirety. Unless the context otherwise requires, (i) references in this Prospectus to the Issuer are to Octel Developments PLC, a company formed under the laws of England and Wales and the issuer of the Notes offered hereby, (ii) references in this Prospectus to Parent or Guarantor are to Octel Corp., a Delaware corporation, (iii) references in this Prospectus to the Company are to Parent and each of its subsidiaries (including the Issuer) and (iv) references in this Prospectus to the Company prior to the Distribution are to the Company's businesses (the "Octel Businesses") operated as part of the Petroleum Additives Business Unit of Great Lakes Chemical Corporation, a Delaware corporation.

                                  THE COMPANY

     The Company is an international chemical company specializing in the manufacture, distribution and marketing of fuel additives. The Company is comprised of three primary operating businesses: Lead Alkyls, Petroleum Specialties and Performance Chemicals. The Lead Alkyls business, which accounted for 82% of the Company's 1997 sales, is the world's leading producer of tetraethyl lead antiknock compounds, or "TEL," that are used by oil refineries worldwide to boost the octane levels in gasoline, allowing fuel to burn more efficiently and preventing engine knock during the combustion cycle. The Company manufactures approximately 80% of TEL used worldwide. The Petroleum Specialties business, which accounted for 12% of the Company's 1997 sales, supplies a broad range of petroleum additives, including combustion improvers, fuel detergents and functional performance products (such as corrosion inhibitors and conductivity improvers). The Performance Chemicals business, which accounted for 6% of the Company's 1997 sales, manufactures and distributes a range of chemicals including sodium, chlor-alkali and Octaquest(R), a biodegradable chelating agent supplied to Procter & Gamble, which is used in several European laundry products. In 1997, the Company had net sales of $539.1 million and pro forma EBITDA of $240.8 million.

INDUSTRY OVERVIEW

     Worldwide use of TEL has declined since 1973 following the enactment of the U.S. Clean Air Act in 1970 and increasing health and environmental concerns and political pressures to increase the usage of unleaded gasoline and reduce the lead content of leaded fuels. While usage of TEL is expected to continue to decline, the Company believes there are a number of factors which may prolong the use of leaded gasoline, and therefore the market for TEL. First, it is costly for refineries to switch their gasoline production process to unleaded gasoline. Studies undertaken by the World Bank and others estimate that upgrading an average refinery to nonleaded gasoline production would require approximately $100 million in capital expenditures, which equals approximately $.03-.08 per gallon. Because upgrading some refineries may not be economically justifiable, these refineries may decide to continue operating until reduced demand for leaded gasoline forces their closure. Second, there are significant costs and delays in converting automobiles and gasoline stations to accommodate the increased use of unleaded fuels.

     The Company believes these factors may slow the rate of decline in the consumption of leaded gasoline, especially in the Middle East, Southeast Asia and Africa where the proportion of unleaded gasoline to leaded gasoline is very low and where TEL phaseout legislation has not generally been introduced. Moreover, even in Western Europe, where legislation mandating a leaded gasoline phaseout by year 2000 exists, extensions have been applied for by Italy, Greece, Spain and Portugal.

BUSINESS STRATEGY

     The Company's corporate objective is to optimize the cash flows from sales of TEL to pay down debt and return value to its stockholders by (i) the repurchase of stock and/or the payment of cash dividends and (ii) the development of its Petroleum Specialties and Performance Chemicals businesses. To achieve its corporate objective, the Company's strategy is to: (i) manage profitably the decline of the TEL market through the implementation of cost control initiatives and the provision of additional technical and environmental support for customers; (ii) expand the Petroleum Specialties and Performance Chemical businesses through the development of core competencies, product innovation and enhanced focus on satisfying customers and market needs; (iii) efficiently manage its operations and manufacturing sites consistent with the decline of TEL demand and the growth of specialty and performance products, and
(iv) seek, where feasible, synergistic opportunities through joint ventures, alliances, collaborative arrangements or acquisitions.

     Since January 1, 1996, the Company has assembled an experienced senior management team (see "Management--Executive Officers") which has effectively implemented a number of cost-reduction measures focused on maintaining profit margins of TEL, including (i) a 29% reduction of the work force in the U.K., resulting in estimated annual labor savings of $25 million, (ii) the closure of two foreign manufacturing facilities and (iii) an improved safety record evidenced by a 40% reduction in lost time accidents. The Company has established an integrated Supply Chain Department to improve customer service, to utilize its purchasing power to improve terms and conditions from suppliers and to improve quality and inventory control.

     The Company has its administrative headquarters and principal manufacturing site in Ellesmere Port (Cheshire, U.K.) with subsidiaries in Europe, Africa and North America. The Company employed 1,419 employees worldwide as of December 31, 1997. The Issuer is a recently formed, indirect, wholly owned subsidiary of Parent. The principal executive offices of the Issuer are located in the United Kingdom at Oil Sites Road, Ellsmere Port, South Wirral L65 4HF, and its telephone number is 011-44-151-355-3611. The Issuer does not conduct any operations except through its subsidiaries.

                                THE TRANSACTIONS

THE DISTRIBUTION

     On April 24, 1998, Great Lakes Chemical Corporation ("Great Lakes") and the Company entered into a Transfer and Distribution Agreement (the "Distribution Agreement"). Pursuant to the terms of the Distribution Agreement, all the shares of the common stock of Parent were issued to the shareholders of Great Lakes, thereby creating an independent public company. The Issuer is an indirect wholly owned subsidiary of Parent.

THE FINANCINGS

     On April 27, 1998, certain subsidiaries of Parent entered into a $300.0 million senior credit facility, consisting of a secured revolving credit facility of $20.0 million (the "Revolving Facility") and a secured term loan facility of $280.0 million (the "Term Facility" and, together with the Revolving Facility, the "Credit Facility"). Proceeds from the Credit Facility and the Old Notes (collectively, the "Financings"), together with available cash, were used to make the Special Payments (as defined) to Great Lakes and to pay approximately $16.0 million of expenses incurred by the Company in connection with the Distribution and the Financings (together with the Distribution and the Special Payments, the "Transactions"). The $20.0 million Revolving Facility will be available to the Company for working capital and general corporate purposes.

     Prior to the date of the Distribution (the "Distribution Date"), the Company used the proceeds of the Financings, together with approximately $53.7 million of available cash at December 31, 1997 and cash generated by Parent between January 1, 1998 and the Distribution Date, to make a

$467.7 million payment to Great Lakes, consisting of $116.8 million for the repayment of a loan used to purchase the 10.65% interest in subsidiaries of the Company held by Chevron Chemical Company ("Chevron") and $350.9 million as a special dividend (the "Special Dividend" and, collectively, the "Special Payments"). In addition, the Company used a portion of the proceeds of the Financings to pay certain fees and expenses associated with the Transactions.

     The proceeds from the sale of the Old Notes, together with proceeds from the Credit Facility and available cash, were used as follows:

                                                                  AMOUNT
                                                               -------------
                                                               (IN MILLIONS)
SOURCES OF FUNDS
  Credit Facility(1)........................................      $280.0
  Old Notes.................................................       150.0
  Cash(2)...................................................        53.7
                                                                  ------
     Total sources of funds.................................      $483.7
                                                                  ======
USES OF FUNDS
  Repay indebtedness(3).....................................      $116.8
  Special Dividend..........................................       350.9
  Fees and expenses(4)......................................        16.0
                                                                  ------
     Total uses of funds....................................      $483.7
                                                                  ======

---------------

(1) The Credit Facility provides for up to $300.0 million of borrowings, consisting of a Term Facility of $280.0 million and a Revolving Facility of $20.0 million that will be available to the Company for working capital and general corporate purposes.

(2) Management estimates that between January 1, 1998 and the Distribution Date, the Company will have generated approximately $50.0 million in cash, $24.0 million of which, together with $29.7 million of available cash as of December 31, 1997, will be utilized to partially fund the Special Dividend. The remaining $26.0 million of cash will be available to the Company.

(3) Approximately $116.8 million will be used for the repayment to Great Lakes of a loan used to acquire Chevron's 10.65% interest in subsidiaries of Parent.

(4) Includes $12.0 million of estimated transaction fees associated with the Distribution and the Financings and $4.0 million of associated costs for certain interest rate swaps related to the Financings.

                              RECENT DEVELOPMENTS

     Management expects TEL sales volumes to decrease for the full year 1998, and TEL sales volumes in the first quarter of 1998 declined approximately 7.0% from the first quarter of 1997. Operating income for the first quarter of 1998 was $41.0 million, which was comparable to the $41.5 million of the first quarter of 1997 due to a higher percentage of retail TEL sales versus wholesale TEL sales in the first quarter of 1998. Retail selling prices in the first quarter of 1998 declined slightly as compared to the first quarter of 1997.

                              THE INITIAL OFFERING

Old Notes.....................   The Old Notes were sold by the Issuer on May 5,
                                 1998 to the Initial Purchasers pursuant to a purchase agreement by and among the Initial
                                 Purchasers, the Issuer and the Guarantor dated
                                 April 30, 1998 (the "Purchase Agreement"). The
                                 Initial Purchasers subsequently resold the Old
                                 Notes to (i) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) qualified buyers outside the United
                                 States in reliance upon Regulation S under the Securities Act.

Registration Rights
Agreement.....................   Pursuant to the Purchase Agreement, the Issuer,
                                 the Guarantor and the Initial Purchasers entered into an Exchange Registration Rights
                                 Agreement dated as of April 30, 1998 (the
                                 "Registration Rights Agreement"), which grants the holder of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange
                                 Offer. Upon consummation of the Exchange Offer, the Issuer and the Guarantor will have no further obligation under the Registration
                                 Rights Agreement to register Old Notes except in limited circumstances in which the Issuer has agreed to file a Shelf Registration
                                 Statement.

                                 THE EXCHANGE OFFER

Securities Offered............   $150,000,000 aggregate principal amount of 10%
                                 Senior Notes due 2006, of the Issuer (the
                                 "Exchange Notes").

The Exchange Offer............   $1,000 principal amount of Exchange Notes in
                                 exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $150,000,000 aggregate principal amount of Old Notes are outstanding. The Issuer will issue the Exchange
                                 Notes to holders on or promptly after the Expiration Date.

                                 Based on an interpretation by the staff of the Commission set forth in no action letters issued to third parties, the Issuer believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                                 Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                                 Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuer.

Expiration Date...............   5:00 p.m., New York City time, on
                                                , 1998 unless the Exchange Offer
                                 is extended, in which case the term "Expiration
                                 Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
Exchange Notes and the
Old Notes.....................   Each Exchange Note will bear interest from its
                                 issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange
Offer.........................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Issuer. See "The Exchange
                                 Offer--Conditions."

Procedures for Tendering
Old Notes.....................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof (or, in the case of a book-entry transfer, delivering an Agent's
                                 Message (as defined) in lieu thereof) in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile (or, in the case of a book-entry transfer, deliver an Agent's Message (as defined) in lieu thereof) (or, in the case of a book-entry transfer, delivering an Agent's
                                 Message in lieu thereof), together with the Old
                                 Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal (or, in the case of a book-entry transfer, delivering an Agent's Message (as defined) in lieu thereof) each holder will represent to the Issuer that, among other things, the

                                 Exchange Notes acquired pursuant to the
                                 Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer. See "The Exchange Offer-- Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Old Notes..........   Following the consummation of the Exchange
                                 Offer, holders of Old Notes eligible to
                                 participate but who do not tender their Old
                                 Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer.
                                 Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure
to Exchange...................   The Old Notes that are not exchanged pursuant
                                 to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Issuer, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities
                                 Act, or (iv) pursuant to an effective
                                 registration statement under the Securities
                                 Act. See "The Exchange Offer--Consequences of
                                 Failure to Exchange."

Shelf Registration
Statement.....................   If (i) the Exchange Offer is prohibited by
                                 applicable law (ii) or any holder of the Old
                                 Notes (other than any such holder which is an "affiliate" of the Issuer or the Guarantor within the meaning of Rule 405 under the Securities Act) notifies the Issuer that (A) it is prohibited by law or policy from participating in the Exchange Offer, (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer
                                 Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and holds Notes acquired directly from the Issuer or an affiliate of the Issuer, the Issuer has agreed to register the Old Notes on a shelf registration statement (the "Shelf
                                 Registration Statement"). If the Issuer fails to satisfy these registration obligations, it will be required to pay liquidated damages
                                 ("Liquidated Damages") to holders of Notes under certain circumstances.

Special Procedures for
Beneficial Owners.............   Any beneficial owner whose Old Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal (or in the case of a book-entry transfer, delivering an Agent's Message in lieu thereof) and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Issuer will keep the Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

Guaranteed Delivery
Procedures....................   Holders of Old Notes who wish to tender their
                                 Old Notes and whose Old Notes are not
                                 immediately available or who cannot deliver their Old Notes, the Letter of Transmittal (or, in the case of a book-entry transfer, delivering an Agent's Message in lieu thereof) or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                 Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date.

Acceptance of Old Notes and
Delivery of Exchange Notes....   The Issuer will accept for exchange any and all
                                 Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. The Exchange
                                 Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Use of Proceeds...............   There will be no cash proceeds to the Company
                                 from the exchange pursuant to the Exchange
                                 Offer.

Exchange Agent................   IBJ Schroder Bank and Trust Company

                                 EXCHANGE NOTES

General.......................   The form and terms of the Exchange Notes are
                                 the same as the form and terms of the Old Notes
                                 (which they replace) except that the Exchange
                                 Notes have been registered under the Securities
                                 Act and, therefore, will not bear legends restricting the transfer thereof, and the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights
                                 Agreement, including the provisions providing for Liquidated Damages on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See
                                 "The Exchange Offer--Purpose and Effect of the
                                 Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange

                                 Notes." The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes."

Issuer........................   Octel Developments PLC.

Parent Guarantee..............   Octel Corp., the parent of the Issuer, will
                                 fully and unconditionally guarantee the payment of principal and interest on the Notes.

Securities Offered............   $150,000,000 aggregate principal amount of 10%
                                 Senior Notes due 2006.

Maturity Date.................   May 1, 2006.

Interest Payment Dates........   May 1 and November 1 of each year, commencing
                                 November 1, 1998.

Optional Redemption...........   Prior to May 1, 2002, the Notes will be
                                 redeemable, in whole or in part, at the option of the Issuer on any date, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of (A) the redemption price of such Notes at May 1, 2002 and (B) the remaining scheduled payments of principal and interest thereon to May 1, 2002 (exclusive of interest accrued to such redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date. From and after May 1, 2002 the Notes will be subject to redemption at the option of the Issuer in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and additional interest, if any, to the date of redemption.
                                 See "Description of the Exchange
                                 Notes--Optional Redemption."

Mandatory Redemption..........   The Issuer is required to redeem $37.5 million
                                 principal aggregate amount of Notes on each of May 1, 2003; May 1, 2004; and May 1, 2005; in each case at a redemption price equal to 100% of the principal amount thereof, plus accrued interest and additional interest, if any, to the date of redemption, subject to the Issuer's right to credit against any such redemption
                                 Notes acquired by it otherwise than through such redemption. See "Description of the Exchange Notes--Mandatory Redemption."

Additional Amounts;
Tax Redemption................   Payments made by the Issuer or Parent on or
                                 with respect to the Notes or the Note Guarantee will be made without withholding or deduction for taxes imposed by any Tax Authority (as defined) unless required by law. If withholding is required by law, the Issuer or Parent, as the case may be, will pay, subject to certain exceptions, Additional Amounts (as defined) as may be necessary so that net payments will be no less than the amounts provided for in the Notes. In the event that (i) the Issuer or Parent has become or will become obligated to pay any Additional Amounts as a result of (A) a change to current law or the interpretation or administration thereof or
                                 (B) in certain circumstances, the issuance of Definitive Notes (as defined) and (ii) the
                                 Issuer or Parent, as the case may be, is unable to avoid such obligation to pay Additional
                                 Amounts by taking reasonable measures available to it, then the Issuer may redeem all, but not less than all, of the Notes at any time at the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the redemption date and all Additional Amounts, if any. See "Description of the Exchange Notes--
                                 Withholding Taxes" and "--Redemption for
                                 Taxation Reasons."

Change of Control.............   Upon the occurrence of a Change of Control,
                                 each Holder of Notes may require the Issuer to repurchase all or a portion of such Holder's
                                 Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase. See "Description of the Exchange
                                 Notes--Certain Covenants--Repurchase of Notes
                                 Upon a Change of Control."

Ranking.......................   The Exchange Notes and the Note Guarantee will
                                 be unsecured senior indebtedness of the Issuer and Parent, respectively, will rank pari passu in right of payment with all existing and future unsecured indebtedness of the Issuer and Parent, respectively, other than Subordinated
                                 Obligations and will be senior in right of payment to all existing and future Subordinated
                                 Obligations, except that the lenders under the Credit Facility will have certain rights under the Indenture to prohibit payments on the Exchange Notes and the Note Guarantee under certain circumstances and may not have similar rights with respect to other indebtedness of the Issuer or Parent. The Exchange Notes and the Note Guarantee will be effectively subordinated to any secured indebtedness of the Issuer and the Parent, respectively, to the extent of the value of the assets securing such indebtedness and to all liabilities of their direct and indirect subsidiaries (other than, in the case of Parent, the Issuer). The Issuer and Parent are holding companies that conduct all of their business through subsidiaries. As of December 31, 1997, after giving pro forma effect to the Transactions, Parent's subsidiaries (other than the Issuer) would have had approximately $390.4 million of liabilities outstanding (including $280.0 million of indebtedness), and the Issuer would have had approximately $430.0 million of liabilities consisting of the Notes and the Issuer's guarantee of indebtedness under the Credit
                                 Facility. The Exchange Notes and the Note
                                 Guarantee are subject to limited payment blockage provisions exercisable by the lenders under the Credit Facility in the event of certain defaults under the Credit Facility. See
                                 "Description of the Exchange Notes."

Restrictive Covenants.........   The indenture governing the Notes (the
                                 "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional indebtedness and issue capital stock of a Restricted Subsidiary, pay dividends or distributions or make investments or make certain transactions with affiliates, dispose of certain assets, incur liens and engage in mergers and consolidations.
                                 See "Description of the Exchange Notes."

Use of Proceeds...............   The Company used the proceeds of the Initial
                                 Offering, together with the proceeds of the Credit Facility and available cash to make the Special Payments. See "The Transactions." There will be no proceeds to the Company or the Issuer from the exchange made pursuant to the Exchange Offer.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered before tendering Old Notes in exchange for Exchange Notes. These risk factors are generally applicable to the Old Notes as well as the Exchange Notes.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth summary historical statement of income data and balance sheet data and corresponding pro forma data for the Company. The historical financial data for the three years ended December 31, 1997 are derived from the audited Combined Financial Statements of the Company included elsewhere in this Prospectus. This historical financial data relate to the Octel Businesses as they were operated as part of the Petroleum Additives Business Unit of Great Lakes and have been adjusted for those parts of the Petroleum Additives Business Unit which are to remain under Great Lakes' ownership and management after the Distribution.

     The pro forma financial data were derived from the "Pro Forma Financial Statements" that give pro forma effect to the Transactions. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma statement of income data for the year ended December 31, 1997 give effect to the Transactions as if they had occurred as of January 1, 1997. The pro forma balance sheet data give effect to the Transactions as if they had occurred as of December 31, 1997. The pro forma financial data do not purport to represent what the financial position or results of operations of the Company would actually have been had the Transactions in fact occurred on the assumed dates or to project the financial position or results of operations of the Company for any future period or date. These tables should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements of the Company included elsewhere herein.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

                                                                   YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------------------------
                                               PRO FORMA                         HISTORICAL
                                              -----------    ---------------------------------------------------
                                                 1997         1997      1996      1995      1994        1993
                                              -----------    ------    ------    ------    ------    -----------
                                              (UNAUDITED)                                            (UNAUDITED)
                                                      (IN MILLIONS, EXCEPT RATIOS AND STATISTICAL DATA)
INCOME STATEMENT DATA:
Net sales..................................     $539.1       $539.1    $597.4    $628.3    $603.1      $569.9
Cost of goods sold.........................      274.4        274.4     298.8     307.0     296.0       260.5
                                                ------       ------    ------    ------    ------      ------
Gross profit...............................      264.7        264.7     298.6     321.3     307.1       309.4
Selling, general and administrative........       41.6         38.6      40.2      42.1      37.5        38.1
Research and development...................        3.8          3.8       5.6       5.6       6.7         9.6
Amortization of intangible assets..........       37.2         27.6      26.7      19.0      16.7        15.0
                                                ------       ------    ------    ------    ------      ------
Operating income...........................      182.1        194.7     226.1     254.6     246.2       246.7
Interest expense(1)........................       34.8          2.2       1.6      10.3      12.5        17.4
Other expenses.............................        5.6          5.6       7.5       4.4      (1.4)        3.4
Interest income............................       (0.1)        (3.9)     (3.5)     (5.1)     (4.2)       (5.8)
Other income...............................       (7.9)        (7.9)     (1.2)     (4.1)     (7.9)       (3.3)
                                                ------       ------    ------    ------    ------      ------
Income before income taxes and minority
  interest.................................      149.7        198.7     221.7     249.1     247.2       235.0
Minority interest..........................         --         24.3      29.6      32.3      32.4        31.1
                                                ------       ------    ------    ------    ------      ------
Income before income taxes.................      149.7        174.4     192.1     216.8     214.8       203.9
Income taxes...............................       48.9         56.7      63.8      71.7      72.4        40.0
                                                ------       ------    ------    ------    ------      ------
Net income.................................     $100.8       $117.7    $128.3    $145.1    $142.4      $163.9
                                                ======       ======    ======    ======    ======      ======
BALANCE SHEET DATA (AT END OF PERIOD):
Total working capital......................     $206.2       $179.9    $216.1    $175.8    $190.8      $154.5
Property, plant and equipment, net.........      106.0        106.0     113.4     107.3      84.0        67.1
Total assets...............................      819.2        832.9     841.0     798.4     732.6       643.3
Total debt(1)..............................      430.0           --        --        --        --          --
Total liabilities..........................      540.4        180.1     256.4     267.6     244.2       226.7
Total equity...............................      278.8        652.8     584.6     530.8     488.4       416.6
STATEMENT OF CASH FLOW DATA:
EBITDA(2)..................................     $240.8       $243.8    $262.7    $287.0    $285.1      $272.5
Depreciation...............................       19.2         19.2      16.2      13.7      12.9        10.8
Net cash provided by operating
  activities...............................         --        167.5     127.8     175.8     161.9       180.4
Capital expenditures.......................         --         17.8      20.6      31.5      22.6        11.7
Business combinations net of cash
  acquired.................................         --        130.8(3)   17.0      18.8      66.7        20.8
Other investing activities.................         --         (1.6)     14.9      31.1      (2.1)       13.3
                                                ------       ------    ------    ------    ------      ------
Net cash used in investing activities......         --        147.0      52.5      81.4      87.2        45.8
Net cash paid to Great Lakes...............         --         31.4     103.0     104.6      83.0       140.9
SELECTED RATIOS:
Pro forma EBITDA to interest expense.......        6.9x          --        --        --        --          --
Pro forma total debt to EBITDA.............        1.8x          --        --        --        --          --
Ratio of earnings to fixed charges(4)......        5.1x        68.1x    102.1x     21.5x     17.9x       12.6x

---------------

(1) Historical interest expense includes interest on intercompany indebtedness between the Company and Great Lakes. Historical intercompany indebtedness between the Company and Great Lakes is included in historical total equity.

(2) EBITDA represents income before income taxes and minority interest plus depreciation, amortization of intangible assets and interest expense, less interest income. EBITDA is not a substitute for operating income, net earnings and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to service and/or incur indebtedness. EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital replacement, debt service and other commitments.

(3) Includes $116.8 million for the purchase of Chevron's 10.65% interest in subsidiaries of Parent. See "The Transactions."

(4) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents net income before income taxes plus fixed charges, less capitalized interest. "Fixed charges" consists of interest expense, including amortization of debt discount and financing costs, capitalized interest and the portion of rental expense which the Company believes is representative of the interest component of rental expense.

                                  RISK FACTORS

     Holders of Old Notes should consider carefully the following factors as well as the other information and data included in this Offering Circular prior to tendering Old Notes in exchange for Exchange Notes. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

CONTRACTING DEMAND FOR TEL PRODUCTS

     In 1997, approximately 82% of the Company's revenues were derived from the sale of TEL antiknock compounds, a specialized commodity utilized primarily as an octane enhancer for automobile gasoline. The Company's Lead Alkyls business operates in a gasoline market characterized by contracting demand for TEL products. The market for TEL products is contracting primarily as a result of health and environmental concerns and political pressures to increase the usage of unleaded gasoline and reduce the lead content of leaded fuels. Global demand for TEL has decreased and is expected to continue to decrease as a result of various regulatory initiatives around the world to phase out the use of gasoline containing TEL ("leaded gasoline"). From 1990 to 1997, total annual sales volume in the global TEL market decreased from approximately 230,000 metric tons to approximately 100,000 metric tons as many industrialized countries either banned TEL or limited allowable TEL levels in gasoline in response to concerns over health-related issues surrounding TEL. Demand for TEL has also been depressed by the incompatibility of leaded gasoline and catalytic converters, which have been increasingly used to minimize automobile exhaust emissions. The Company believes that the rate of TEL volume decline over the next four to five years will be between 10% and 15% per year; however, there can be no assurance that such rate of decline will not be more than the Company's current estimates. The United States began phasing out the use of TEL in the early 1970s and the use of leaded gasoline in the United States is now restricted to piston-engined aircraft and certain other vehicles. Similarly, other industrialized countries, including, among others, Germany, Switzerland, South Korea, Sweden and New Zealand, have banned the use of leaded gasoline. In addition, some other countries have limited the level of TEL in gasoline and are considering initiatives to phase out the use of leaded gasoline completely.

     As a result of contracting world demand for TEL, the Company's primary product, the Company intends to develop new sources of revenue and growth through the internal development of new products or through acquisitions, joint ventures or other collaborative arrangements. The Company does not believe that the revenues from sales of new products will fully offset the decline in TEL sales and earnings in the foreseeable future. There can be no assurance that the Company will be successful in developing and marketing new products that achieve market acceptance or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of such new products. Further, there can be no assurance that the Company's competitors will not succeed in developing or marketing products that are more effective or commercially attractive than any that are being developed by the Company or that such competitors will not succeed in obtaining any required regulatory approvals for introducing or commercializing any such products before the Company is able to do so. Additionally, there can be no assurance that the Company will be able to identify and successfully consummate any acquisitions, joint ventures or collaborative arrangements or that revenues, if any, from such acquisitions, joint ventures or other collaborative arrangements would offset the decline in TEL sales and earnings in the foreseeable future.

COMPETITION

     The Company's Lead Alkyls business operates in a contracting market. See "--Contracting Demand for TEL Products." The Company competes in the sale of TEL primarily with Alcor Chemie Vertriebs AG ("Alcor"), Ethyl Corporation ("Ethyl") and Syntez. See "Business--Lead Alkyls Business--Competition." In recent years, competition has intensified as the demand for TEL has declined, price increases have slowed and existing competitors have aggressively engaged in price competition. Although the Company currently has a worldwide TEL market share of approximately 60% with respect to retail TEL sales, there can be no assurance that it will be able to maintain such market share or its current level of gross margins and profitability as the market for TEL products continues to contract and/or its competitors continue to compete aggressively based on price. In addition to the above retail sales, the Company supplies Ethyl with substantial quantities of TEL under two long-term wholesale agreements, which also limit the Company's ability to improve gross margins. See "Business--Lead Alkyls Business--Ethyl Agreements."

     The Company's Petroleum Specialties and Performance Chemicals businesses operate in highly competitive markets, with many competitors which are larger than the Company in terms of resources and market share. The Company's ability to compete effectively in those markets in the future will depend upon, among other things, its ability to continue to finance research and development of new products and technologies and its ability to improve existing products and technologies. See "Business."

SUBSTANTIAL LEVERAGE AND RESTRICTIVE COVENANTS

     As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had $430.0 million principal amount of long-term indebtedness and total common stockholders' equity of $278.8 million. See "Capitalization." The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company will have significant cash interest expense and principal repayment obligations with respect to outstanding indebtedness, including the Credit Facility and the Notes, with the result that a substantial portion of the Company's cash flow from operations will be required to meet these obligations, thereby reducing funds available to the Company for other purposes, (ii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or other purposes could be adversely affected and
(iii) the Company's substantial degree of leverage could hinder its flexibility in planning for or reacting to changes in market conditions. In addition, pursuant to the terms of the Credit Facility and the Indenture, the ability of the Company to sell assets will be restricted. See "Description of Credit Facility" and "Description of the Exchange Notes."

     The U.K. has enacted legislation (contained within the 1996 Finance Act) altering the rules concerning the deductibility of interest for corporate tax purposes. Under this new legislation the U.K. tax authorities may disallow the deductibility of interest for tax purposes with respect to any loan that is found not to have been entered into for a business purpose. The Company believes that the Financings are being entered into for a valid business purpose. Moreover, the Company has received advice from its tax advisers that the U.K. tax authorities are unlikely to seek to apply this legislation to the Financings. However, limited experience and precedent are available to determine how such legislation might impact on the deductibility of interest incurred in connection with the Financings. If the legislation was found to limit the deductibility of interest incurred in connection with the Financings, it could have an adverse effect on the Company's cash flow and its ability to pay its debts.

     The Credit Facility requires the Company to, among other things, achieve and maintain certain financial ratios. In addition, the Credit Facility contains financial and operating covenants, including restrictions on the ability of the Company to incur indebtedness, merge, consolidate or transfer all or substantially all of its assets, to make certain sales of assets, to create, incur or permit the existence of certain liens and to pay dividends. The failure to maintain the required ratios or to comply with the covenants would result in a default under the Credit Facility and permit the lenders under the Credit Facility to accelerate the maturity of the indebtedness governed by such instrument. See "Description of Credit Facility." The Indenture also contains restrictive covenants. See "Description of the Exchange Notes."

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION; PAYMENT BLOCKAGE RIGHTS

     The Issuer and Parent are holding companies that conduct all of their business through their direct and indirect subsidiaries. Therefore, the Issuer's and Parent's cash flow and ability to service their debts are dependent upon the earnings of their respective subsidiaries and such subsidiaries' ability to distribute funds to the Issuer and Parent, respectively, in the form of payment of debt service, declaration of dividends or otherwise, or the ability of the Issuer or Parent to otherwise obtain cash from their equity interests in these subsidiaries. Their subsidiaries (other than the Issuer itself) have no obligation, contingent or otherwise, to pay amounts due pursuant to the Exchange Notes or the Note Guarantee or to make funds available therefor, whether in the form of loans, dividends or otherwise. The ability of these subsidiaries to make payments to the Issuer and Parent will be subject to, among other things, the availability of funds and the terms of such subsidiaries' indebtedness, including the terms of the Credit Facility. The Credit Facility prohibits the payment of dividends, the making of any distribution or other transfer of monies to the Issuer or Parent other than, among other things, payments made in connection with the Distribution and the payment of amounts required by the Issuer to meet payments of interest and other amounts (but not principal) due under the Exchange Notes so long as no payment blockage is then in effect. See "Description of the Credit Facility." Applicable corporate laws also limit the amount of dividends payable by these subsidiaries. Accordingly, there can be no assurance that the Issuer or Parent will receive timely payments from their subsidiaries, if at all, or other cash benefits from their equity interests in their subsidiaries, in order to make payments on their indebtedness, including the Exchange Notes and the Note Guarantee, or to otherwise satisfy their cash flow needs.

     The Exchange Notes and the Note Guarantee will be effectively subordinated to the claims of creditors and holders of preferred stock of the subsidiaries of the Issuer and Parent, respectively. Any right of the Issuer or Parent to participate in the assets of any of their subsidiaries upon liquidation or administration will be subject to the prior claims of the creditors of such subsidiaries, including the lenders under the Credit Facility and trade creditors. In addition, the ability of the Issuer's and Parent's creditors, including the holders of the Notes, to participate in distributions to the Issuer and Parent of assets of their subsidiaries will be limited to the extent that the outstanding shares of any of such subsidiaries are either pledged to secure creditors or are not owned by the Issuer or Parent. As of December 31, 1997, after giving pro forma effect to the Transactions, Parent's subsidiaries (other than the Issuer) would have had approximately $390.4 million of liabilities outstanding (including $280.0 million of indebtedness). The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by these subsidiaries.

     During the continuance of any default with respect to the Credit Facility pursuant to which the maturity thereof may be accelerated immediately without further notice, the Indenture will not permit the Issuer to pay the principal of, or premium, if any, or interest on, the Exchange Notes (except for payments made from the trusts described under "Description of the Exchange Notes--Defeasance") or to make any deposit with respect to legal defeasance or covenant defeasance and to purchase, redeem or (except for Notes credited against the Issuer's mandatory redemption requirement as described under "Description of the Exchange Notes--Mandatory Redemption") otherwise retire the Exchange Notes pursuant to a Change of Control, an Asset Sale or otherwise (collectively, "pay the Notes") for a period (a "Payment Blockage Period") commencing upon the receipt by the Issuer and the trustee under the Indenture (the "Trustee") of written notice (a "Payment Blockage Notice") of such default from the Representative under the Credit Facility specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (unless earlier terminated (i) by written notice to the Trustee and the Issuer from the Representative that submitted such Payment Blockage Notice or (ii) because such default is no longer continuing or (iii) because the Bank Indebtedness (as defined) has been paid in full in cash and any outstanding letters of credit, bonds and guarantees under the Credit Facility and any Hedging Obligations (as defined) incurred in connection with the Credit Facility have been fully cash collateralized). Notwithstanding the provisions described in the immediately preceding sentence provided that the

Notes have not become immediately due and repayable, the Issuer may cure any Event of Default in relation to the Notes and resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the Bank Indebtedness during such period. See "Description of the Exchange Notes--Payment Blockage."

ABSENCE OF GREAT LAKES FINANCIAL SUPPORT

     As a result of the Distribution, the Company is now responsible for obtaining its own financing and is experiencing a higher cost of capital than was historically available to the Company as a subsidiary of Great Lakes. In addition, the Company is no longer able to draw upon the resources, financial or otherwise, generally available to it prior to the Distribution as a subsidiary of Great Lakes. See "Description of Credit Facility."

ENVIRONMENTAL MATTERS AND PLANT CLOSURES

     The Company is subject to laws, regulations and legal requirements relating to the use, storage, handling, generation, transportation, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances and wastes in all of the countries in which it does business. The nature of the Company's existing and historical operations exposes it to the risk of liabilities or claims with respect to environmental matters, including on- and off-site releases and emissions of hazardous and non-hazardous substances and wastes. Such liabilities or claims include costs associated with environmental investigations and remediation activities, as well as plant closure and restoration projects, at closed manufacturing sites in France, Italy and Germany, and, ultimately, at the Company's existing manufacturing facility in Ellesmere Port, U.K. (the "Ellesmere Port Facility"). Such liabilities or claims also include capital and other costs associated with environmental compliance matters at the Ellesmere Port Facility.

     There can be no assurance that material costs will not be incurred in connection with such liabilities or claims. Changes in existing laws or regulations, or the discovery of additional environmental liabilities associated with the Company's existing or historical operations, could require the Company to incur material costs or could otherwise have a material adverse effect on the Company's business, results of operations, or financial condition. See "--Contracting Demand for TEL Products," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters and Plant Closures" and "Business--Health, Safety and Environmental Matters."

INTERNATIONAL OPERATIONS

     Approximately 94% of the Company's sales in 1997 were derived from operations outside the United States. A substantial portion of the Company's international sales is to developing nations in which the TEL market is expected to decline at a slower rate than in developed countries. See "Business--Lead Alkyls Business--Industry Overview." Sales outside of the United States, particularly sales to these developing nations, may be subject to various risks which are not present in the United States market, including political and economic instability, governmental embargos and foreign exchange risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Derivative and Other Financial Instruments" for a more detailed discussion of the Company's exposure to foreign currency fluctuations.

OPERATING HISTORY AND FUTURE PROSPECTS; TRANSITION TO AN INDEPENDENT PUBLIC COMPANY

     The Company does not have any operating history as an independent company. Accordingly, the financial statements included herein may not necessarily reflect the results of operations, financial condition and cash flows that would have been achieved had the Octel Businesses been operated independently during the periods presented. Such information has also been adjusted for the parts of

Great Lakes' Petroleum Additives Business Unit that will remain under Great Lakes ownership and management following the Distribution. The Company has historically provided substantially all of its own corporate services. However, as a result of the Distribution, the Company is now responsible for the additional costs associated with being an independent public company, including costs related to corporate governance, listed and registered securities and investor relations issues.

     The financial statements included herein do not reflect many changes that may occur in the operations of the Company as a result of the Company's future business strategies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business." The Company believes that these changes, when implemented, will make a positive contribution to the results of operations of the Company. However, there can be no assurance as to the timing or amount of any positive contribution which may be realized or that these changes might not result in material adverse consequences.

     The Company's future results of operations will depend upon a number of factors and events, including the following: (i) the levels of demand for the Company's existing products, the Company's ability to develop new products and to adapt existing products to new uses to offset declining TEL sales, the Company's ability to maintain acceptable margins on product sales and the Company's ability to control its costs and repay its indebtedness (see "--Contracting Market for TEL Products," "--Competition" and "--Substantial Leverage and Restrictive Covenants"); (ii) the substantial competition encountered by the Company in all of its lines of business (see "--Competition"); (iii) the effect of future regulatory changes; (iv) the Company's transition to an independent company and the costs associated therewith; and (v) possible changes in economic and political conditions affecting foreign sales (see "--International Operations"). The Company does not believe that sales attributable to newly developed products and other operational changes will be sufficient to offset the decline in TEL sales and earnings for the foreseeable future.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the abilities and continued efforts of its senior management to execute its business strategy. The loss of the services of any of such individuals could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Management--Executive Officers."

FTC INVESTIGATION

     In December 1997, the Company, Great Lakes and the United States Federal Trade Commission ("FTC") staff reached an agreement with respect to a consent decree governing sales of TEL by the Company to Ethyl for resale in the United States. The agreement was provisionally approved by the FTC on March 30, 1998, and received that approval on June 24, 1998. The Company has taken steps to comply with its provisions by negotiating and putting into effect a new long term supply contract with Ethyl governing the supply of TEL to Ethyl for resale in the U.S. market. It should be noted that the entire U.S. TEL market is relatively small (approximately 1,500 metric tons per annum) and only a small portion of the Company's sales to Ethyl are directed at the U.S. market. Neither the terms of the consent decree nor the execution of the new contract with Ethyl is expected to have a material adverse effect on the Company's business, results of operation or financial condition. See "Business--Legal Proceedings."

FRAUDULENT TRANSFER STATUTES; INSOLVENCY LAW

     Fraudulent conveyance, financial assistance and similar laws have been enacted for the protection of creditors in a number of jurisdictions. Under applicable provisions of federal bankruptcy law or comparable provisions of New York fraudulent transfer law, if, among other things, the Issuer or Parent, at the time it incurred the indebtedness evidenced by the Notes and the Note Guarantee, respectively, (i) (a) was or is insolvent or rendered insolvent by reason of such incurrence or (b) was or is engaged in a business or transactions for which the assets remaining with the Issuer or Parent, as applicable, constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur debts beyond its ability to pay such debts as they mature, and (ii) received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Notes and the Note Guarantee could be voided, or claims in respect of the Notes could be subordinated to all other debts of the Issuer and Parent, as the case may be. In addition, the payment of interest and principal with respect to the Notes could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Issuer or Parent, as the case may be.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, under U.S. law, a company would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, the Issuer and Parent believe that, after giving effect to the indebtedness incurred in connection with the Transactions, neither the Issuer nor Parent will be insolvent, will have unreasonably small capital for the business in which it is engaged or will incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Issuer's or Parent's conclusions in this regard.

     Although the Indenture is governed by New York law, such law (or the U.S. federal bankruptcy law) may not apply to fraudulent conveyance or other claims by creditors.

     The Issuer is organized under the laws of England and Wales and a substantial portion of the Company's operations are located in the U.K. Further, the Credit Facility is governed by English law. The procedural and substantive provisions of United Kingdom insolvency and administrative laws generally are more favorable to secured creditors than comparable provisions of United States law and afford debtors and unsecured creditors only limited protection from the rights of secured creditors. As a result, the ability of the holders of the Notes to protect their interests in the Issuer and Parent may be more limited than under U.S. laws. Under U.K. insolvency law, the liabilities of the Issuer and Parent in respect of the Notes and the Note Guarantee, respectively, will be paid in the event of a liquidation or similar proceeding after payment of all secured indebtedness of the Issuer and Parent (including the Issuer's and Parent's secured obligations as guarantors of indebtedness under the Credit Facility) and certain other creditors which are entitled to priority under U.K. law which may include (i) amounts owed to United Kingdom Inland Revenue, (ii) amounts owed to United Kingdom Customs and Excise, (iii) amounts owed in respect of U.K. social security contributions, (iv) amounts owed in respect of occupational pension schemes and (v) certain amounts owed to employees. Under U.K. insolvency law, the liquidator or administrator of a company may apply to the court to rescind a transaction entered into by such company at less than fair value, if such company was insolvent at the time of, or immediately after, the transaction and enters into a formal insolvency process within two years of the completion of the transaction. A transaction might be so challenged if it involved a gift by the company or the company received consideration of significantly less value than the benefit given by such company. A court generally will not intervene, however, if the company entered the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company. The Issuer and Parent believe that the Exchange Notes and the Note Guarantee will not be issued on terms which would amount to a transaction at less than fair value and further that such issues are undertaken in good faith for the purposes of carrying on the Issuer's and Parent's business. There can be no assurance, however, that the issuance of the Exchange Notes and the Note Guarantee will not be challenged by a liquidator or administrator of the Issuer or Parent, respectively.

LIMITATIONS ON CHANGE OF CONTROL

     Upon a Change of Control, the Issuer will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Exchange Notes tendered or that restrictions in the Credit Facility will allow the Issuer or Parent to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of the Exchange Notes--Repurchase at the Option of Holders."

ENFORCEABILITY OF JUDGMENTS

     Since substantially all of the operating assets of the Company (including the Issuer) are located outside the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, if any, interest, Additional Amounts, if any, Additional Interest, if any, redemption price and any purchase price with respect to the Exchange Notes, may not be collectible within the United States. See "Description of the Exchange Notes--Enforceability of Judgments."

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

     The Old Notes were issued to, and the Issuer believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. After consummation of the Exchange Offer, the market for Old Notes not tendered or exchanged (or tendered but not accepted for exchange) in the Exchange Offer will be even more limited than their existing market. The holders of Old Notes (other than any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Issuer is required to file a Shelf Registration Statement with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Issuer does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Issuer that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

     If a public trading market develops for the Exchange Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Issuer and the Guarantor, the Exchange Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

     Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Issuer of such Old Notes, a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof) and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Issuer is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Issuer's obligations under the Registration Rights Agreement. The Issuer will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Issuer will receive Old Notes in like principal amount, the form and terms of which are the same as the forms and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of Exchange Notes will not result in any increase or decrease in the indebtedness of the Issuer or the Company. As such, no effect has been given to the Exchange Offer in the pro forma combined financial data or capitalization tables.

     The net proceeds to the Issuer from the sale of the Old Notes in the Initial Offering (after deducting discounts and estimated fees and expenses) together with the Credit Facility and available cash were utilized to make a $467.7 million payment to Great Lakes, consisting of $116.8 million for the repayment of a loan used to repurchase the 10.65% interest in the subsidiaries of the Company held by Chevron Chemical Company and a $350.9 million special dividend. See "The Transactions" and "The Financings."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at December 31, 1997 on a historical basis and on a pro forma basis after giving effect to the Transactions. See "Pro Forma Financial Data."

                                                                   DECEMBER 31, 1997
                                                        ----------------------------------------
                                                                       PRO FORMA      PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS    (UNAUDITED)
                                                        ----------    -----------    -----------
                                                                     (IN MILLIONS)
Total debt:
Credit Facility(1)..................................      $   --        $ 280.0(2)     $280.0
Senior Notes........................................          --          150.0(2)      150.0
                                                          ------        -------        ------
Total debt..........................................          --          430.0(2)      430.0
Total equity........................................       652.8         (374.0)(3)     278.8
                                                          ------        -------        ------
Total capitalization................................      $652.8        $  56.0        $708.8
                                                          ======        =======        ======

---------------

(1) As of the Distribution Date, the Company estimates that $20.0 million will be available to the Company under the Revolving Facility. In addition, management estimates that between January 1, 1998, and the Distribution Date, the Company will have generated approximately $50.0 million of cash, $24.0 million of which will be utilized for partial payment of the Special Dividend, with the remaining $26.0 million available to the Company.

(2) Reflects an estimated $430.0 million of debt the Company expects to incur on or before the date of the Distribution. Approximately $116.8 million of the $430.0 million to be borrowed will be used for the repayment to Great Lakes of a loan used to acquire Chevron's 10.65% interest in subsidiaries of the Company. An additional $16.0 million is expected to be used to pay $12.0 million in transaction fees associated with the Distribution and the Financings and $4.0 million of associated costs for certain interest rate swaps related to the Financings. The balance of the borrowing, together with $29.7 million of available cash as of December 31, 1997, will be used to fund $326.9 million of the Special Dividend to Great Lakes. The remaining $24.0 million of the $350.9 million Special Dividend will be funded out of cash generated by the Company between January 1, 1998 and the Distribution Date.

(3) Reflects (i) payments to Great Lakes including $116.8 million for the repayment of a loan used to acquire Chevron's 10.65% interest in subsidiaries of Parent and $326.9 million to partially fund the Special Dividend and (ii) $69.7 million of income tax liabilities transferred by the Company to Great Lakes.

                            PRO FORMA FINANCIAL DATA

     The Company was formed by Great Lakes in connection with the Distribution and has no operating history as a separate, independent company. The historical financial statements of the Company reflect periods during which the Company did not operate as a separate, independent company, and certain assumptions were made in preparing such financial statements. Therefore, such historical financial statements may not reflect the results of operations or financial position that would have been achieved had the Company been a separate, independent company.

     The following unaudited pro forma combined financial statements (the "Pro Forma Financial Statements") are based on the historical financial statements of the Company for and as of the year ended December 31, 1997 included elsewhere in this Prospectus adjusted to give effect to the Transactions. The Pro Forma Statement of Income for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred as of January 1, 1997 and the Pro Forma Balance Sheet gives effect to the Transactions as if they had occurred as of December 31, 1997. The Transactions and the related adjustments are described in the accompanying notes. The Pro Forma Financial Statements are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Transactions in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of the Company included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Pro Forma Financial Statements assume the completion of the transactions to be entered into in connection with the Distribution including the completion of all the asset transfers and contract assignments contemplated thereby. Assumptions regarding the number of shares of common stock, par value $0.01 per share, of Parent ("Octel Common Stock") may not reflect the actual numbers at the Distribution Date.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholder
  Octel Corp.

     We have examined the pro forma adjustments reflecting the transactions described in the notes and the introduction to the Pro Forma Financial Data and the applications of those adjustments to the historical amounts in the accompanying pro forma combined balance sheet of Octel Corp. as of December 31, 1997, and the pro forma combined statement of income for the year then ended. The historical combined financial statements are derived from the historical financial statements of Octel Corp., which were audited by us, appearing elsewhere herein. Such pro forma adjustments are based on management's assumptions described in the notes and the introduction to the Pro Forma Financial Data. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

     The objective of this pro forma financial data is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma combined financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

     In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the notes and the introduction to the Pro Forma Financial Data, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma combined balance sheet as of December 31, 1997, and the pro forma combined statement of income for the year then ended.

                                          ERNST & YOUNG LLP

Indianapolis, Indiana
April 30, 1998

                         PRO FORMA STATEMENT OF INCOME
                             (DOLLARS IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31, 1997
                                                        ----------------------------------------
                                                                       PRO FORMA      PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS    (UNAUDITED)
                                                        ----------    -----------    -----------
Net sales............................................     $539.1        $   --         $539.1
Cost of goods sold...................................      274.4            --          274.4
                                                          ------        ------         ------
  Gross profit.......................................      264.7            --          264.7
Operating expenses:

  Selling, general and administrative................       38.6           3.0(1)        41.6
  Research and development...........................        3.8            --            3.8
                                                          ------        ------         ------
                                                            42.4           3.0           45.4
Amortization of intangible assets....................       27.6           8.1(2)        37.2
                                                                           1.5(3)
                                                          ------        ------         ------
Operating income.....................................      194.7         (12.6)         182.1
Interest expense.....................................        2.2          32.6(4)        34.8
Other expenses.......................................        5.6            --            5.6
Interest income......................................       (3.9)          3.8(5)        (0.1)
Other income.........................................       (7.9)           --           (7.9)
                                                          ------        ------         ------
  Income before income taxes and minority interest...      198.7         (49.0)         149.7
Minority interest....................................       24.3         (24.3)(2)         --
                                                          ------        ------         ------
  Income before income taxes.........................      174.4         (24.7)         149.7
Income taxes.........................................       56.7          (7.8)(6)       48.9
                                                          ------        ------         ------
  Net income.........................................     $117.7        $(16.9)        $100.8
                                                          ======        ======         ======

         The accompanying notes are an integral part of this statement.

                    NOTES TO PRO FORMA STATEMENTS OF INCOME

          (1) Represents an estimate of the additional annual costs to be incurred by the Company with respect to U.S. corporate governance and securities-related issues, including issues relating to publicly-traded stock, Board of Directors' responsibilities, and other related costs.

          (2) Represents the following effects of the Company's purchase of Chevron's interest in subsidiaries of Parent: (i) amortization of $81.1 million over 10 years and (ii) elimination of Chevron's minority interest in the earnings of such subsidiaries.

          (3) Represents the additional amortization of the estimated $12.0 million transaction fees relating to the Distribution and the Financings, amortized over eight years.

          (4) Represents the estimated interest expense the Company would have experienced during the periods with respect to the $280.0 million outstanding under the Credit Facility and the $150.0 million of Notes. The interest rates assumed were 8.6% and 10.0% with respect to the Credit Facility and the Notes, respectively, for both periods. Interest previously paid to Great Lakes on borrowings is replaced by the Credit Facility and the Notes. In determining the pro forma interest expense, the Company has assumed a $112.0 million repayment of the Credit Facility from available cash flows.

          (5) Represents the estimated reduction in interest income due to reduced cash balances.

          (6) Represents the adjustments to the income tax provision to reflect the additional expenses and the elimination of the minority interest.

                            PRO FORMA BALANCE SHEET
                           (AS OF DECEMBER 31, 1997)
                             (DOLLARS IN MILLIONS)

                                                                       PRO FORMA      PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS    (UNAUDITED)
                                                        ----------    -----------    -----------
ASSETS:
Current assets
  Cash and cash items.................................    $ 29.7        $ 430.0(1)     $   --
                                                                          (12.0)(2)
                                                                         (443.7)(3)
                                                                           (4.0)(4)
  Accounts receivable.................................     169.8             --         169.8
  Inventories.........................................      78.8             --          78.8
  Prepaid expenses....................................       4.4             --           4.4
                                                          ------        -------        ------
  Total current assets................................     282.7          (29.7)        253.0
Property, plant and equipment.........................     106.0                        106.0
Goodwill and other intangible assets..................     379.3           12.0(2)      395.3
                                                                            4.0(4)
Other assets..........................................      64.9             --          64.9
                                                          ------        -------        ------
Total assets..........................................    $832.9        $ (13.7)       $819.2
                                                          ======        =======        ======
LIABILITIES AND EQUITY:
Current liabilities
  Accounts payable....................................    $ 40.0        $    --        $ 40.0
  Accrued expenses....................................       9.0             --           9.0
  Accrued income taxes................................      53.8          (56.0)(5)      (2.2)
                                                          ------        -------        ------
  Total current liabilities...........................     102.8          (56.0)         46.8
Other liabilities.....................................      57.2             --          57.2
Deferred income taxes.................................      20.1          (13.7)(5)       6.4
Long-term debt
  Credit Facility.....................................        --          280.0(1)      280.0
  Notes...............................................        --          150.0(1)      150.0
                                                          ------        -------        ------
     Total debt.......................................        --          430.0(1)      430.0
Equity
  Great Lakes investment..............................     652.8         (443.7)(3)        --
                                                                           69.7(5)
                                                                         (278.8)(6)
  Common stock........................................        --            0.1(6)        0.1
  Additional paid-in capital..........................        --          278.7(6)      278.7
                                                          ------        -------        ------
  Total equity........................................     652.8         (374.0)        278.8
                                                          ------        -------        ------
  Total liabilities and equity........................    $832.9        $ (13.7)       $819.2
                                                          ======        =======        ======

         The accompanying notes are an integral part of this statement.

                        NOTES TO PRO FORMA BALANCE SHEET

          (1) Approximately $116.8 million of the $430.0 million to be borrowed was used for the repayment to Great Lakes of a loan used to acquire Chevron's 10.65% interest in subsidiaries of Parent. An additional $16.0 million was used to pay approximately $12.0 million in transaction fees associated with the Distribution and the Financings and $4.0 million of associated costs for certain interest rate swaps related to the Financings. The balance of the borrowing, together with $29.7 million of available cash at December 31, 1997, was used to fund $326.9 million of the Special Dividend to Great Lakes. The remaining $24.0 million of the $350.9 million Special Dividend was funded out of cash generated by the Company between January 1, 1998 and the Distribution Date.

          (2) Estimated transaction fees associated with the Financings. Transaction fees will be amortized over the term of the borrowings, eight years.

          (3) Payment to Great Lakes consisting of $116.8 million for the repayment of a loan used to acquire Chevron's 10.65% interest in subsidiaries of Parent and $326.9 million to partially fund the Special Dividend.

          (4) Reflects the cost of interest rate swaps arranged to fix a portion of the interest rate on the borrowing described in (1) above.

          (5) Transfer of the income tax liabilities to the Great Lakes investment.

          (6) Reflects the issuance of an estimated 14.7 million shares of Octel Common Stock. This is based on approximately 58.9 million shares of common stock of Great Lakes, par value $1.00 per share ("Great Lakes Common Stock"), outstanding at December 31, 1997 and an assumed distribution of one share of Octel Common Stock for every four shares of Great Lakes Common Stock outstanding. Additional paid-in capital represents the excess of the historical carrying values of the Company's net assets at the Distribution Date over the amount reflected as Octel Common Stock.

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

     The following selected historical financial data of the Company should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. The selected historical financial data relates to the Octel Businesses as they were operated as part of the Petroleum Additives Business Unit of Great Lakes and as described in Note 1 to the Combined Financial Statements. The following selected historical financial data are derived from the historical financial statements of the Company. The annual historical financial information has been adjusted for those parts of the Petroleum Additives Business Unit which are to remain under Great Lakes ownership and management after the Distribution. The selected historical financial data that relate to the four year period ended December 31, 1997 have been derived from the historical financial statements audited by Ernst & Young L.L.P., independent auditors. The selected historical financial data for the year 1993 has been derived from unaudited historical financial statements. In the opinion of management, the unaudited historical financial statements reflect all normal recurring adjustments necessary to present fairly the financial position of the Company for 1993.

     The historical financial data of the Company may not reflect the results of operations or financial position that would have been achieved had the Company been a separate, independent Company for the years presented.

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

                                                                YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------------
                                                    1997      1996      1995      1994        1993
                                                   ------    ------    ------    ------    -----------
                                                                                           (UNAUDITED)
                                                    (IN MILLIONS, EXCEPT RATIOS AND STATISTICAL DATA)
INCOME STATEMENT DATA:
Net sales.......................................   $539.1    $597.4    $628.3    $603.1      $569.9
Cost of goods sold..............................    274.4     298.8     307.0     296.0       260.5
                                                   ------    ------    ------    ------      ------
Gross profit....................................    264.7     298.6     321.3     307.1       309.4
Selling, general and administrative.............     38.6      40.2      42.1      37.5        38.1
Research and development........................      3.8       5.6       5.6       6.7         9.6
Amortization of intangible assets...............     27.6      26.7      19.0      16.7        15.0
                                                   ------    ------    ------    ------      ------
Operating income................................    194.7     226.1     254.6     246.2       246.7
Interest expense(1).............................      2.2       1.6      10.3      12.5        17.4
Other expenses..................................      5.6       7.5       4.4      (1.4)        3.4
Interest income.................................     (3.9)     (3.5)     (5.1)     (4.2)       (5.8)
Other income....................................     (7.9)     (1.2)     (4.1)     (7.9)       (3.3)
                                                   ------    ------    ------    ------      ------
Income before income taxes and minority
  interest......................................    198.7     221.7     249.1     247.2       235.0
Minority interest...............................     24.3      29.6      32.3      32.4        31.1
                                                   ------    ------    ------    ------      ------
Income before income taxes......................    174.4     192.1     216.8     214.8       203.9
Income taxes....................................     56.7      63.8      71.7      72.4        40.0
                                                   ------    ------    ------    ------      ------
Net income......................................   $117.7    $128.3    $145.1    $142.4      $163.9
                                                   ======    ======    ======    ======      ======
BALANCE SHEET DATA (AT END OF PERIOD):
Total working capital...........................   $179.9    $216.1    $175.8    $190.8      $154.5
Property, plant and equipment, net..............    106.0     113.4     107.3      84.0        67.1
Total assets....................................    832.9     841.0     798.4     732.6       643.3
Total debt(1)...................................       --        --        --        --          --
Total liabilities...............................    180.1     256.4     267.6     244.2       226.7
Total equity....................................    652.8     584.6     530.8     488.4       416.6
STATEMENT OF CASH FLOW DATA:
EBITDA(2).......................................   $243.8    $262.7    $287.0    $285.1      $272.5
Depreciation....................................     19.2      16.2      13.7      12.9        10.8
Net cash provided by operating activities.......    167.5     127.8     175.8     161.9       180.4
Capital expenditures............................     17.8      20.6      31.5      22.6        11.7
Business combinations net of cash acquired......    130.8(3)   17.0      18.8      66.7        20.8
Other investing activities......................     (1.6)     14.9      31.1      (2.1)       13.3
                                                   ------    ------    ------    ------      ------
Net cash used in investing activities...........    147.0      52.5      81.4      87.2        45.8
Net cash paid to Great Lakes....................     31.4     103.0     104.6      83.0       140.9
SELECTED RATIO:
Ratio of earnings to fixed charges(4)...........     68.1x    102.1x     21.5x     17.9x       12.6x

---------------

(1) Interest expense includes interest on intercompany indebtedness between the Company and Great Lakes. Intercompany indebtedness between the Company and Great Lakes is included in total equity.

(2) EBITDA represents income before income taxes and minority interest plus depreciation, amortization of intangible assets and interest expense, less interest income. EBITDA is not a substitute for operating income, net earnings and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to service and/or incur indebtedness. EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital replacement, debt service and other commitments.

(3) Includes $116.8 million for the purchase of Chevron's 10.65% interest in subsidiaries of Parent.

(4) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents net income before income taxes plus fixed charges, less capitalized interest. "Fixed charges" consists of interest expense, including amortization of debt discount and financing costs, capitalized interest and the portion of rental expense which the Company believes is representative of the interest component of rental expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, the Combined Financial Statements of the Company included elsewhere in this Prospectus.

OVERVIEW

     The following discussion is based upon the separate financial statements of the Company, which present the Company's results of operations, financial position and cash flows. These financial statements include the assets, liabilities, income and expenses that were related to the Octel Businesses as they were operated as a part of the Petroleum Additives Business Unit of Great Lakes, and the Company's statement of income includes all the related costs of doing business, including charges for the use of facilities and for employee benefits. The financial information included herein, however, may not necessarily reflect the results of operations, financial position and cash flows of the Company as it will operate in the future or the results of operations, financial position and cash flows that would have been achieved if the Company had been an independent company during the periods presented. The historical financial information included herein also does not reflect the changes in the Company's operations that may occur following the Distribution.

     The Company has three businesses--Lead Alkyls (TEL), Petroleum Specialties and Performance Chemicals. TEL is the Company's principal product, and the Company is the world's leading manufacturer of TEL. Over the last few years, approximately 70% of the Company's TEL production has been sold on a retail basis to oil refineries, and the remaining 30% has been sold to distributors, principally Ethyl, under long-term wholesale contracts. Pricing to distributor customers is substantially below pricing to retail refinery customers. See "Description of Business."

     From 1989 to 1995, the Company was able to substantially offset the financial effects of the declining demand for TEL through higher TEL pricing. The magnitude of these price increases reflected the cost effectiveness of TEL as an octane enhancer as well as the high cost of converting refineries to produce higher octane grades of fuel. More recently, however, as the optimum TEL levels in gasoline have been reached, and as competition has intensified due to the decline in demand for TEL, it has been increasingly difficult for the Company to secure general price increases. The Company expects that this trend will continue in the foreseeable future.

     As world demand for TEL has declined, the Company has been reducing its cost base in an attempt to maintain its margins. In 1989, the Company closed its German manufacturing facility. In 1996, the Company ceased production at its Italian and French manufacturing facilities. The closure of the Italian and French facilities has reduced the Company's workforce by 166 employees as of December 31, 1997 and will result in a further reduction of 59 employees upon substantial completion of site remediation activities in France. All of the Company's current TEL requirements are now produced at its sole remaining TEL manufacturing facility which is located in Ellesmere Port in the United Kingdom. Since 1996, the Company's cost reduction efforts and operating improvement programs in the U.K. have reduced the workforce by 525 people resulting in annual payroll savings of approximately $25 million which have been used to maintain margins. The Company will continue to downsize its manufacturing and operating cost base and restructure its operations as the TEL market continues to decline. See "--Future Outlook."

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in the Company's statement of income:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1997      1996      1995
                                                              ------    ------    ------
Net sales.................................................     100.0%    100.0%    100.0%
Cost of goods sold........................................      50.9      50.0      48.9
                                                              ------    ------    ------
Gross profit..............................................      49.1      50.0      51.1
Operating expenses
  Selling, general and administrative expenses............       7.2       6.7       6.7
  Research and development................................       0.7       1.0       0.9
                                                              ------    ------    ------
Total operating expenses..................................       7.9       7.7       7.6
Amortization of intangible assets.........................       5.1       4.5       3.0
                                                              ------    ------    ------
Operating income..........................................      36.1      37.8      40.5
Interest and other expenses...............................       1.4       1.5       2.3
Other income..............................................      (2.2)     (0.8)     (1.5)
                                                              ------    ------    ------
Income before income taxes and minority interests.........      36.9      37.1      39.7
Minority interests........................................       4.5       4.9       5.2
                                                              ------    ------    ------
Income before income taxes................................      32.4      32.2      34.5
Income taxes..............................................      10.6      10.7      11.4
                                                              ------    ------    ------
Net income................................................      21.8%     21.5%     23.1%
                                                              ======    ======    ======

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net sales decreased $58.3 million (or 10%) in 1997 to $539.1 million from $597.4 million in 1996. Net sales by business are set forth in the following table (dollars in millions):

                                                                                  INCREASE
                                                     1997            1996        (DECREASE)
                                                 ------------    ------------    ----------
TEL............................................  $442.0    82%   $505.1    85%      (12)%
Petroleum Specialties..........................    62.6    12      70.9    12       (12)
Performance Chemicals..........................    34.5     6      21.4     3        61
                                                 ------   ---    ------   ---
  Total........................................  $539.1   100%   $597.4   100%      (10)%
                                                 ======   ===    ======   ===

     This total decrease was primarily attributable to a decline in sales volume of $67.9 million which was partly offset by a price increase of $8.7 million and foreign exchange gains of $0.9 million. In 1997 the retail volume of TEL sold was 55.8 thousand metric tons as compared 63.8 thousand metric tons in 1996, a decline of approximately 12%, which was slightly improved from the 13% annual volume decline experienced in 1996. Reduced retail sales in Western Europe, the Middle East and Australia were partly offset by increases in Eastern Europe and Central America, but the Company believes it maintained its share of the worldwide retail TEL market during this period. Retail sales prices of TEL increased by approximately 2% in 1997 as compared to 1996. Product pricing reflects (i) the Company's strategy to extend the life of TEL by reducing or foregoing price increases, (ii) changing refinery economics related to achieving octane ratings by using different production processes, (iii) a changing mix of customers and regions of the world where TEL is sold (e.g., TEL demand in higher priced regions declined at a faster rate than in other regions), and (iv) aggressive pricing by competitors. Sales of TEL on a wholesale basis decreased by approximately 20% in 1997 as compared to 1996, declining from 30.2 thousand metric tons in 1996 to 24.2 thousand metric tons in

1997. This higher than normal rate of decline mainly resulted from a Mexican phase out of leaded gasoline, which market had been supplied by E.I. du Pont de Nemours & Company ("DuPont") with TEL purchased from the Company. The ratio of the Company's retail TEL sales to wholesale TEL sales was 70/30 in 1997 as compared to 68/32 in 1996. Net sales of Petroleum Specialties declined 12% in 1997 as compared to 1996 because of the loss of a major customer, while net sales of Performance Chemicals increased 61% in 1997 as compared to 1996 because of increased demand for Octaquest(R), a biodegradable chelating agent used in laundry products.

     Gross profit decreased $33.9 million (or 11%) in 1997 to $264.7 million from $298.6 million in 1996 because lower TEL volumes and adverse currency effects offset selling price gains and cost improvements. As a percentage of net sales, gross profit decreased to 49.1% in 1997 as compared to 50% in 1996. This decrease also reflects TEL being a lower percentage of total sales in 1997.

     Operating expenses decreased $3.4 million (or 7%) in 1997 to $42.4 million from $45.8 million in 1996 primarily as a result of cost reduction programs, including a decrease in research and development expenses of $1.8 million, net of unfavorable currency translations. As a percentage of net sales, operating expense increased slightly in 1997 to 7.9% as compared to 7.7% in 1996.

     Other income increased $6.7 million to $7.9 million in 1997 from $1.2 million in 1996 mainly due to foreign currency gains of $6.8 million.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net sales decreased $30.9 million (or 4.9%) in 1996 to $597.4 million from $628.3 million in 1995. Net sales by business are set forth in the following table (dollars in millions):

                                                                                   INCREASE
                                                      1996            1995        (DECREASE)
                                                  ------------    ------------    ----------
TEL.............................................  $505.1    85%   $547.1    87%       (8)%
Petroleum Specialities..........................    70.9    12      65.0    10         9
Performance Chemicals...........................    21.4     3      16.2     3        32
                                                  ------   ---    ------   ---
Total...........................................  $597.4   100%   $628.3   100%       (5)%
                                                  ======   ===    ======   ===

     This decrease was primarily attributable to a decline in sales volumes of $47.6 million, which was partly offset by a price increase of $19.4 million. In addition, foreign exchange losses totaled $2.7 million. In 1996, the retail volume of TEL sold was 63.8 thousand metric tons as compared to 73.5 thousand metric tons in 1995, a decline of approximately 13%, which was higher than the average 8% to 10% decline experienced over the previous four years. No single factor accounted for the decline, and the Company believes it maintained its share of the worldwide retail TEL market during this period. Retail sales prices of TEL increased by approximately 4% in 1996 as compared to 1995, which is lower than the rate of increase in 1995. Product pricing reflects (i) the Company's strategy to extend the life of TEL by reducing or foregoing price increases,
(ii) changing refinery economics related to achieving octane ratings by using different production processes, (iii) a changing mix of customers and regions of the world where TEL is sold (e.g.,TEL demand in higher priced regions declined at a faster rate than in other regions), and (iv) aggressive pricing by competitors. Sales of TEL on a wholesale basis increased approximately 5% in 1996 as compared to 1995, growing from 28.7 thousand metric tons in 1995 to 30.2 thousand metric tons in 1996. The ratio between the Company's retail TEL sales and wholesale TEL sales was 68/32 in 1996 as compared to 72/28 in 1995. Finally, net sales of Petroleum Specialties increased 9% in 1996 because of a 7% increase in sales quantities combined with an improvement in the average prices of detergent formulations. Net sales of Performance Chemicals increased 32% in 1996 because of the successful introduction of Octaquest(R) during 1996, which was offset in part by lower sales of chlor-alkali products.

     Gross profit decreased $22.7 million (or 7%) in 1996 to $298.6 million from $321.3 million in 1995 because lower TEL volumes were only partially offset by increased sales prices. As a percentage of net sales, gross profit decreased in 1996 to 50% as compared to 51.1% in 1995. The decline was also attributable to an increase of approximately $10 million in the provision for the future closure of TEL manufacturing plants and an increase in raw materials prices, especially lead and ethylene. No benefits from plant closures or the staff reductions in the United Kingdom are reflected in this period.

     Operating expenses decreased $1.9 million (or 4%) in 1996 to $45.8 million from $47.7 million in 1995 primarily as a result of cost reduction programs and foreign exchange gains. Research and development expenses in 1996 remained unchanged from 1995 at $5.6 million. As a percentage of net sales, operating expense increased slightly in 1996 to 7.7% as compared to 7.6% in 1995.

     Interest and other expenses in the aggregate decreased $5.6 million in 1996 to $9.1 million from $14.7 million in 1995 as loans from Great Lakes were repaid. This gain was partially offset by unrealized foreign exchange losses.

     Amortization of intangible assets increased $7.7 million to $26.7 million in 1996 from $19 million in 1995 as the Company accelerated amortization in line with the anticipated decline of the TEL business.

FINANCIAL CONDITION AND LIQUIDITY

     Historically, the Company has not required financing and has transferred significant amounts of cash to Great Lakes as described in Note 6 to the Combined Financial Statements. Cash provided by operating activities was $167.5 million in 1997, $127.8 million in 1996 and $175.8 million in 1995. The $39.7 million increase in 1997 compared to 1996 was primarily attributable to reduced working capital requirements, offset in part by lower net income and increased spending on plant closure costs. The $48.0 million decrease in 1996 compared to 1995 was primarily attributable to lower income, increased investment in working capital and higher spending on plant closures, which were partially offset by increased non-cash charges for depreciation and amortization.

     Accounts receivable at December 31, 1997 decreased $26.6 million to $169.8 million from $196.4 million at December 31, 1996. This reduction was attributable to lower sales in 1997 compared to 1996 and a weaker pound sterling vis-a-vis the U.S. dollar. Days sales outstanding were 109 at the end of 1997, a slight increase from 107 days in 1996. Accounts receivable at December 31, 1996 increased $1.8 million to $196.4 million from $194.6 million at December 31, 1995. This slight increase resulted from a $7.5 million increase in trade accounts receivable and a $5.7 million decrease in other receivables because of the recovery of insurance claims. In addition, days sales outstanding were 107 days at the end of 1996 compared to 98 days in 1995. The increase in days sales outstanding reflected the greater number of large bulk customers that received extended payment terms.

     Inventories at December 31, 1997 were $78.8 million, a decrease of $5.2 million from December 31, 1996. Approximately $3.4 million of this decrease was attributable to currency translation, with the balance attributable to lower lead costs offset by quantity increases. Inventory turnover for 1997 was 3.5 times, which was consistent with 1996 at 3.6 times. Inventories as at December 31, 1996 were $84 million, an increase of $21.9 million from December 31, 1995. Approximately $6.5 million of this increase was attributable to currency translation with the balance attributable to increased lead costs and stocking levels. Inventory turnover for 1996 was 3.6 times, down from 4.9 times the prior year, reflecting the build-up of raw materials.

     Investing activities include capital expenditures and acquisitions. Capital expenditures decreased $2.8 million to $17.8 million in 1997 compared to $20.6 million in 1996. Capital spending in 1997 was primarily for capacity maintenance, whereas in 1996 and 1995 capital expenditures also included the construction of facilities for the production of Octaquest(R). Capital spending for environmental projects in 1997, 1996 and 1995 was $0.6 million, $1 million and $0.8 million, respectively. Capital expenditures for 1998 and 1999 are expected to be approximately $20 million in each year, including approximately $8 million, in the aggregate, for environmental compliance. In 1997, the Company completed the acquisition of the outstanding minority interest in the Company's subsidiaries previously owned by Chevron Chemical Company for $116.8 million. The remainder of investment spending for 1997, and all of the spending for 1996 and 1995, was related to the payment of profit participation payments required to be made as part of the 1989 acquisition of a majority interest in Octel Associates. See Note 4 to the Combined Financial Statements.

     Total current liabilities have varied with the volume of business. There is a reduction of approximately $8 million in accrued expenses from 1996 to 1997 following the determination of the profit participation payments in 1997 as described in Note 4 to the Combined Financial Statements.

     Other noncurrent liabilities in 1997 represented a reserve of $57.2 million for expected future plant closures and related personnel reductions and decontamination costs at the Company's TEL plants in the U.K., France, Italy and Germany as demand for TEL diminishes. Approximately $35 million was spent in 1997, as compared to $20 million in 1996. The closures, coupled with staff reductions in the U.K., were primarily responsible for the increased spending levels in 1997. Management believes that production at the U.K. plant should continue well into the next century based on the current rate of market decline.

     As part of the Distribution, the Company is expected to incur approximately $430.0 million of indebtedness, $116.8 million of the borrowings will be used to repay the loan from Great Lakes utilized to acquire the Chevron interest and approximately $16.0 million will be used to pay $12.0 million in fees and expenses related to the Distribution and the Financings and $4.0 million of associated costs for certain interest rate swaps related to the Financings. The remainder of the borrowing, together with $29.7 million of available cash at December 31, 1997 and additional cash generated by the Company between January 1, 1998 and the date of the Distribution, will be distributed to Great Lakes in the form of the Special Payment.

     The Company believes that cash generated by operating activities and funds available to it through the Revolving Facility of $20 million provided under the Credit Facility will be sufficient to meet the Company's anticipated funding requirements. The Company is required by the terms of the Financings to utilize approximately $175 million of the Company's cash flow over the next two years to repay debt. Under the terms of the Financings, the Company is permitted, subject to certain conditions, to use up to $15 million per year for dividends and/or share repurchases. The balance of the Company's cash flow will be used for general corporate purposes.

DERIVATIVE AND OTHER FINANCIAL INSTRUMENTS

     Between 50% and 60% of the Company's sales are in U.S. dollars. Foreign currency sales, primarily in U.K. pounds sterling, offset most of the Company's costs, which are also in U.K. pounds sterling. To the extent required by the Company, dollars are sold forward to cover local currency needs. The instruments utilized by the Company in its hedging activities are considered risk management tools, and are not used for trading or speculative purposes. The Company diversifies the counterparties used and monitors the concentration of risk to limit its counterparty exposure.

     Historically, management of foreign currency exposures has been coordinated by Great Lakes. The Company forecasts foreign currency denominated cash flow for 12-month periods and aggregates these flows by currency to determine the amount of exposure. Hedging decisions are made based on the amount of exposure and the near-term outlook for each currency. Hedges are set to mature coincident with the estimated timing of the underlying transactions. The Company does not hedge foreign currency net asset positions currently. Considering the Company's operating profile, a uniform 10% change in the value of the dollar from December 31, 1997 would result in approximately a $6 million change in annual net income. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar, and does not factor in any potential changes in sales levels or local currency prices which may result from changes in exchange rates.

FUTURE OUTLOOK

     The Company is, and for the next several years is likely to remain, highly dependent on its principal product, TEL. Over the last three years, TEL has represented more than 80% of the Company's net sales and has provided essentially all the Company's profits and cash flow. The Company expects that its strong, although declining, cash flow in the foreseeable future will be adequate to fund the Company's future capital and operating needs. In addition, the Company will have access to the $20 million Revolving Facility.

     World demand for TEL has been in decline since the 1970s, and this trend is expected to continue. Through the mid-1990's the Company was able, in part, to offset the effects of declining volumes with selling price increases. More recently, however, the Company has reduced or forgone price increases in order to extend the life of the product and to remain competitive with other TEL marketers and alternate methods of achieving higher octane levels in gasoline. The Company expects a competitive pricing environment to continue which will increasingly limit the ability of the Company to partially offset the effects of future declines in TEL volumes with price increases.

     The Company has and will continue to downsize and restructure its operations consistent with declining demand for TEL. The recent cessation of TEL production in France and Italy and the restructuring of the U.K. operations have reduced total employment by 691 employees between January 1, 1996 and December 31, 1997 and reduced the cost base to maintain operating margins. Notwithstanding the Company's continuing downsizing and productivity improvement programs, management expects the fixed cost per ton of TEL, which currently represents 27% of total cost per ton, to increase in the future as cost reductions are not expected to keep pace with declining TEL sales volume.

     Raw materials, particularly lead, ethylene and salt, account for a substantial portion of total manufacturing costs of TEL. These materials are commodities and are subject to significant price fluctuations over time. While the Company may or may not be able to pass through to its customers the impact of any such fluctuations in raw material prices in the future, management does not believe any such fluctuations will have a material effect on the Company's results of operations.

     A strong, although declining, cash flow is expected in future years. The Company does not anticipate any significant capital expenditures, other than maintenance and environmental compliance costs in the foreseeable future. See "--Environmental Matters and Plant Closures." Capital expenditures were $17.8 million in 1997, $20.6 million in 1996, and $31.5 million in 1995.

     Although the Company anticipates significant sales growth from the Petroleum Specialties business and the Performance Chemicals business in the future, earnings from these businesses will not be sufficient to fully offset the projected decline in TEL sales and earnings at least over the next several years.

     Management has considered the current economic conditions in the Asia-Pacific region and does not believe that they will have a material impact on the Company or its operations.

ENVIRONMENTAL MATTERS AND PLANT CLOSURES

     The Company is subject to laws, regulations and legal requirements relating to the use, storage, handling, generation, transportation, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances and wastes ("Environmental Laws") in all of the countries in which it does business. Under certain Environmental Laws, the Company is responsible for the remediation of hazardous substances or wastes at currently or formerly owned or operated properties. Although the Company believes that it is in material compliance with all applicable Environmental Laws, there can be no assurance that the Company will not incur costs in the future relating to Environmental Laws that will have a material adverse effect on the Company's business, results of operations or financial condition.

     The manufacturing operations of the Company have been conducted entirely outside the United States and, therefore, any liability of the Company pertaining to the investigation and remediation of contaminated properties is likely to be determined under non-U.S. law.

     The Company is conducting environmental and remediation activities to address soil and groundwater contamination at its manufacturing facility in Ellesmere Port, U.K. (the "Ellesmere Port Facility"), and at its closed manufacturing sites in France, Italy and Germany (the "Remediation Projects"). Although the Company has developed estimates for the costs of the Remediation Projects which management believes to be reasonable (based upon its internal review and its review of the reports of recognized independent experts), there can be no assurance that the actual costs will not materially exceed the Company's estimates. The Company incurred costs of approximately $0.6 million in 1997, $0.1 million in 1996 and a negligible amount in 1995 relating to the Remediation Projects, and anticipates that it will incur costs of approximately $3 million and $3.6 million in 1998 and 1999, respectively, in connection with the Remediation Projects.

     Management believes (based upon its internal review and its review of the reports of recognized independent experts) that the Company is in material compliance with all applicable Environmental Laws. The Company makes capital expenditures and incurs other expenses at the Ellesmere Port Facility to maintain compliance with Environmental Law, and the Company expects that it will be required to continue to incur such costs and expenses in the future. The Company made environmental capital expenditures of $0.6 million in 1997, $1 million in 1996 and $0.8 million in 1995 and other expenditures of approximately $9.8 million in 1997, approximately $9.7 million in 1996 and approximately $8.2 million in 1995. The Company estimates that other expenses related to these matters will amount to approximately $10 million in 1998 and approximately $10 million in 1999 and environmental capital expenditures are estimated to be none in 1998 and $7.6 million in 1999. There can be no assurance, however, that these estimates will prove accurate or that the Company will not incur costs materially in excess of these estimates. Additionally, there can be no assurance that changes in existing laws or regulations, or the discovery of additional environmental liabilities associated with the Company's current or historical operations, will not require the Company to incur material costs or will not otherwise materially and adversely affect the Company's business, results of operations, or financial condition.

     The Health and Safety Executive and the Environment Agency in the U.K. are investigating a July 1997 bromine emission from the Company's bromine manufacturing facility in Amlwch, U.K., which facility is being transferred to Great Lakes in connection with the Distribution. Although neither agency has indicated whether enforcement action will be initiated against the Company, such an action could result in monetary penalties being imposed upon the Company which are not likely to exceed $100,000. Although it cannot predict the severity of any such penalties, management believes that the release was accidental and therefore that the Company is not likely to incur material penalties or costs in connection with this matter.

     In addition to the Remediation Projects, the Company is engaged in plant closure and restoration programs to dismantle and decontaminate process equipment, perform building demolition, and generally decommission (the "Decontamination and Decommissioning Projects") closed manufacturing facilities in France, Italy, and Germany. The Decontamination and Decommissioning Projects are necessary to facilitate the ultimate disposition of these sites.

     The Company has also developed a two-phase Decontamination and Decommissioning Project for the Ellesmere Port Facility. The first phase of the Ellesmere Port Decontamination and Decommissioning Project involves the dismantling, decontamination, and removal of TEL process equipment over time as volumes of TEL decline. The second phase of the Ellesmere Port Decontamination and Decommissioning Project will involve dismantling and decontamination of process equipment, building demolition, and general decommissioning of the Ellesmere Port Facility if, and when, all manufacturing operations there cease.

     The Company estimates that the Decontamination and Decommissioning Projects (both at the closed sites in France, Italy and Germany and at the Ellesmere Port Facility) will cost approximately $52 million. This amount includes approximately $33 million, the estimated cost of phase two of the Company's Decontamination and Decommissioning Project at Ellesmere Port (final dismantling, building demolition, and general decommissioning), which will not be incurred until and unless all manufacturing operations at Ellesmere Port cease. The Company incurred costs associated with the Decontamination and Decommissioning Projects at the closed sites in France, Italy and Germany of approximately $12.4 million in 1997, $2.8 million in 1996 and $2.8 million in 1995. To date, the Company has incurred costs at the Ellesmere Port Facility, mainly related to the decommissioning of bulk ships, totaling approximately $0.4 million in 1997, $0.9 million in 1996 and $1.8 million in 1995. The Company does not anticipate making any material expenditures in 1998 or 1999 on the first phase of the Ellesmere Port Decontamination and Decommissioning Project.

     During the process of reducing production capacity, the Company has also significantly reduced the number of personnel employed. The costs of personnel severance were approximately $21.8 million in 1997, $16 million in 1996, and $0.8 million in 1995. The Company estimates further costs of this nature of approximately $7.6 million in 1998 and $2.3 million in 1999.

     The Company estimates a total cost of $124 million for Environmental Matters and Plant Closures consisting of Remediation Projects ($17 million), Decontamination and Decommissioning Projects ($52 million), site management during the final closure phase ($5 million) and personnel severance ($50 million) plus a $20 million capital expenditure relating to compliance matters. As of December 31, 1997, the Company had accrued $57.2 million on the balance sheet for such costs and is providing for the difference over the remaining life of the TEL business. These estimates do not take into account future inflation and have not been reduced to present value. The Company estimates that the total spending on Environmental Matters and Plant Closures will be approximately $15 million in 1998 and $9 million in 1999.

INFLATION

     Inflation has not been a significant factor for the Company over the last several years. Management believes that inflation will continue to be moderate over the next several years.

YEAR 2000

     The Company is aware of the computer systems issues associated with the transition of dates from 1999 to 2000. The Company has retained consultants to assist in the evaluation of the impact of these issues on the Company's operations in order to ensure that all issues are addressed in a timely manner. On the basis of its preliminary evaluation, the Company does not believe that the transition to the Year 2000 or the cost of addressing this transition will have a material impact on its results of operations.

SINGLE EUROPEAN CURRENCY

     In 1999, certain European countries will begin the transition to the Euro. The transition to the Euro will have both internal recordkeeping and external commercial aspects, neither of which are expected to have a material effect on the Company's business, results of operations or financial condition.

                                    BUSINESS

DESCRIPTION OF THE COMPANY

     The Associated Octel Company Limited ("AOC"), the Company's principal subsidiary, was formed in 1938 to manufacture and market TEL as an antiknock additive for gasoline. The Company is an international chemical company specializing in the manufacture, distribution and marketing of fuel additives. The Company is comprised of three primary operating businesses: Lead Alkyls, Petroleum Specialties and Performance Chemicals. The Lead Alkyls business, which accounted for approximately 82% of the Company's 1997 sales, is the world's leading producer of TEL that is used by oil refineries worldwide to boost the octane levels in gasoline which allows fuel to burn more efficiently and prevents engine knock during the combustion cycle. The Company manufactures approximately 80% of TEL used worldwide. The Petroleum Specialties business, which accounted for approximately 12% of the Company's 1997 sales, supplies a broad range of petroleum additives, including combustion improvers, fuel detergents and functional performance products (such as corrosion inhibitors and conductivity improvers). The Performance Chemicals business, which accounted for approximately 6% of the Company's 1997 sales, manufactures and distributes a range of chemicals including sodium, chlor-alkali and Octaquest(R), a biodegradable chelating agent supplied to Procter & Gamble, which is used in several European laundry products. In 1997, the Company had net sales of $539.1 million and pro forma EBITDA of $240.8 million. The Company has its administrative headquarters and principal manufacturing site in Ellesmere Port (Cheshire, U.K.) with subsidiaries in Europe, Africa and North America. The Company employed 1,419 employees worldwide as of December 31, 1997.

     Worldwide use of TEL has declined since 1973 following the enactment of the U.S. Clean Air Act in 1970 and similar legislation in other countries and increasing pressure from legislators and environmental groups. Usage of TEL is expected to continue to decline and the Company's corporate objective is to optimize the cash flows from sales of TEL in order to repay debt and return value to its stockholders by (i) the repurchase of stock and/or the payment of cash dividends and (ii) the development of its Petroleum Specialties and Performance Chemicals businesses. To achieve its corporate objective, the Company's strategy is to: (i) manage profitably the decline of the TEL market through the implementation of cost control initiatives and the provision of additional technical and environmental support for customers; (ii) expand the Petroleum Specialties and Performance Chemical businesses through the development of core competencies, product innovation and enhanced focus on satisfying customers and market needs; (iii) efficiently manage its operations and manufacturing sites consistent with the decline of TEL demand and the growth of petroleum specialty and performance chemicals products, and (iv) seek, where feasible, synergistic opportunities through joint ventures, alliances, collaborative arrangements or acquisitions.

REASONS FOR THE DISTRIBUTION

     In July 1997, Great Lakes announced its intention to spin off its Petroleum Additives Business Unit to its stockholders, thereby creating Parent as a new independent public company. The Issuer is an indirect wholly owned subsidiary of Parent.

     Management believes that, as an independent company, the Company will be able to anticipate and respond to its market conditions faster and more effectively and will also be able to better motivate its employees to execute its business strategies by more closely aligning its compensation and incentive programs with the unique opportunities and challenges presented by its business. Consequently, it is believed that the Company's management team will be better able to develop and implement a plan to maximize cash flow and earnings from the TEL business and also to grow the non-TEL portions of the Company.

COST REDUCTION INITIATIVES

     Since January 1, 1996, the Company has assembled an experienced senior management team (see "Management--Executive Officers") which has effectively implemented a number of cost-reduction measures focused on maintaining profit margins of TEL, including (i) a 29% reduction of the work force in the U.K. resulting in estimated annual payroll savings of $25 million, (ii) the closure of two foreign manufacturing facilities and (iii) an improved safety record evidenced by a 40% reduction in lost time accidents. The Company has established an integrated Supply Chain Department to improve customer service, to utilize its purchasing power to improve terms and conditions from suppliers and to improve quality and inventory control.

     The Company has developed a plan for downsizing manufacturing capacity at its Ellesmere Port facility as demand for TEL continues to decline. The TEL manufacturing plant consists of multiple parallel autoclaves housed in three discrete buildings. This design lends itself to the sequential shutdown of operating plants and the progressive reduction of fixed costs as demand declines. The shutdown plan capitalizes on the experience gained by management from prior plant closures.

LEAD ALKYLS BUSINESS

  INDUSTRY OVERVIEW

     TEL, the most significant of the Company's products, accounted for approximately 82% (or $442 million) of the Company's 1997 sales. TEL was first developed in 1928 and introduced into the European market for internal combustion engines to boost octane levels in gasoline allowing it to burn more efficiently and eliminating engine knock. TEL remains the most cost-effective octane enhancer for motor gasoline and has the added benefit of acting as a lubricity aid, reducing engine wear. This product is supplied to customers in various blends. TEL is used as a gasoline additive in various concentrations, usually between 0.1 and 0.4 gPb/liter dosage, depending on the intrinsic nature of the base fuel and the targeted octane number.

     While TEL remains the most cost-effective and energy-efficient additive from an octane-boosting perspective, management expects a steady decline in worldwide demand for TEL on the basis of increasing pressure from regulators and environmental groups regarding the alleged harmful effects on human health of leaded gasoline. Additionally, leaded gasoline undermines the effectiveness of catalytic converters, which are increasingly being used to reduce automobile exhaust emissions. Environmental agencies and the World Bank are also advocating the elimination of TEL in automotive gasoline. As a result, many countries have passed legislation which has resulted in either the complete phaseout of leaded automotive gasoline or the establishment of a timetable for its phaseout. An exception to the overall declining consumption of TEL is for piston engine aviation gasoline, where only TEL provides the necessary performance levels for this small market.

     The following chart sets forth estimated annual worldwide use of gasoline and leaded gasoline, respectively, for the periods noted based on an analysis by a recognized industry expert (in millions of metric tons):

                                    1990   1991   1992   1993   1994   1995   1996   1997
                                    ----   ----   ----   ----   ----   ----   ----   ----
Total Gasoline Demand............    739    741    737    745    751    768    784    805
Leaded Gasoline..................    317    300    271    249    228    209    183    166
TEL equivalent usage.............   0.23   0.20   0.18   0.17   0.14   0.13   0.11   0.10

---------------

Source: Chem Systems, Ltd.

     Despite regulatory pressures to reduce the use of TEL, the Company believes there are a number of factors which may prolong the use of leaded gasoline, and therefore the market for TEL. First, it is costly for refineries to switch their gasoline production process to unleaded gasoline.

Studies undertaken by the World Bank and others estimate that upgrading an average refinery to nonleaded gasoline production would require approximately $100 million in capital expenditures, which equals approximately $.03-.08 per gallon. Because upgrading some refineries may not be economically justifiable, these refineries may decide to continue operating until reduced demand for leaded gasoline forces their closure. Second, there are significant costs and delays in converting automobiles and gasoline stations to accommodate the increased use of unleaded fuels.

     The Company believes these factors may slow the rate of decline in the consumption of leaded gasoline, especially in the Middle East, Southeast Asia and Africa where the proportion of unleaded gasoline to leaded gasoline is very low and where TEL phaseout legislation has not generally been introduced. Moreover, even in Western Europe, where legislation mandating a leaded gasoline phaseout by year 2000 exists, extensions have been applied for by Italy, Greece, Spain and Portugal.

     The following chart shows the decline of leaded gasoline sales as a percentage of total automobile gasoline sales by region from 1990 to 1996:

                                                                ESTIMATE OF LEADED
                                                                  GASOLINE SALES
                                                                 AS PERCENTAGE OF
                                                               TOTAL GASOLINE SALES
                                                               --------------------
                                                               1990           1996
                                                               -----          -----
Europe......................................................     80%           41%
Latin America...............................................     71            35
Asia........................................................     53            30
Africa......................................................    100            93
Middle East.................................................    100            94

---------------

Source: Chem Systems, Ltd.

     The decline in TEL volume since 1990 has averaged approximately 12% per annum, and management believes that TEL volume will continue to decline at a rate of between 10% and 15% per year, although, because of the uncertain regulatory environment surrounding TEL, the Company is unable to estimate with any degree of certainty the rate at which TEL is likely to decline in the future.

     While management believes that TEL is the most cost-effective octane enhancer, the Company is currently exploring, both through its own research efforts and in collaborative ventures, other octane enhancing additives for motor gasoline. Although these alternatives, to date, have proven less effective and more expensive than TEL, they do not present the environmental problems associated with TEL.

  COMPETITION

     The Company has three primary competitors. Alcor and Syntez also manufacture TEL, while Ethyl purchases its requirements, principally from the Company pursuant to two long-term wholesale supply contracts. See "--Ethyl Agreements." Management estimates the market shares of the Company and its principal competitors in 1997 were as follows:

                                                   SALES TO REFINERIES    TEL MANUFACTURE
                                                   -------------------    ---------------
Octel............................................          59%                  80%
Ethyl............................................          21                   --
Alcor............................................          11                   11
Syntez...........................................           9                    9

     Factors influencing TEL customers' purchasing decisions include price, quality, reliability and service. While the Company competes on each factor, management believes the Company has the following advantages: (i) the Company is the only manufacturer of TEL which markets and distributes on a global basis (e.g., the Company can supply in bulk, ISO containers and drums globally), which is important for multisited global oil companies, (ii) the Company has a full set of support and auxiliary services for environmental, decommissioning and refinery assistance, which is not offered by all of its competitors, and (iii) the Company provides technical support to oil companies and individual refineries evaluating the economics of dosage levels of TEL and alternative octane enhancers tied to specific refinery streams and blends.

     CUSTOMERS

     Sales of TEL by the Company are made either to the retail refinery market or to Ethyl pursuant to two long-term wholesale supply agreements. In 1997, 70% of Octel's sales volume was directed to retail refinery customers, with the remaining 30% of its sales being made to Ethyl. The Company's retail customers consist of approximately 200 independent, state or major oil company-owned refineries located throughout the world. Within the retail market, refineries owned or managed by British Petroleum, Mobil Oil and Texaco Oil, three former partners in Octel Associates and former shareholders of AOC (the "Vendor Partners"), are entitled to profit-participation payments under the terms of the Octel Sale and Purchase Agreement, dated February 21, 1989, based upon their ongoing purchases of TEL from the Company. See Note 4 to Combined Financial Statements. Selling prices to other refineries are principally negotiated under long-term supply agreements, with varying prices and terms of payment.

     ETHYL AGREEMENTS

     The Company supplies Ethyl on a wholesale basis with substantial quantities of TEL for resale to customers under two separate long-term supply agreements at prices adjusted annually through agreed formulas. Under one of these agreements (the "U.S. TEL Supply Agreement"), effective January 1, 1998, Ethyl purchases its requirements for resale to its customers in the United States from the Company. In the other agreement, dated December 22, 1993, Ethyl purchases TEL for resale to customers located outside the United States. The maximum quantities of TEL Ethyl can purchase under the non-U.S. agreement is 35,000 metric tons per year through 1998 and, thereafter, is set at a fixed percentage of the Company's annual production capacity. Pursuant to a Bulk Transportation Agreement, dated March 25, 1994, Ethyl supplies the Company with all of its bulk transportation requirements for TEL. The Company, Ethyl and Great Lakes recently reached an agreement with FTC staff with respect to the terms of a consent decree governing sales of TEL by the Company to Ethyl for resale in the United States market. The agreement was provisionally approved by the FTC on March 30, 1998, and received final approval on June 24, 1998. The Company has taken steps to comply with its provisions by negotiating and putting into effect a new long term supply contract with Ethyl governing the supply of TEL to Ethyl for resale in the U.S. market. It should be noted that the entire U.S. TEL market is relatively small (approximately 1,500 metric tons per annum) and only a small portion of the Company's sales to Ethyl are directed at the U.S. market. Neither the terms of the proposed consent decree nor the execution of the new contract with Ethyl is expected to have a material adverse effect on the Company's business, results of operation or financial condition. See "Risk Factors--FTC Proceeding" and "--Legal Proceedings."

PETROLEUM SPECIALTIES BUSINESS

     The Company's Petroleum Specialties business, with revenues in 1997 of $62.6 million, develops, produces and markets a range of specialty products used as fuel additives. These fuel additives fall into three main product groups within the Petroleum Specialties business. Diesel octane improvers aid the efficient combustion of fuel in diesel engines. Detergent-based packages for both gasoline and diesel fuels inhibit formation of deposits in engines, improving engine efficiency. Functional products, such as corrosion inhibitors, improve the physical and/or chemical properties of fuels allowing refineries to be operated safely and efficiently and fuel marketers to meet market specifications.

     The global market for fuel additives (excluding TEL) is approximately $1 billion. Usage of fuel additives is expected to grow over the next five to ten years driven primarily by legislation placing increasingly stringent limitations on exhaust emissions. The Company's strategy is to grow this business over time, utilizing its global sales and distribution network, its strong technical development capability and its knowledge of current and future customer needs.

     The customers of the Petroleum Specialties business are comprised of multinational oil companies and fuel retailers. Traditionally, a large portion of the total market was captive to oil companies which had fuel additives divisions providing supplies directly to their respective refinery customers. As a result of recent corporate restructurings and various mergers, joint ventures and other collaborative arrangements involving downstream refining and marketing operations, the tied supply arrangements between oil companies and their captive fuel additive divisions have been weakened and many refineries are increasingly looking to purchase their fuel additive requirements on the open market. This trend is creating new opportunities for independent additive marketers such as the Company.

     The business operates in a competitive environment with its main competitors being large oil and chemical companies, such as Lubrizol, Ethyl, BASF, Chevron and Exxon. No one Company holds a dominant overall market share. The Company considers its competitive strengths are in its strong technical development capability, independence from the major oil companies and its strong, long-term relationships with refinery customers in the TEL market which provide synergies with the Petroleum Additives business.

PERFORMANCE CHEMICALS BUSINESS

     The Company's Performance Chemicals business, with 1997 sales of $34.5 million, is comprised of the following two distinct product lines:

     INDUSTRIAL AND INTERMEDIATE CHEMICALS, which accounted for approximately 35% of total Performance Chemical sales in 1997, consists of a small range of industrial chemicals comprising metallic sodium and chlorine derivatives (caustic liquor, chlorine, sodium hypochlorite). These products are either precursors or by-products of the TEL manufacture and are expected to be phased down consistent with the phase down of TEL. The Company's strategy with respect to these industrial chemicals is to optimize profits consistent with maximizing overall corporate financial performance at its Ellesmere Port facility.

     SPECIALTY CHEMICALS, which accounted for approximately 65% of total sales of Performance Chemicals in 1997, is currently comprised of Octaquest(R). The Company, in conjunction with Proctor & Gamble, its primary customer, has developed and patented a manufacturing process for Octaquest(R), a biodegradable chelating agent developed for use in laundry products. The Company believes that Octaquest(R) has potential for wider application in pulp and paper, cosmetics, personal care, photographic and other industries. The Company is seeking to expand its Specialty Chemicals business and is currently evaluating opportunities to implement this strategy. Growth will be sought from a combination of internal and external sources, including the in-house development of new products through research and development, exploitation of current products into new markets, licensing agreements, custom synthesis of specialty products and acquisitions of products and/or businesses.

RAW MATERIALS

     The Company's major purchased raw materials are lead, ethylene and salt, all of which are commodities that can be readily obtained from a number of different sources. While changes in the prices of raw materials will have an impact on the Company's costs, which the Company may or may not be able to reflect fully in its pricing structure, they are unlikely to have a significant impact on the profitability of operations.

TECHNOLOGY

     The Company's research and development facilities are located at Ellesmere Port, U.K., while its advanced fuel testing facility to support the Lead Alkyls and Petroleum Specialties businesses is located at Bletchley, U.K. The Company's research and development activity has been, and will continue to be, focused primarily on development of new products and formulations for the Petroleum Specialties and the Performance Chemicals businesses. Technical customer support is also provided for the TEL business. Expenditures to support research, product/application development and technical support services to customers were $3.8 million, $5.6 million and $5.6 million in 1997, 1996 and 1995, respectively. The Company considers that its strong technical capability provides it with a significant competitive advantage. In the last three years, the Petroleum Specialties business has developed new detergent, lubricity and combustion improver products, in addition to the introduction of several new cost effective fuel additive packages. A new patented process for manufacturing Octaquest(R) has enabled the Company to enter into a new market in the performance chemicals area.

PATENTS AND INTELLECTUAL PROPERTY

     The Company has a portfolio of trademarks and patents, granted and in the application stage, covering products and processes. These trademarks and patents relate primarily to the Petroleum Specialties and the Performance Chemicals businesses, in which intellectual property forms a significant part of the Company's competitive strength. The majority of these patents were developed by the Company. Most patents have more than ten years life remaining. The Company also holds a license for the manufacture of fuel detergents. The Company has trademark registrations for the use of the name "Octel(R)" and for the Octagon device in Classes 1 and 4 of the "International Classification of Goods and Services for the Purposes of the Registration of Marks" in all countries in which its has a significant market presence except for the U.S. in respect of which the appropriate applications have been made. Octel also has trademark registrations for Octaquest(R).

     Octel America Inc., a subsidiary of the Company, has trademarks for Stadis(R), an aviation and ground fuel conductivity improver, Ortholeum(R), a lube oil additive antioxidant and metal deactivator, Ocenol(R), an antifoam for refinery use, and Valve Master(R), a valve seat recession additive. The Company does not consider its business as a whole to be dependent on any one trademark, patent or license.

HEALTH, SAFETY AND ENVIRONMENTAL MATTERS

     The Company is subject to Environmental Laws in all of the countries in which it does business. The principal Environmental Laws to which the Company is subject in the U.K. are the Environmental Protection Act 1990, the Water Resources Act 1991, the Health and Safety at Work Act 1974 and regulations and amendments thereto. Management believes that the Company is in material compliance with all applicable Environmental Laws, and does not anticipate that the continued costs of compliance with Environmental Laws will be material. Nevertheless, there can be no assurance that changes in existing Environmental Laws, or the discovery of additional liabilities associated with the Company's current or former operations, will not have a material adverse effect on the Company's business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters and Plant Closures."

HUMAN RESOURCES

     The Company's workforce at December 31, 1997 consisted of 1,419 employees, of which 1,279 were in the U.K. Approximately half of the Company's employees in the U.K. are represented by unions, including the Transport and General Workers Union and the Amalgamated Engineering and Electrical Union.

     The Company has a major employee communication program to help its employees understand the business issues surrounding the Company, the TEL business and the corporate downsizing program that has been implemented to respond to declining TEL demand. Regular monthly briefings are conducted by line managers where Company-wide and departmental issues are discussed. More formal communication takes place with the trade unions which the Company recognizes for negotiating and consultative purposes.

     Management believes that the communication program has been highly successful and has contributed to maintaining maximum output at Ellesmere Port while at the same time achieving a reduction of 525 employees in the Company's U.K. workforce since January 1, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters and Plant Closures." The Company has implemented an extensive retraining program which will enable further improvements in the productivity and flexibility of the Company's U.K. workforce. A major change in working practices was introduced during 1996 whereby the workforce began an annualized hours contract, monthly pay and staff status. This program reflects the cooperative employee relations climate which exists at Ellesmere Port. A further example of the positive working relationship is the signing of a two-year salary contract on January 1, 1998, which fixes wage rates and gives predictability of employment costs through January 1, 2000.

PROPERTIES

     A summary of the Company's principal facilities is shown in the following table. Each of these properties is owned by the Company, except where otherwise noted:

LOCATION                         PRINCIPAL OPERATIONS
--------                         --------------------
Newark, Delaware, U.S.(1)......  Octel Corp. Headquarters; Petroleum Specialties regional office
London, U.K.(1)................  Sales & Marketing
Ellesmere Port, U.K............  AOC Headquarters; Business Teams;
                                 Manufacturing; Research & Development;
                                 Administration
Bletchley, U.K.................  Fuel Technology Center

---------------

(1) Leased property

     The Ellesmere Port facility, which includes 94 acres of land houses the administrative headquarters and offices for AOC, Research and Development laboratories and all the Company's manufacturing facilities. These manufacturing facilities consist of a chlorine plant (capacity-40,000 metric tons per annum), a sodium plant (capacity-24,000 metric tons per annum), an ethyl chloride plant (capacity-44,000 metric tons per annum), an EDDS plant for the manufacture of Octaquest(R) (capacity-2,200 metric tons per annum), a detergents plant for the Petroleum Specialties business (capacity-5,000 metric tons per annum) and Lead Alkyls plants for the manufacture of TEL (capacity-90,000 metric tons per annum).

LEGAL PROCEEDINGS

     In December 1997, the Company, Great Lakes and the FTC staff reached an agreement with respect to the terms of a consent decree governing sales of TEL by the Company to Ethyl for resale in the United States market, which agreement was provisionally approved by the FTC on March 30, 1998, subject to the FTC's discretion to review and modify the agreement following a sixty (60) day public comment period. The proposed consent decree, if finally approved by the FTC, will not constitute an admission of wrongdoing on Great Lakes' or the Company's part and will provide, among other things, that the Company will continue to supply Ethyl with its requirements of TEL for resale in the United States market in accordance with the U.S. TEL Supply Agreement, effective January 1, 1998. Under the proposed order, both the Company and Ethyl will be required to provide prior notice to the FTC with respect to any changes or modifications to the U.S. TEL Supply Agreement, as well as with respect to certain transactions. Although the proposed order is not yet effective, the Company has taken steps to comply with its provisions by negotiating and putting into effect a new long term supply contract with Ethyl governing the supply of TEL to Ethyl for resale in the U.S. market. It should be noted that the entire U.S. TEL market is relatively small (approximately 1,500 metric tons per annum) and only a small portion of the Company's sales to Ethyl are directed at the U.S. market. Neither the terms of the proposed consent decree nor the execution of the new contract with Ethyl is expected to have a material adverse effect on the Company's business, results of operation or financial condition. See "--Lead Alkyls Business--Ethyl Agreements" and "Risk Factors--FTC Investigation."

     Other than the above-referenced FTC investigation, the Company is not party to any legal proceedings or administrative actions. In the opinion of the Company's management, there are no legal proceedings, pending or threatened, which could have any material adverse effect on the results of operations or financial condition of the Company or its ability to conduct its operations as presently conducted.

CORPORATE STRUCTURE

     The following diagram presents a summary of the Company's corporate structure. The Company's principal operating subsidiary is the Associated Octel Company Limited.


                                                   Octel Corp.
                                           (Guarantor of the Notes)
                                           ------------------------
                                                      |
                                          ---------------------------
                                         |                           |
                                    Octel L.L.C.              Octel America Inc.
                                    ------------              ------------------
                                         |
                               Octel International Ltd.
                               ------------------------
                                         |
           ---------------------------------------
          |                                       |
                                                  |
Octel Developments PLC                            |
(Issuer of the Notes)                             |
----------------------                            |
          |                                       |
                                                  |
Octel Trading Ltd.                      Octel Resources Ltd.
------------------                      --------------------
          |                                       |
           ---------------------------------------
     98.78%                  |                    1.22%
 partnership share           |               partnership share
                             |
                      Octel Associates
              (Borrower under Credit Facility)
              --------------------------------
                             |

              Associated Octel Company Limited
            (Borrower under the Credit Facility)
                             |

                        Subsidiaries

                                   MANAGEMENT

DIRECTORS

     The Board of Directors of the Issuer consists of two persons, Dennis J. Kerrison and Alan G. Jarvis, each of whom has been elected for a term expiring at the 1999 Annual Meeting of Stockholders and until his successor shall have been elected and qualified.

     The Board of Directors of Parent consists of seven persons, each of whom will be elected for a term expiring at the annual meeting of stockholders indicated below and until his successor shall have been elected and qualified. Each of the persons not currently on Board have agreed to serve as directors of the Parent, effective as of the Distribution Date. The following table sets forth information concerning the individuals who are serving as directors of Parent following the Distribution:

                                                                       TERM EXPIRES AT
                           NAME                              AGE      ANNUAL MEETING IN
                           ----                              ---      -----------------

Dr. Robert E. Bew(1).......................................  61              2001
Dennis J. Kerrison.........................................  53              2001
Martin M. Hale.............................................  57              2001
Thomas M. Fulton...........................................  64              1999
James Puckridge(1).........................................  62              2000
Dr. Benito Fiore(1)........................................  60              2000
Charles M. Hale(1).........................................  62              1999

---------------

(1) Dr. Robert E. Bew, James Puckridge, Dr. Benito Fiore and Charles M. Hale will become directors of Parent effective as of the Distribution Date.

     Set forth below is a brief description of the present and past business experience of each of the persons who will serve as directors of Parent:

     DR. ROBERT E. BEW serves as Non-Executive Chairman of Octel Corp. He is currently Chairman of both European Process Industries Competitiveness Centre Ltd., an organization specializing in increasing competitiveness in process industries and The Teesside Chemical Initiative (TCI) Ltd., which focuses on building and improving investment and competitiveness of the Chemical sector in the region. He spent 35 years with ICI most recently as CEO of ICI's Chemicals & Polymer division in Teeside, U.K. Previously he served as head of Corporate Planning and between 1995 and 1997 was Chairman of Phillips Imperial Petroleum Ltd., a refinery JV between ICI and Phillips.

     DENNIS J. KERRISON serves as President and Chief Executive Officer of Octel Corp. and Managing Director, AOC. Mr. Kerrison also serves as a Managing Director of the Issuer. From May 1996 to the Distribution Date, Mr. Kerrison was the Managing Director of AOC and a Group Vice President and Officer of Great Lakes. Between 1992 and 1996 he was a Director and Officer of Hickson International plc, latterly as Chief Executive Officer. Prior to this he worked in senior management roles for Specialty Chemical Companies, in Europe and the United States notably, Rhone Poulenc, Rohm & Haas and RTZ Chemicals.

     MARTIN M. HALE has been the Executive Vice President and Director of Hellman, Jordan Management Co., Inc., a registered investment advisor specializing in asset management and a wholly owned subsidiary of United Asset Management Company since 1983. Prior to 1983, he was President and Chief Executive Officer of Marsh & McClennan Asset Management Company. He also serves as a Director of the Student Conservation Association; as Chairman of the Board of Governors of the School of The Museum of Fine Arts, Boston; and as a Trustee of The Museum of Fine Arts. Mr. Hale has been Chairman of the Board of Directors of Great Lakes since 1995 and has served on the Great Lakes Board of Directors since 1978.

     THOMAS M. FULTON serves as President and Chief Executive Officer of Landauer, Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide Corporation, BASF Corporation and ICN Pharmaceuticals, Inc. Mr. Fulton serves on the Boards of The Advocate South Suburban Hospital and the Bethel Community Facility and as Chairman of the Board of Directors of the Chicago Theological Seminary. Mr. Fulton is currently a Director of Great Lakes and has served on the Great Lakes Board of Directors since 1995.

     JAMES PUCKRIDGE is Chairman of Elf Atochem U.K. Ltd., a position he assumed in 1990. Prior to that he was Managing Director of the same organization. He is also Chairman of Ato Findley U.K. Limited and Non-Executive Director of Thomas Swan & Co. Ltd., a U.K. specialty chemical company. He serves as a Member of Council for both the British Plastic Federation and the Chemical Industry Association where he is Chairman of the General Purpose and Finance Committee.

     DR. BENITO FIORE is a Director of A.T. Kearney, the consultancy company specializing in the chemical industry. Between 1990 and 1995 he was Chief Executive Officer of Enichem U.K. Ltd. Prior to this he held a number of directorships in the Montedison Group working in Denmark, Canada, Italy and the U.S. He is a Member of Council of the Italian Chamber of Commerce and a member of the Accademia Italian della Cucina.

     CHARLES M. HALE is Chairman of Donaldson, Lufkin & Jenrette International, the London based subsidiary of Donaldson, Lufkin & Jenrette Inc., a major New York based investment bank. Prior to 1984, he was a general partner of Lehman Brothers Kuhn Leob and Managing Director of A.G. Becker International. Mr. Hale is a graduate of Stanford University and Harvard Business School.

     A brief description of the present and past business experience of Alan G. Jarvis is set forth below under the heading "-- Executive Officers."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of Parent currently intends to establish an Executive Committee, an Audit Committee, a Finance Committee, a Compensation Committee and an Environmental, Safety and Health Committee.

     The Executive Committee will have all the powers and authority of the Board of Directors except those powers specifically reserved to the Board of Directors by Delaware law, the Certificate of Incorporation or the By-laws of Parent.

     The Audit Committee will, among other things, recommend independent certified public accountants; review the scope of the audit examination, including fees and staffing; review the independence of the auditors; review and approve non-audit services provided by the auditors; review findings and recommendations of auditors and management's response; review the internal audit and control function; and review compliance with the Company's ethical business practices policy.

     The Finance Committee will review and assess the financial affairs of the Company and present recommendations for action to the Board of Directors.

     The Compensation Committee will review management compensation programs, approve compensation changes for senior executive officers, review compensation changes for senior management, and administer management stock plans.

     The Environmental, Safety and Health Committee will assess the Company's environmental, safety and health policies and performance, and will make recommendations to the Board of Directors regarding the promotion and maintenance of standards of compliance and performance.

COMPENSATION OF DIRECTORS

     Non-employee directors of Parent receive an annual fee of $23,000. The Chairman of the Board, who is not employed by the Company, receives an annual fee of $110,500. A Committee Chairman, not employed by the Company, receives an additional fee of $5,000 per year. Non-employee directors are paid $1,650 for attendance at each meeting of the Board of Directors and $825 for attendance at each committee meeting. A percentage of the annual fee may be paid in the form of a stock grant, as established by the Compensation Committee. No directors' fees is paid to directors who are also employees of the Company. All of the directors of the Issuer are employed by Parent and do not receive additional compensation for serving as directors. Directors will also be reimbursed for all reasonable travel and other expenses of attending meetings of the Board or a Committee thereof.

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the persons who are serving as executive officers of Parent and the Issuer. Each such person was elected to the indicated office with Parent or the Issuer on or prior to the closing of the Initial Offering and serves at the pleasure of the Board of Directors.

                NAME                   AGE                            TITLE
                ----                   ---                            -----
Dennis J. Kerrison...................  53     President and Chief Executive Officer, Octel Corp.
                                              and Managing Director of AOC and the Issuer
Alan G. Jarvis.......................  48     Chief Financial Officer, Octel Corp. and Finance
                                              Director of AOC and the Issuer
Graham M. Leathes....................  48     Company Secretary and General Counsel, Octel Corp.,
                                              AOC and the Issuer
Steve W. Williams....................  42     Operations Director, AOC
Robert A. Lee........................  50     Commercial Director, Lead Alkyls, AOC
Geoff J. Hignett.....................  47     Commercial Director, Speciality Chemicals, AOC
H. Alan Hanslip......................  50     Human Resources Director, AOC
Richard T. Shone.....................  49     Safety, Health & Environment Director, AOC

     Set forth below is a description of the position presently held with the Company by each executive officer as well as positions held prior to the Distribution.

     DENNIS J. KERRISON--See description above under the heading "--Directors."

     ALAN G. JARVIS serves as Chief Financial Officer of Octel Corp. and Finance Director of AOC and the Issuer. From October 1997 until the Distribution Date, Mr. Jarvis served as Finance Director for AOC. Prior to his tenure with AOC, Mr. Jarvis served from 1995 to 1997 as Group Finance Director of the Power Plant Group of GEC Alsthom, an Anglo-French joint venture in the power generation business worldwide. From 1987 to 1994, Mr. Jarvis served at different times as Property Director, Group Finance Director and Group Financial Controller for Simon Engineering PLC, a British engineering company specializing in hydraulic platforms, process plant contracting and chemical storage.

     GRAHAM M. LEATHES serves as Corporate Secretary and General Counsel for Octel Corp., AOC and the Issuer. From July 1989 until the Distribution Date, Mr. Leathes served in this position for AOC.

     STEVE W. WILLIAMS serves as Operations Director of AOC. From November 1995 to the Distribution Date, Mr. Williams served as Director of Manufacturing for AOC. Prior to his tenure with AOC, Mr. Williams served for 18 years at the Fawley Oil Refinery of Exxon/Esso, most recently as Operations Manager.

     H. ALAN HANSLIP serves as Human Resources Director of AOC. From November 1996 to the Distribution Date, Mr. Hanslip served as Director, Human Resources, for AOC. Prior to his tenure with AOC, Mr. Hanslip served from 1991 to 1996 as Director of Human Resources for British Nuclear Fuels, plc.

     ROBERT A. LEE serves as Commercial Director, Lead Alkyls of AOC. From February 1997 to the Distribution Date, Mr. Lee served as Director, Supply Chain, for AOC. Prior to his tenure with AOC, Mr. Lee spent 27 years with Dow Chemical Corporation, a multinational chemical and petrochemical manufacturer most recently as Marketing and Sales Director of its worldwide hydrocarbon business based in Zurich, Switzerland.

     GEOFF J. HIGNETT serves as Commercial Director, Specialty Chemicals of AOC. From February 1997 to the Distribution Date, Dr. Hignett served as Director--Petroleum Specialties and Acting Director--Corporate Development for AOC. Prior to his tenure with AOC, Dr. Hignett served from 1992 to 1997 as Director of Technology & Business and Director of Water Additives for the Process Additives Division of FMC Corporation, a multinational engineering, manufacturing and chemicals concern.

     RICHARD T. SHONE serves as Safety, Health & Environment Director of AOC. From May 1997 until the Distribution Date, Mr. Shone served in this position for AOC. Prior to his tenure with AOC, Mr. Shone was employed from 1986 to 1997 by Laporte PLC, an international speciality chemicals company where he served as General Manager--Group Safety, Hazards & Environment.

COMPENSATION OF EXECUTIVE OFFICERS

     All of the information set forth in the following tables reflects compensation earned based upon services rendered to Great Lakes by the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company. The services rendered by such individuals to Great Lakes were, in some instances, in capacities not equivalent to those positions in which they will serve for the Company. Therefore, these tables do not reflect the compensation which will be paid to the executive officers of Parent. The following tabulation shows compensation for services rendered in all capacities to the Petroleum Additives Business Unit of Great Lakes and its subsidiaries during 1997 by the Chief Executive Officer and the next four highest paid executive officers (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                   ANNUAL COMPENSATION                          ---------------
                              ------------------------------    OTHER ANNUAL    OPTIONS GRANTED
         NAME AND              SALARY       PROFIT SHARING      COMPENSATION       (# NUMBER
    PRINCIPAL POSITION          (1)       CASH (BONUS)(1)(2)        (3)           OF SHARES)
    ------------------        --------    ------------------    ------------    ---------------
Dennis J. Kerrison........    $287,966         $129,665                --           10,000
Steve W. Williams.........     152,212           44,848                --            2,000
Geoff J. Hignett..........     137,264           31,598            46,897(4)         1,200
Graham M. Leathes.........     130,106           25,299                --            1,000
Robert A. Lee.............     114,090           26,534                --            1,000

---------------
(1) Converted from pounds sterling to U.S. dollars based on an exchange rate of $1.6455:L1.00 on December 31, 1997.

(2) Bonus paid in 1998 for services rendered in 1997.

(3) Amounts paid do not exceed $50,000 or 10% of salary plus bonus for any of the Named Executive Officers, except Mr. Hignett.

(4) Payment of starting bonus.

STOCK OPTIONS TABLE

     The following table shows for the Named Executive Officers the specified information with respect to grants of options to purchase Great Lakes Common Stock ("Great Lakes Options") during 1997.

                            OPTION GRANTS IN 1997(1)

                                            INDIVIDUAL                                POTENTIAL REALIZABLE
                                            GRANTS % OF                                 VALUE AT ASSUMED
                                           TOTAL OPTIONS                                 ANNUAL RATES OF
                                 OPTIONS    GRANTED TO     EXERCISE OR                     STOCK PRICE
                                 GRANTED   EMPLOYEES IN    BASE PRICE    EXPIRATION     APPRECIATION FOR
             NAME                (#)(2)     FISCAL YEAR     ($/SH)(3)       DATE        OPTION TERM(4)(5)
             ----                -------   -------------   -----------   ----------   ---------------------
                                                                                        5%($)      10%($)
Dennis J. Kerrison.............  10,000        2.18%         $42.50       2/10/07      267,750     675,750
Steve W. Williams..............   2,000         .44%          42.50       2/10/07       53,550     135,150
Geoff J. Hignett...............   1,200         .26%          42.50       2/10/07       32,130      81,090
Graham M. Leathes..............   1,000         .22%          42.50       2/10/07       26,775      67,575
Robert A. Lee..................   1,000         .22%          42.50       2/10/07       26,775      67,575

---------------

(1) See "Treatment of Great Lakes Employee Stock Options in the Distribution" for a description of the effect of the Distribution on such options.

(2) All options were granted pursuant to the 1993 Great Lakes Employee Stock Compensation Plan and have a term of 10 years. Each Named Executive Officer received one option grant in 1997. These options vest and become exercisable in cumulative 33% installments commencing no less than one year from date of grant, with full vesting occurring on the earlier of the third anniversary date or on the retirement of an employee over 62 years of age.

(3) The exercise price may be paid for by remitting cash or already owned shares of common stock of Great Lakes, or by a combination thereof.

(4) The potential realizable value portion of the foregoing table indicates the value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified amount of compounded rates of appreciation on Great Lakes Common Stock over the term of the options. This calculation does not take into account that any shortfall between the current stock price and the option exercise price will have to be made up before any value can be realized.

(5) Absent an appreciation in stock price over the option exercise price, the optionee will not realize any gain. A 0% increase in stock price will result in an option value of $0.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table shows for each Named Executive Officer the specified information with respect to exercises of Great Lakes Options during 1997 and the value of unexercised options at the end of 1997.

              AGGREGATED GREAT LAKES OPTION EXERCISES DURING 1997
                     AND 1997 FISCAL YEAR END OPTION VALUES

                                                NUMBER OF SECURITIES         VALUE OF UNEXERCISED OPTIONS
                        SHARES                 UNDERLYING UNEXERCISED               IN THE-MONEY AT
                       ACQUIRED    VALUE     OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END($)
                          ON      REALIZED   ---------------------------   ---------------------------------
        NAME           EXERCISE     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE(1)
        ----           --------   --------   -----------   -------------   --------------   ----------------
Dennis J. Kerrison...     --         --            --         17,000             --             $23,750
Steve W. Williams....     --         --            --          3,600             --             $ 4,750
Geoff J. Hignett.....     --         --            --          1,200             --             $ 2,850
Graham M. Leathes....     --         --         1,370          1,760             --             $ 2,375
Robert A. Lee........     --         --            --          1,000             --             $ 2,375

---------------

(1) Based on a closing price of $44.875 as reported on the NYSE on December 31, 1997 and after deduction of the exercise price of each such option multiplied by the number of shares covered by each such option.

EMPLOYMENT AGREEMENTS

     Currently, each of the Named Executive Officers is party to a contract of employment between such officer and AOC. The contracts provide for salary, holidays and vacations and perquisites. Each of the Named Executive Officers is entitled to 30 days of annual vacation, private health insurance, permanent health insurance and a car. Additionally, other than with respect to Mr. Kerrison, each agreement provides that in the event of a takeover or fundamental restructuring of the business which results in a loss of the officer's position, such officer is entitled to two years' salary plus 25% plus approximately U.S.$49,365. In the event of a qualifying termination following a change of control, Messrs. Williams, Hignett, Leathes and Lee would be entitled to receive $616,200, $572,600, $440,171 and $594,400, respectively, pursuant to such agreements.

COMPENSATION UNDER RETIREMENT PLANS

     The following table sets forth the estimated annual benefits payable upon retirement to Messrs. Williams, Hignett, Leathes and Lee, for the specified compensation and years of service classifications, under the combined formulas of the Octel Pension Plan, the Octel Top Hat and the Octel Funded Unapproved Retirement Benefit Plan. The pension benefits are calculated based upon years of service and "Final Earnings," which is calculated as final base salary or, if higher, the average base salary for the last three years of service. Mr. Kerrison's benefits payable under such plans are calculated on the same basis, but at a 33% higher rate. The amounts shown have been converted from pounds sterling to U.S. dollars based on an exchange rate of $1.6455:L1.00 on December 31, 1997.

          FINAL EARNINGS             5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS
          --------------             -------   --------   --------   --------   --------
$164,550..........................   $20,569   $ 41,138   $ 61,706   $ 82,275   $102,844
 246,825..........................    30,853     61,706     92,971    123,413    154,266
 329,100..........................    41,138     82,275    123,413    164,550    205,688
 411,375..........................    51,422    102,844    154,266    205,688    257,109
 493,650..........................    61,706    123,413    185,119    246,825    308,531

     As of January 1, 1998, the final base salary (converted to U.S. dollars using the same exchange rate as specified above) and the eligible years of credited service for each of the Named Executive Officers were as follows: Mr. Kerrison, $287,963--1 year; Mr. Williams, $162,485--1 year; Mr. Hignett, $156,745--0 years; Mr. Leathes, $135,309--8 years; and Mr. Lee, $137,240--0 years.

STOCK PLAN

     The Company had adopted (i) the Octel Corp. Approved Company Share Option Plan, (ii) the Octel Corp. Performance Related Stock Option Plan, (iii) the Octel Corp. Time Restricted Stock Option Plan, (iv) the Octel Corp. Savings Related Share Option Scheme and (v) the Octel Corp. Profit Sharing Share Scheme (collectively, the "Stock Plans"), which provides for the grant of various types of equity-based compensation to employees of the Company. The Stock Plans were approved by Great Lakes, as sole stockholder of the Company, prior to the Distribution Date. The Stock Plans are designed to promote the success of the Company's business by more closely aligning the interests of management and the Company's stockholders through the provision of equity-based incentives to those individuals who are or will be responsible for such success.

     The total number of shares of Common Stock that may be issued or awarded under the Stock Plans may not exceed 1,175,000 in the aggregate, subject to adjustment as described below.

     The Stock Plans provide for the granting of options, including "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options, and the granting of other stock-based awards (collectively,

"Awards"). All Awards will be evidenced by an award agreement setting forth the terms and conditions applicable thereto.

     Awards may generally be granted to individuals who are (a) executive officers, (b) other key employees (including those who are also directors) or
(c) non-employee directors, in each case of the Parent or any of its subsidiaries.

     The Stock Plans are administered by the Board of Directors of the Company, which may act through its Compensation Committee (such Board of Directors or committee is referred to herein as the "Plan Administrator"). Eligibility criteria, the number of participants, and the number of shares subject to Awards and all other terms and conditions of Awards are determined by the Plan Administrator.

     The following table sets forth the estimated number of restricted stock units to be granted to certain employees under the Stock Plans within six (6) months of the Distribution:

                                                              NUMBER OF RESTRICTED
                            NAME                                  STOCK UNITS
                            ----                              --------------------
Dennis J. Kerrison..........................................        115,071
Alan G. Jarvis..............................................         50,873
Steve W. Williams...........................................         44,090
Geoff J. Hignett............................................         40,699
Robert A. Lee...............................................         42,394
H. Alan Hanslip.............................................         32,559
Richard T. Shone............................................         30,396
Graham M. Leathes...........................................         30,396
All executive officers as a group (8 persons)...............        386,478
All other employees.........................................         46,851

     The restricted stock grant described above has been estimated, based on a multiple the proposed salaries to be paid to such persons following the Distribution Date, which salaries will be reviewed and approved by the Board of Directors of Parent at the time of the Distribution. The actual number of restricted stock units granted will change depending upon the price of Octel Common Stock at the time of such grant.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     All of the outstanding capital stock of the Issuer is owned by Octel International Ltd., an indirect wholly owned subsidiary of Parent.

     Based on information which has been obtained from Great Lakes' records and a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Exchange Act with respect to Great Lakes Common Stock, the following persons are the beneficial owner of more than 5% of the outstanding voting securities of any class of Parent.

                                                                                   PERCENT OF
                                                                                  COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER OF SHARES    OUTSTANDING
------------------------------------                          ----------------    ------------
T. Rowe Price Associates, Inc.(1)
100 East Pratt Street
Baltimore, Maryland 21202...................................     1,478,245           10.2%
State Farm Mutual Automobile Insurance
Company and Related Entities(2)
One State Farm Plaza
Bloomington, Illinois 61710-0001............................     1,135,900            7.6%
Jeffrey S. Halis and Related Entities(3)
500 Park Avenue
Fifth Floor
New York, New York 10022....................................     1,012,000            6.9%

---------------

(1) Based on a Schedule 13G, dated June 10, 1998, filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. ("Price Associates"). These securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2) Based on a Schedule 13G, dated January 22, 1998, filed with the Securities and Exchange Commission by State Farm Mutual Automobile Insurance Company. Each of the following State Farm entities has reported sole voting power and sole disposition power and disclaims "beneficial ownership" as to all shares as to which each has no right to receive the proceeds of sale of the security and disclaims that it is part of a group: State Farm Mutual Automobile Insurance Company; State Farm Life Insurance Company; State Farm Investment Management Corporation; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Life Insurance Company is a wholly owned subsidiary of State Farm Mutual Automobile Insurance Company. State Farm Investment Management Corporation is a wholly owned subsidiary of State Farm Fire and Casualty Company which, in turn, is a wholly owned subsidiary of State Farm Life Insurance Company.

(3) Based on a Schedule 13D dated June 8, 1998 filed with the Securities and Exchange Commission by Jeffrey S. Halis. As of May 28, 1998, the following entities controlled by Jeffrey Halis owned securities: Tyndall Partners, L.P., Tyndall Institutional Partners, L.P. Madison Avenue Partners, L.P., and Halo International, Ltd. Jeffrey Halis possesses sole power to vote and direct the disposition of all shares of Octel Corp. owned by each of these entities.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

     Based upon their respective holdings of Great Lakes Common Stock as of April 1, 1998, and excluding restricted stock to be granted in connection with the Distribution, no director or officer of Parent or the Issuer will own beneficially, as of the Distribution Date, any shares of Octel Common Stock at such date and all directors and executive officers as a group will beneficially own less than 1% of the Octel Common Stock outstanding at such date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For purposes of facilitating an orderly transition on the Distribution Date to the status of two separate independent companies, Great Lakes, and certain of its subsidiaries, and Parent, and certain of its subsidiaries, have entered or will enter into various agreements and relationships, including those described in this section.

DISTRIBUTION AGREEMENT

     Prior to the Distribution, Great Lakes and the Company entered into the Transfer and Distribution Agreement (the "Distribution Agreement"), which provides for, among other things, the amount of Octel Common Stock to be issued in connection with the Distribution, the transfer to the Company of the Octel Businesses, the transfer to Great Lakes of the Company's Amlwch and Palmer Research Laboratories facilities, the allocation between Great Lakes and the Company of certain obligations and liabilities relating to the Octel Businesses and the businesses being retained by or transferred to Great Lakes and the execution of certain other agreements governing the relationship between Great Lakes and the Company following the Distribution. The Distribution Agreement generally provides for the transfer by Great Lakes to the Company of the assets used in the Octel Businesses, and for the assumption by the Company of substantially all of the liabilities relating to the Octel Businesses for periods before, on or after the Distribution Date. The Company will also remain responsible, up to a maximum aggregate amount of $5 million, for liabilities relating to the Amlwch and Palmer Research Laboratories facilities to be transferred to Great Lakes in connection with the Distribution to the extent that such liabilities arise from acts or omissions occurring on or prior to January 1, 1998.

TAX DISAFFILIATION AGREEMENT

     Great Lakes and the Company have entered into a Tax Disaffiliation Agreement (the "Tax Disaffiliation Agreement"), detailing their respective obligations concerning various tax liabilities. The Tax Disaffiliation Agreement generally requires Great Lakes to pay, and indemnify the Company against, all federal, state, local and foreign taxes relating to the businesses conducted by Great Lakes or its subsidiaries for any taxable period, other than the following taxes which will be paid by the Company and against which the Company will indemnify Great Lakes:

          (i) taxes relating to the Company and its U.S. subsidiaries for periods after the Distribution Date;

          (ii) taxes relating to the Company's non-U.S. subsidiaries or any predecessor or successor thereof for all periods before and after the Distribution Date (other than with respect to certain restructuring transactions incident to the Distribution);

          (iii) taxes arising out of certain actions taken by, or in respect of, the Company or any of its subsidiaries that adversely affect the tax consequences to Great Lakes, the Company or their respective subsidiaries with respect to the Distribution or the transactions related thereto, provided, however, that under certain limited circumstances the Company's indemnification obligation described in this paragraph (iii) may be reduced; and

          (iv) taxes due and payable by Great Lakes or its subsidiaries with respect to their interests in Octel Associates for the period from January 1, 1998 to the Distribution Date.

The Tax Disaffiliation Agreement further provides for cooperation with respect to certain tax matters, the exchange of information and retention of records which may affect the tax liability of either party. In addition, the Tax Disaffiliation Agreement requires that the Company refrain from certain actions during the two-year period commencing on the day after the Distribution Date, unless it obtains a supplemental ruling from the Internal Revenue Service, reasonably satisfactory to Great Lakes in form and content, that such actions will not adversely affect the qualification of the Distribution as a tax-free distribution under Section 355 of the Code. These actions include (i) a discontinuation of any material portion of the Company's or its subsidiaries' business and (ii) participation in any transaction within such two-year period which results in one or more persons owning 50% or more of the stock of the Company or any of its subsidiaries.

CORPORATE SERVICES TRANSITION AGREEMENT

     Great Lakes and the Company entered into a Corporate Services Transition Agreement pursuant to which the Company will agree to provide to Great Lakes certain services for a transitional period following the Distribution Date. The services to be provided by the Company include accounting, payroll, treasury, management information systems, engineering, regulatory and medical. The services will be provided for varying periods of time, provided that no services will be undertaken after December 31, 1999. The Company will be compensated by Great Lakes on an arm's length basis for the provision of such services.

SUPPLY AND TOLL MANUFACTURING AGREEMENTS

     Great Lakes and the Company entered into agreements (the "Supply and Toll Manufacturing Agreements") providing for the supply by Great Lakes to the Company of dibromoethane ("DBE"), hydrogen bromide ("HBR") and the toll manufacture by Great Lakes for the Company of Stadis(R) products and the supply by the Company to Great Lakes of caustic soda.

     Each of the Supply and Toll Manufacturing Agreements contains representations, warranties, covenants and agreements and are on terms that are customary for similar agreements in the chemical industry. The Supply and Toll Manufacturing Agreements provide for, among other things, the following:

          (i) Great Lakes will supply certain specified quantities of DBE to the Company for three years. The Company has the right to extend the agreement for two additional one year periods. Pursuant to the agreement, Great Lakes has certain rights to acquire the Company's chlorine membrane plant if the Company decides to either sell or shutdown the plant. During the first eighteen months of the agreement, Great Lakes has agreed to make certain payments to subsidize the Company's operation of the chlorine membrane plant;

          (ii) Subject only to the Company's obligation to purchase certain minimum quantities based upon the Company's forecasts, Great Lakes is required to supply HBR to the Company in quantities determined by the Company. The agreement has an initial four year term with automatic renewal for subsequent one year periods until canceled by either party with one year's prior notice;

          (iii) The Company will supply caustic soda to Great Lakes on an ongoing basis, subject to either party's right to terminate the agreement on six months' prior notice or, at Great Lakes' option, at any time subject only to an obligation for Great Lakes to acquire all then existing inventory and work-in-process; and

          (iv) Great Lakes will toll manufacture Stadis(R) 425 and Stadis(R) 450 (Enhanced) for the Company. The agreement may be terminated by either party after December 31, 2001 on one year's prior notice. The Company is obligated, subject to certain exceptions, to purchase certain specified minimum amounts of Stadis(R) products from Great Lakes.

     Except as referred to above, Great Lakes and the Company ceased to have any material contractual or other material relationships with each other.

                         DESCRIPTION OF CREDIT FACILITY

     The Credit Facility provides for (i) a senior secured Term Facility of up to $280.0 million and (ii) a senior secured Revolving Facility of up to $20.0 million to certain subsidiaries of Parent (the "Borrowers").

     The following summary of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the definitive documentation for the Credit Facility.

     The obligations of the Borrowers under the Credit Facility are unconditionally guaranteed by Parent and certain subsidiaries of Parent (including the Issuer). The Credit Facility and the guarantees are secured by substantially all of the assets of the Borrowers and certain U.K. subsidiaries and certain holding companies of the Borrowers, including real property not subject to other mortgages and personal property (including inventory), and also are secured by the capital stock of the Borrowers and certain U.K. subsidiaries and holding companies of the Borrower (but not the Company). The obligations of the Borrowers are also secured by an interest, granted by Parent, in the benefits of the agreements entered into in connection with the Distribution.

     The Credit Facility will mature on December 31, 2001, and the Term Facility will amortize in quarterly installments commencing on June 30, 1998. The Company will be required to repay $115.0 million, $60.0 million, $60.0 million and $45.0 million in 1998, 1999, 2000 and 2001, respectively. In addition, the Company will be required to prepay the Credit Facility with 50% of surplus cash flow on a quarterly basis.

     The loans under the Credit Facility will bear interest at LIBOR (as defined in the Credit Facility), plus additional costs, plus 1.75%, subject to adjustment under certain circumstances. The margin on the interest rate, under certain circumstances, will adjust to 1.25% over LIBOR when the outstanding balance under Tranche A of the Credit Facility has been reduced to $140.0 million. Following the occurrence and during the continuance of a default under the Credit Facility, the overdue amount will bear interest at LIBOR, plus additional costs, plus 2.75%.

     The Credit Facility contains a number of covenants that, among other things, restrict the ability of Parent and its subsidiaries (including the Company) to engage in amalgamations, mergers or consolidations, engage in certain transactions with subsidiaries and affiliates, amend or waive terms of the agreements entered into in connection with the Distribution, dispose of assets, create liens on assets, incur additional indebtedness, incur guarantee obligations, make loans, enter into leases, make investments, issue or acquire its shares, pay dividends or make capital distributions and otherwise restrict corporate activities. In addition, the Credit Facility requires compliance with certain financial covenants, including (i) an EBITDA to net interest ratio (commencing at 4.5 to 1.0, increasing to 6.5 to 1.0), (ii) a fixed charge coverage ratio (1.05 to 1.0) and (iii) a total debt to EBITDA ratio (commencing at 2.0 to 1.0, decreasing to 1.25 to 1.0).

     The Credit Facility contains customary events of default including the failure to pay principal when due or any interest or other amount that becomes due within one business day after the due date, a default in the performance of certain covenants, any representation or warranty being incorrect, invalidity of any guaranty or security document, certain insolvency events, cross default and certain change of control events.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Exchange Notes offered hereby are to be issued under the Indenture, dated as of [ ], 1998 (the "Indenture"), between the Issuer and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated.

     The following is a summary of certain provisions of the Indenture and the Exchange Notes, a copy of which Indenture and the form of Exchange Notes is available upon request to the Issuer at the address set forth under "Available Information." Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.

     For purposes of this "Description of the Exchange Notes", the term "Company" refers solely to the Issuer.

BOOK-ENTRY DEPOSITARY INTERESTS

     The Notes will be represented initially by a single global note in bearer form without coupons (the "Global Note"). The Global Note will be issued in a denomination equal to the outstanding Notes represented thereby and will be held by The Industrial Bank of Japan (Luxembourg) S.A., as the book-entry depositary (the "Book-Entry Depositary"). The Global Note will be deposited with the Book-Entry Depositary pursuant to the Note Depositary Agreement (the "Note Depositary Agreement") between the Company and the Book-Entry Depositary. For a description of the Note Depositary Agreement, see "Description of the Note Depositary Agreement."

     The Book-Entry Depositary will issue a single certificateless depositary interest representing a 100% interest in the underlying Global Note to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as a nominee for DTC. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to participants' interests) and its participants, including, as applicable, the Euroclear Operator and Cedel. Such beneficial interests in the Exchange Notes are referred to as "Book-Entry Interests". Book-Entry Interests in the Global Note (and any Notes issued in exchange therefor) will be subject to certain restrictions on transfer. See "Description of the Note Depositary Agreement -- Transfers and Transfer Restrictions."

     Holders of Book-Entry Interests will be entitled to receive definitive Notes in registered form ("Definitive Notes") in exchange for their holdings of Book-Entry Interests only in the limited circumstances set forth in "Description of the Note Depositary Agreement -- Issuance of Definitive Notes." In no event will definitive Notes in bearer form be issued.

     The Company intends to apply to list the Exchange Notes on the Luxembourg Stock Exchange.

     The Exchange Notes will be payable as to principal, interest and Additional Amounts (as defined), if any, either (i) to the Book-Entry Depositary (as Holder of the Global Note) against presentation and surrender (or, in the case of partial payment, endorsement) of the Global Note at the office of any agent of the Company (the "Paying Agent") maintained for such purpose outside the United Kingdom or (ii) in the event that Definitive Notes are issued as described under "Description of the Note Depositary Agreement -- Issuance of Definitive Notes" at an office of the Paying Agent maintained for such purpose within the City and State of New York; provided, however, that with respect to any payment of principal or interest on Definitive Notes with an aggregate principal amount in excess of $1,000,000 held by any Holder or group of Holders, such payment will be made, at the written request of such Holder or Holders (which shall be a single request with appropriate wire transfer instructions) received by the Paying Agent 15 days before the applicable payment date, by wire transfer of immediately available funds to the Paying Agent, who in turn will wire such funds to such single account as such Holder or Holders may in writing to the Paying Agent direct. Until otherwise designated by the Company, the office of the Paying Agent in New York will be the Corporate Trust Office of the Trustee maintained for such purpose. The Notes will be issued in minimum denominations of $1,000 principal amount and integral multiples thereof, and Definitive Notes, if issued, will only be issued in registered form. In all circumstances, the Company shall ensure that (i) at least one Paying Agent is located outside the United Kingdom and (ii) if and so long as the Exchange Notes are listed on any securities exchange, any requirement of such securities exchange as to Paying Agents are satisfied.

TERMS OF THE NOTES

     The Exchange Notes will be unsecured senior obligations of the Company, limited to $150.0 million aggregate principal amount, and will mature on May 1, 2006. The Exchange Notes will bear interest at the rate per annum shown on the cover page hereof from May 5, 1998 or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing November 1, 1998. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

OPTIONAL REDEMPTION

     Except as set forth under "-- Redemption for Changes in U.K. Withholding Taxes," the Exchange Notes will only be redeemable at the option of the Company as follows.

     Prior to May 1, 2002, the Exchange Notes will be redeemable, in whole or from time to time in part, at the option of the Company on any date, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Exchange Notes to be redeemed and (ii) the sum of the present values of (A) the redemption price of such Exchange Note at May 1, 2002 (as set forth in the table below), and (B) the remaining scheduled payments of interest thereon to May 1, 2002 (exclusive of interest accrued to such redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date; provided that installments of interest on Exchange Notes which are due and payable on an interest payment date falling on or prior to the relevant redemption date shall be payable to the Holders of such Exchange Notes at the close of business on the relevant regular record date according to their terms and the provisions of the Indenture.

     On and after May 1, 2002, the Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                              REDEMPTION
                           PERIOD                               PRICE
                           ------                             ----------
2002........................................................  105.000%
2003........................................................  103.333%
2004........................................................  101.667%
2005 and thereafter.........................................  100.000%

MANDATORY REDEMPTION

     The Indenture requires the Company to provide for the retirement, by redemption, of $37.5 million principal amount of the Notes on each of May 1 , 2003, May 1, 2004 and May 1, 2005, in each case at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date. Such redemptions are calculated to retire approximately 75% of the principal amount of the Notes prior to maturity. The Company may, at its option, receive credits against such mandatory redemptions for the principal amount of Notes acquired or redeemed (other than through this mandatory redemption provision) by the Company and surrendered to the Trustee for cancelation.

SELECTION AND NOTICE OF REDEMPTION

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the Luxembourg Stock Exchange (for so long as the Notes are listed thereon) or such other stock exchange on which the Notes are listed or, if such Notes are not so listed or such exchange prescribes no method of selection, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note may be redeemed except in integral multiples of $1,000 in original principal amount. Notice of redemption shall, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and, in the case of Definitive Notes, shall also be mailed by first-class mail to each Holder of Notes to be redeemed at its address appearing in the register of Holders, in each case at least 30 but not more than 60 days before the redemption date. For so long as any Notes are represented by the Global Notes, notices to Holders shall (in addition to publication as described above) also be given by delivery of the relevant notice to DTC, Euroclear and/or Cedel Bank (as the case may be) for communication to the relative Holders of the Book-Entry Interests. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A Global Note redeemed in part will be surrendered to the Trustee who will make a notation thereon to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion and, in the case of Definitive Notes, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Note.

WITHHOLDING TAXES

     All payments made by or on behalf of the Company on or with respect to the Notes (whether or not in the form of Definitive Notes (as defined)), and all payments made by or on behalf of Parent under or with respect to the Note Guarantee, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, "Taxes") imposed or levied by or on behalf of the United Kingdom (or the jurisdiction of incorporation of any Successor Company (as defined below)) or any political subdivision thereof or any authority having power to tax therein (each a "Tax Authority"), unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Tax Authority shall at any time be required on any payments made by the Company (or Successor Company) on or with respect to the Notes or by Parent (or Successor Company) under or with respect to the Note Guarantee, including payments of principal, redemption price, interest, additional interest or premium, the Company or Parent, as the case may be, will pay such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by the Holders of the Notes (including Additional Amounts) or the Trustee, as the case may be, after such withholding or deduction, equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; except that no such Additional Amounts will be payable with respect to:

          (i) in the case of Notes listed on a Recognized Stock Exchange at the time such Additional Amounts would be payable, any payments on a Note held by or on behalf of a Holder or a beneficial owner who is liable for such Taxes in respect of such Note by reason of the Holder or beneficial owner having some connection with the United Kingdom or the jurisdiction of incorporation of any Successor Company (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the United Kingdom or the jurisdiction of incorporation of any Successor Company) other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

          (ii) in the case of Notes listed on a Recognized Stock Exchange at the time such Additional Amounts would be payable, any Taxes that are imposed or withheld as a result of a change in law after the Issue Date where such withholding or imposition is by reason of the failure of the Holder or beneficial owner of the Note to comply with any reasonable request by the Company to provide information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any declaration or similar claim or satisfy any information or reporting requirement, (A) if such compliance is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such Taxes, (B) such Holder may legally comply with such requirements and (C) at least 30 days prior to the date on which the Company shall apply this clause (ii), the Company shall have notified such Holders of such requirements;

          (iii) except in the case of the winding up of the Company, any Note presented for payment (where presentation is required) in the United Kingdom or the jurisdiction of incorporation of any Successor Company (unless presentment could not have been made elsewhere); or

          (iv) any Note presented for payment (where Notes are in the form of Definitive Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on any day (including the last day) within such 30 day period).

     Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (i) to (iv) inclusive above.

     Where required by applicable law, the Company, Parent or any Paying Agent, as the case may be, will also (a) make any required withholding or deduction in respect of any Taxes and (b) remit the full amount deducted or withheld to the relevant Tax Authority in accordance with applicable law. The Company or Parent, as the case may be, will furnish or cause to be furnished to the Trustee, within 30 days after the date of the payment of any Taxes due pursuant to applicable law, certified copies of tax receipts satisfactory to the Trustee evidencing such payment by the Company or Parent, as the case may be. Copies of such receipts will be made available to Holders of Notes that are outstanding on the date of such withholding or deduction for or on account of Taxes upon request. Further, the Company or Parent, as the case may be, will indemnify and hold harmless each

Holder of Notes (other than a Holder described in clauses (i)-(iv) above) and upon written request will promptly reimburse each such Holder for the amount of
(1) any Taxes levied or imposed and paid by such Holder as a result of payments made on or with respect to the Notes or under or with respect to the Parent Guarantee, (2) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto and (3) any Taxes imposed with respect to any reimbursement under (1) or (2), but excluding any Taxes based on a Holder's net income.

     Whenever in the Indenture there is mentioned, in any context, (a) the payment of principal, (b) purchase prices in connection with a purchase of Notes, (c) interest or (d) any other amount payable on or with respect to any of the Notes or under or with respect to the Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

     The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture.

     The Company or Parent, as the case may be, will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes, the Note Guarantee or any other document or instrument referred to therein, or the receipt of any payments on or with respect to the Notes or under or with respect to the Note Guarantee, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of the United Kingdom, the United States of America or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

REDEMPTION FOR TAXATION REASONS

     The Notes may be redeemed, at the option of the Company, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the Holders (which notice shall be irrevocable), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption (a "Tax Redemption Date") and all Additional Amounts (see "-- Withholding Taxes"), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Company determines that, as a result of (i) any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of the United Kingdom (or any political subdivision or taxing authority of the United Kingdom) affecting taxation which change or amendment becomes effective on or after the Issue Date, (ii) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the Issue Date or (iii) the issuance of Definitive Notes due to (A) DTC (as defined) being at any time unwilling or unable to continue as or ceasing to be a clearing agency registered under the Exchange Act, and a successor to DTC registered as a clearing agency under the Exchange Act is not able to be appointed by the Company within 90 days or (B) the Book-Entry Depositary being at any time unwilling or unable to continue as a book-entry depositary and a successor Book-Entry Depositary is not able to be appointed by the Company within 90 days, the Company is or on the next interest payment date the Company would be, required to pay Additional Amounts, and the Company determines that such payment obligation cannot be avoided by the Company taking reasonable measures. Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment or withholding if a payment in respect of the Notes was then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver to the Trustee an Opinion of Counsel to the effect that the circumstances referred to above exist. The Trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

GUARANTEE

     Parent has irrevocably and unconditionally guaranteed (the "Note Guarantee") on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for principal or interest on the Notes, expenses, indemnifications or otherwise (all such obligations guaranteed by Parent pursuant to the Note Guarantee being herein called the "Guaranteed Obligations"). Parent will agree to pay, on a senior unsecured basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders of the Notes in enforcing any rights under the Note Guarantee with respect to Parent.

     The Note Guarantee is a continuing guarantee and shall (i) remain in full force and effect until payment in full of all the Guaranteed Obligations, (ii) be binding upon Parent and (iii) enure to the benefit of and be enforceable by the Trustee, the Holders of the Notes and their successors, transferees and assigns.

RANKING

     The Notes and the Note Guarantee are unsecured senior indebtedness of the Company and Parent, respectively, will rank pari passu in right of payment with all existing and future unsecured indebtedness of the Company and Parent, respectively, other than Subordinated Obligations and will be senior in right of payment to all existing and future Subordinated Obligations, except that the lenders under the Credit Facility will have certain payment blockage rights. See "-- Payment Blockage." The Notes and the Note Guarantee will be effectively subordinated to any secured indebtedness of the Company and Parent, respectively, to the extent of the value of the assets securing such indebtedness and to all liabilities of their direct and indirect subsidiaries (except, in the case of Parent, the Company). The Company and Parent are holding companies that conduct all of their business through subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company and Parent, including holders of the Notes. The Notes and the Note Guarantee, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company and Parent, respectively. As of December 31, 1997, after giving pro forma effect to the Transactions, Parent's subsidiaries (other than the Company) would have had approximately $390.4 million of liabilities outstanding (including $280.0 million of indebtedness). Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of such subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain
Covenants -- Limitation on Consolidated Indebtedness".

     As described below, the Notes and the Note Guarantee are subject to certain payment blockage provisions for the benefit of "Bank Indebtedness", which consists of borrowings and other obligations under certain credit facilities of subsidiaries of the Company. See "Payment Blockage".

PAYMENT BLOCKAGE

     During the continuance of any default with respect to the Bank Indebtedness (which is defined in the Indenture to mean obligations under certain credit facilities of Subsidiaries of the Company) pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiry of any applicable grace periods, the Company may not pay the principal of, or premium, if any, or interest on, the Notes (except for payments made from the trusts described under "-- Defeasance") or make any deposit with respect to legal defeasance or covenant defeasance and may not purchase, redeem or (except for Notes previously acquired by the Company that are credited against the Company's mandatory redemption requirement as described above under "-- Mandatory Redemption") otherwise retire the Notes pursuant to a Change of Control, an Asset Sale or otherwise and Parent may not make any payments under the Note Guarantee (collectively, "pay the Notes") for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice (a "Payment Blockage Notice") of such default from the Representative under the Credit Agreement specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (unless earlier terminated (i) by written notice to the Trustee and the Company from the Representative that submitted such Payment Blockage Notice or (ii) because such default is no longer continuing or (iii) because the Bank Indebtedness has been paid in full in cash and any outstanding letters of credit, bonds and guarantees under the Credit Agreement and any Hedging Obligations Incurred in connection with the Credit Agreement have been fully cash collateralized). Notwithstanding the provisions described in the immediately preceding sentence, provided that the Notes have not become immediately due and payable, the Company may cure any Event of Default in relation to the Notes and resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the Bank Indebtedness during such period. No default which existed or was continuing on the date of the commencement of any Payment Blockage Period shall be, or be made, the basis for commencement of a second Payment Blockage Period by the Representative under the Credit Agreement whether or not within a period of 360 consecutive days, unless such default shall have been cured or waived for a period of not less than 180 consecutive days (it being acknowledged that any subsequent action, omission or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period or other matter or thing that, in any case, would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

     The above described payment blockage provisions shall become permanently inoperable upon the retirement of all Indebtedness Incurred pursuant to the Credit Agreement or upon the amendment of the Credit Agreement to eliminate the provisions relating to payment blockage.

     As described below, subject to certain exceptions, the Indenture requires Parent and the Company to include payment blockage provisions substantially the same as those set forth above in any Indebtedness that either of them may Incur in the future for so long as the Company or Parent is subject to the payment blockage provisions described above.

SAME-DAY PAYMENT

     The Indenture will require that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by those entitled to receive such funds as described in the last paragraph of "-- Book-Entry Depositary Interest".

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Issuer on May 5, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to (i) qualified institutional buyers in reliance on Rule 144A and (ii) qualified buyers outside the United

States in reliance upon Regulation S under the Securities Act under the Securities Act. As a condition to the Purchase Agreement, the Company and Parent have agreed pursuant to an exchange and registration rights agreement (the "Exchange and Registration Rights Agreement") with the Initial Purchasers, for the benefit of the holders of the Notes, that the Company would, at its cost,
(i) within 60 days after the date of original issue of the Old Notes, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer to exchange the Notes for new notes of the Company (the "Exchange Notes") having terms substantially identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of original issue of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Registered Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the Notes. For each Old Note surrendered to the Company pursuant to the Registered Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue. Under existing SEC interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     A Holder of Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy or
(ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not sell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and a prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will, at its cost,
(a) as promptly as practicable, file a shelf registration statement (a "Shelf Registration Statement") covering resales of the Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder selling such Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     If (i) by the 60th day after the date of original issuance of the Old Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC; (ii) by the 180th day after the date of original issuance of the Notes, the Registered Exchange Offer is not consummated; (iii) by the 45th day after the Company is obligated to file the Shelf Registration Statement such filing has not occurred; (iv) by the 90th day after the Company becomes obligated to file a Shelf Registration Statement such Shelf Registration Statement has not been declared effective by the SEC or (v) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (v) a "Registration Default"), additional interest will accrue on the Transfer Restricted Securities from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, such additional interest to accrue at a rate of 0.25% per annum and increase by an additional 0.25% per annum at the end of each 90-day period until all Registration Defaults have been cured; provided, however, that such additional interest shall not exceed a rate of 1.00% per annum. Such interest is payable in addition to any other interest payable from time to time with respect to the Notes and the Exchange Notes.

     If the Company effects the Registered Exchange Offer, it will be entitled to close the Registered Exchange Offer 20 business days after the commencement thereof provided that it has accepted all Notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

     The Issuer presently intends to submit an application to list the Exchange Notes on the Luxembourg Stock Exchange and will seek clearance of the Exchange Notes through Cedel Bank and Euroclear (and new codes shall be obtained). All documentation prepared in connection with such listing of the Exchange Notes will be available at the offices of the Luxembourg Paying Agent, which will provide all services and actions in connection with the Old Note exchange. All notices to be given in connection with the Old Note Exchange and any increase in the interest rate of the Old Notes will be made in the manner described under "--Notices."

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Consolidated Indebtedness. (a) Parent shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Parent and its Restricted Subsidiaries may Incur Indebtedness if, on the date of such Incurrence, the Consolidated Debt to EBITDA Ratio does not exceed the ratio indicated below:

                                                              CONSOLIDATED DEBT
                     DATE OF INCURRENCE                        TO EBITDA RATIO
                     ------------------                       -----------------
Period ended June 30, 1999..................................     2.00 to 1.0
Period ended June 30, 2000..................................     1.75 to 1.0
Period ended June 30, 2001
  and thereafter............................................     1.50 to 1.0

     (b) Notwithstanding the foregoing paragraph (a), Parent and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness Incurred pursuant to the Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause
     (1) and then outstanding does not exceed $280 million less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness (other than principal payments made from any Refinancings thereof);

          (2) Indebtedness Incurred pursuant to the Revolving Credit Facility; provided, however, that the aggregate principal amount outstanding at any time under this clause (2) does not exceed $20 million;

          (3) Indebtedness which is intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary thereof or (ii) any sale or other transfer of any such Indebtedness to a person that is not either Parent or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (3);

          (4) the Notes and the Exchange Notes;

          (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5) or this clause
     (6); provided, however, that Parent and its Restricted Subsidiaries shall not Incur any Indebtedness pursuant to this paragraph (b)(6) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations;

          (7) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements directly related to Indebtedness permitted to be Incurred by Parent or a Restricted Subsidiary pursuant to the Indenture;

          (8) Guarantees by Parent and its Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture; and

          (9) other Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Parent and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (7) above or paragraph (a)) does not exceed $10 million.

     (c) For purposes of determining compliance with the foregoing paragraphs
(a) and (b), (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Parent, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and
(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     (d) Neither Parent nor the Company shall Incur any Indebtedness (exclusive of Hedging Obligations) unless such Indebtedness is subject to payment blockage provisions that are substantially the same as those described above under "Payment Blockage" for so long as the Notes are subject to such provisions (for the avoidance of doubt it is understood that this clause shall not apply to the Incurrence of Indebtedness by Restricted Subsidiaries other than the Company).

     Limitation on Restricted Payments. (a) Parent shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Parent or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) Parent is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Consolidated Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

          (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter for which financial statements are publicly available on the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); provided, however, that the incremental amount added to amounts otherwise available under this clause (A) shall not exceed (i) $20.0 million for any 12-month period ending on or before June 30, 2002 and (ii) $15.0 million for any 12-month period ending after June 30, 2002; provided further, however, that, for purposes of this clause (A), Consolidated Net Income shall be calculated in the same manner as for determining whether an Incurrence of Indebtedness would be permitted pursuant to the covenant described under "-- Limitation on Consolidated Indebtedness";

          (B) the aggregate Net Cash Proceeds received by Parent from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Parent and other than an issuance or sale to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees);

          (C) the amount by which Indebtedness of Parent is reduced on Parent's balance sheet upon the conversion or exchange (other than by a Subsidiary of Parent) subsequent to the Issue Date of any Indebtedness of Parent convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Parent (less the amount of any cash, or the fair value of any other property, distributed by Parent upon such conversion or exchange); and

          (D) an amount equal to the sum of (i) the net reduction in Investments (other than Investments in Restricted Subsidiaries) resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Parent or any Restricted Subsidiary, or sales of assets to third parties and (ii) the portion (proportionate to Parent's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the amount in clause (ii) shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Parent or any Restricted Subsidiary in such Unrestricted Subsidiary.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

          (i) any acquisition of any Capital Stock of Parent or any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Parent or an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees); provided, however, that such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments;

          (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of Parent or Indebtedness of Parent which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Consolidated Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (iii) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; provided, however, that at the time of payment of such dividend or redemption, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend or redemption shall be included in the calculation of the amount of Restricted Payments; or

          (iv) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of Parent or any of its Subsidiaries from employees, former employees, directors or former directors of Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $0.5 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

          (v) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; or

          (vi) distributions to Great Lakes to fund the Transactions and to make the Special Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. Parent shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Parent or a Restricted

Subsidiary or pay any Indebtedness owed to Parent, (b) make any loans or advances to Parent or (c) transfer any of its property or assets to Parent, except:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Parent (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Parent) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
     (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (iv) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

          (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. (a) Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) Parent or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by Parent or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Parent (or such Restricted Subsidiary, as the case may be) (A) to the extent Parent elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Indebtedness (other than Subordinated Obligations) of Parent or the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to Parent or an Affiliate of Parent) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) to the extent Parent elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and (C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to cause the Company to make an offer to the holders of the Notes (and if necessary or desirable to holders of other Indebtedness designated by Parent) to purchase Notes (and such other Indebtedness) pursuant to and subject to the conditions contained in the Indenture (provided that if Parent or the Company would be prohibited from repurchasing Notes in accordance with this clause (a)(ii)(C) by the terms of any Indebtedness described in clause (a)(ii)(A) above,

Parent shall be required, at its option, either to repay such Indebtedness or to obtain any required consents under the instruments governing any such Indebtedness in order to permit the repurchase of the Notes), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Parent or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, Parent and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be used for any purpose not prohibited by the Indenture.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of Parent or any Restricted Subsidiary and the release of Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by Parent or any Restricted Subsidiary from the transferee that are promptly converted by Parent or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Indebtedness) pursuant to clause (a)(ii)(C) above, Parent will be required to cause the Company to purchase Notes tendered pursuant to an offer by Parent and the Company for the Notes (and other Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Indebtedness, such greater or lesser price, if any, as may be provided for by the terms of such Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. Parent shall not be required to cause the Company to make such an offer to purchase Notes (and other Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $7.5 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). To the extent that the aggregate amount of Notes tendered pursuant to clause (a)(ii)(C) above is less than the Net Available Cash, Parent may use any remaining Net Available Cash for general corporate purposes. Upon completion of any such offer pursuant to clause (a)(ii)(C), the Net Available Cash amount shall be reset at zero.

     (c) Parent and the Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Parent and the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions. (a) Parent shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of Parent (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to Parent or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.0 million, (i) are set forth in writing and
(ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction or have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to Parent and its Restricted Subsidiaries and (3) if such Affiliate Transaction involves an amount in excess of $7.5 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to Parent and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments", (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of Parent and its Restricted Subsidiaries pursuant to plans approved by the Board of Directors,
(iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of Parent or its Restricted Subsidiaries, but in any event not to exceed $0.5 million in the aggregate outstanding at any one time, (v) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Parent or any Restricted Subsidiary as determined in good faith by Parent's Board of Directors or senior management, (vi) any Affiliate Transaction between Parent and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Parent and (viii) transactions and agreements with Great Lakes and its Affiliates as described herein arising out of the Spinoff and the Reorganization.

     Repurchase of Notes upon a Change of Control. (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the terms contemplated in paragraph (b) below; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase Notes pursuant to this covenant in the event that the Company has theretofore exercised its right to redeem all the Notes as described under "-- Optional Redemption" above.

     In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Indebtedness restrict or prohibit the repurchase of Notes pursuant to this provision, then prior to the mailing of the notice to Holders provided for in the next paragraph below but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Bank Indebtedness or such other Indebtedness or to offer to repay in full all Bank Indebtedness or such other Indebtedness and to repay the Bank Indebtedness or such other Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness or such other Indebtedness to permit the repurchase of the Notes as provided for in this covenant.

     (b)(i) Subject to paragraph (b)(ii), promptly, and in any event within 30 days following the date upon which the Company becomes aware that a Change of Control has occurred, Parent and the Company shall, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, publish notice thereof in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and, in the case of Definitive Notes, shall also mail a notice to each Holder at its address appearing in the register of Holders, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer (the "Change of Control Offer"). For so long as any Notes are represented by Global Notes, the Change of Control Offer shall (in addition to publication as described above) also be given by delivery of the notice to DTC, Euroclear and/or Cedel Bank (as the case may be) for communication to the relative Holders of the Book-Entry Interests. Such notice shall state: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     (ii) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     (c) Parent and the Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Parent and the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under "-- Certain Covenants -- Limitation on Consolidated Indebtedness," "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Credit Agreement restricts the Company's ability to purchase Notes prior to termination of the Credit Agreement in 2001, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the payment blockage provisions in the Indenture would, in the event the Bank Indebtedness was due and payable or subject to acceleration, likely restrict payment to the Holders of Notes for up to 179 days.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. Parent shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to Parent or a Restricted Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither Parent nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

     Limitation on Liens. Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Limitation on Sale/Leaseback Transactions. Parent shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) Parent or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Consolidated Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "-- Limitation on Liens," (ii) the net proceeds received by Parent or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) Parent applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sale of Assets and Subsidiary Stock."

     Limitation on Lines of Business. Neither Parent nor the Company shall and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than a Related Business.

     Merger and Consolidation. Neither Parent nor the Company shall consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any other Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of England and Wales or the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Parent or the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Parent or the Company under the Note Guarantee or the Notes and the Indenture, respectively; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) except in the case of a merger of Parent or the Company with or into a Wholly Owned Subsidiary of Parent or the Company, respectively, and except in the case of a merger entered into solely for the purpose of reincorporating Parent or the Company in another jurisdiction, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Consolidated Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Parent or the Company, as the case may be, immediately prior to such transaction; (v) Parent or the Company, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and (vi) Parent or the Company, as the case may be, shall have delivered to the Trustee Opinions of Counsel to the effect that (A) the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction; (B) any payment of principal, redemption price or purchase price of, premium (if any), Additional Amounts (if any) and interest on the Notes by the Successor Company to a Holder after the consolidation, merger, conveyance, transfer or lease of assets will be exempt from the Taxes described and defined under "-- Withholding Taxes" and (C) no other taxes on income (including taxable capital gains) will be payable under the laws of the United Kingdom or any other jurisdiction where the Successor Company is or becomes located by a Holder of the Notes who is not or is not deemed to be a resident of the United Kingdom or other jurisdiction where the Successor Company is or becomes located and does not carry on a trade in the United Kingdom through a branch, agency or permanent establishment to which the Notes of that Holder are attributable (or, as the case may be, does not carry on any business activities through a branch, agency or permanent establishment in such other jurisdiction where the Successor Company is or becomes located) in respect of the acquisition, ownership or disposition of Notes, including the receipt of principal, premium (if any), Additional Amounts (if any) or interest paid pursuant to such Notes.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Parent or the Company under the Note Guarantee or the Indenture, as the case may be, but the predecessor company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

     SEC Reports. Notwithstanding that Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Parent shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest or any Additional Amounts on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by Parent or the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after written notice with any of their obligations in the covenants described above under "-- Certain Covenants" under "-- Limitation on Consolidated Indebtedness,"
"-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions," "-- Repurchase of Notes upon a Change of Control" (other than a failure to purchase Notes), "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Limitation on Liens,"
"-- Limitation on Sale/Leaseback Transactions," "-- Limitation on Lines of Business," or "-- SEC Reports," (v) the failure by Parent or the Company to comply for 60 days after written notice with their other agreements contained in the Indenture, (vi) Indebtedness of Parent, the Company or any Significant

Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount or accreted value of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Parent, the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $5.0 million is entered against Parent, the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"). However, a default under clauses (iv) and (v) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and Parent or the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable by notice in writing to the Company (and the Trustee, if applicable) specifying the Event of Default and that such notice is a "notice of acceleration" ("Acceleration Notice"), and the same shall become immediately due and payable; provided, however, that until such time as the Bank Indebtedness is paid in full, no such Acceleration Notice with respect to an Event of Default described in clause (i) of the preceding paragraph shall be effective until the earlier of (a) the fifth Business Day after the giving of the Acceleration Notice to the Company and the Representative under the Credit Agreement (but only if such Event of Default is then continuing) and (b) the acceleration of the Bank Indebtedness, in each case subject to the provisions described under "--Payment Blockage." Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Parent or the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate
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

indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Parent or the Company, as such, shall have any liability for any obligations of Parent or the Company under the Note Guarantee, the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under federal securities laws and it is the view of the SEC that such a waiver is against public policy.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or a tender offer or exchange for, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" or "Redemption for Taxation Reasons" above or shall be redeemed as described under "-- Mandatory Redemption" above,
(v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, or (viii) make any change in the provisions of the Indenture described under "-- Withholding Taxes" that adversely affects the rights of any Noteholder or amend the terms of the Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

     Without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However no amendment may be made to the Payment Blockage Provisions of the Indenture that adversely affects the rights of any holder of Bank Indebtedness then outstanding unless the holders of such Bank Indebtedness (or their Representative) consent to such change to the extent such consent is required pursuant to the terms of such Bank Indebtedness.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

NOTICES

     Notices regarding the Notes will be (so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require) published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and, in the case of Definitive Notes, shall also be mailed by first class mail to each Holder of Notes at its address appearing in the register of Holders. For so long as any Notes are represented by the Global Note, notices to Holders shall (in addition to publication as described above) also be given by delivery of the relevant notice to DTC, Euroclear and/or Cedel Bank (as the case may be) for communication to the relative Holders of the Book-Entry Interests. If and so long as the Notes are listed on any securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange. Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of Definitive Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain
Covenants -- Merger and Consolidation" above ("covenant defeasance"). In the event that the Company exercises its legal defeasance option (but not its covenant defeasance option), Parent will be released from all of its obligations with respect to the Note Guarantee.

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that (i) holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax and United Kingdom income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel as to U.S. Federal income tax must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law) and (ii) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable English or U.S. Federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders.

CONCERNING THE TRUSTEE

     IBJ Schroder Bank & Trust Company is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Paying Agent shall at all times be a separate legal entity from the Book-Entry Depositary.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

ENFORCEABILITY OF JUDGMENTS

     Since substantially all of the operating assets of the Company and its Subsidiaries are outside the United States, any judgment obtained in the United States against the Company or a Subsidiary, including judgments with respect to the payment of principal, premium, if any, interest, Additional Amounts, if any, redemption price and any purchase price with respect to the Notes, may not be collectible within the United States.

CONSENT TO JURISDICTION AND SERVICE

     The Indenture will provide that the Company will appoint CT Corporation System, 1633 Broadway, New York, New York 10019 as its agent for actions brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a

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

Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Parent or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of Parent or any Restricted Subsidiary or (iii) any other assets of Parent or any Restricted Subsidiary outside of the ordinary course of business of Parent or such Restricted Subsidiary; provided, however, that Asset Disposition shall not include (A) a disposition by a Restricted Subsidiary to Parent or by Parent or a Restricted Subsidiary to a Restricted Subsidiary, (B) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments", (C) disposition of assets with a fair market value of less than $250,000, (D) the disposition of all or substantially all of the assets of Parent or the Company as permitted under the provisions described above at the caption "-- Certain Covenants -- Merger and Consolidation", (E) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry, (F) the licensing of intellectual property and (G) disposals or replacements of obsolete, uneconomical, negligible, worn out or surplus property in the ordinary course of business.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

     "Banks" has the meaning specified in the Credit Agreement.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board; provided, however, that "Board of Directors" means the Board of Directors of Parent when designated as such.

     "Business Day" means each day which is not a Legal Holiday.

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

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Change of Control" means the occurrence of any of the following events:

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of Parent; provided that a Change of Control shall be deemed not to have occurred where (through a merger, consolidation or other transaction) Parent becomes a Wholly Owned Subsidiary of a holding company substantially all of the Voting Stock of which is held by shareholders of Parent immediately prior to such transaction (a "Parent Reorganization");

          (ii) individuals who on the Issue Date constituted the Board of Directors of the Company or Parent, as the case may be (together with any new directors whose election by such Board of Directors of the Company or Parent, as the case may be, or whose nomination for election by the shareholders of the Company or Parent, as the case may be, was approved by a vote of 66 2/3% of the directors of the Company or Parent, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company or Parent, as the case may be, then in office;

          (iii) the merger or consolidation of Parent with or into another Person or the merger of another Person with or into Parent, or the sale of all or substantially all the assets of Parent to another Person, and, in the case of any such merger or consolidation, the securities of Parent that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Parent are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; provided that a Change of Control shall be deemed not to have occurred solely as a result of a Parent Reorganization;

          (iv) the failure at any time by (A) Parent to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of the Company and, after the occurrence of the Spinoff, Octel or (B) the Company to beneficially own (as so defined), directly or indirectly, at least 98.78% of Octel; or

          (v) the adoption of a plan relating to the liquidation or dissolution of Parent or the Company.

     For the avoidance of doubt, the occurrence of the Spinoff shall not constitute a Change of Control.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Comparable Treasury Price" means with respect to any Redemption Date for the Notes (i) the average of three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Consolidated Debt to EBITDA Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Indebtedness of Parent and its Restricted Subsidiaries calculated on a consolidated basis as of the end of the most recent fiscal quarter for which financial statements are publicly available prior to the date of such determination (such fiscal quarter being herein called the "most recent fiscal quarter") to (ii) EBITDA for the four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements are publicly available (the "Reference Period"); provided, however, that

          (1) if Parent or any Restricted Subsidiary has Incurred any Indebtedness since the end of the Reference Period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Debt to EBITDA Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been outstanding as of the end of the most recent fiscal quarter and to the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such new Indebtedness had been Incurred and such other Indebtedness had been discharged as of the end of such fiscal quarter;

          (2) if Parent or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of the most recent fiscal quarter or if any Indebtedness that was outstanding as of the end of the most recent fiscal quarter is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Debt to EBITDA Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement unless such Indebtedness has been permanently repaid and has not been replaced), the aggregate amount of Indebtedness shall be calculated on a pro forma basis as if such discharge has occurred as of the end of the most recent fiscal quarter and EBITDA shall be calculated as if Parent or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of the Reference Period (including on the date of the transaction giving rise to the need to calculate the Consolidated Debt to EBITDA Ratio) Parent or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

          (4) if since the beginning of the Reference Period (including on the date of the transaction giving rise to the need to calculate the Consolidated Debt to EBITDA Ratio) Parent or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the
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

     Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period (and irrespective of the method (purchase or pooling) of accounting for such Investment or acquisition of assets); and

          (5) if since the beginning of the Reference Period (including on the date of the transaction giving rise to the need to calculate the Consolidated Debt to EBITDA Ratio) any Person (that subsequently became a Restricted Subsidiary or was merged with or into Parent or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Parent or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of EBITDA relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Parent. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of Parent and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Parent or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees),
(vii) Preferred Stock dividends (other than dividends paid in Capital Stock of Parent (other than Disqualified Stock)) in respect of all Preferred Stock of Parent or a Restricted Subsidiary held by Persons other than Parent or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Parent or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Parent) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of Parent and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (i) any net income of any Person (other than Parent) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, Parent's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) Parent's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

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

          (ii) any net income (or loss) of any Person acquired by Parent or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Parent; provided, however, that (A) subject to the exclusion contained in clause (iv) below, Parent's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) Parent's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; provided further, however, that, for purposes of determining whether an Incurrence of Indebtedness (1) by Parent will be permitted pursuant to the covenant described under "-- Limitation on Consolidated Indebtedness", the entire net income of each Restricted Subsidiary that is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions to Parent will be included in determining Consolidated Net Income so long as the agreements or instruments imposing such restrictions (including with respect to the Indebtedness being Incurred) permit such Restricted Subsidiary to pay dividends or make distributions sufficient to pay interest on the Indebtedness being Incurred and any other Indebtedness of Parent in existence as of the date of determination and (2) by a Restricted Subsidiary (including the Company) (the "Borrowing Subsidiary") will be permitted pursuant to the covenant described under "-- Limitation on Consolidated Indebtedness", the entire net income of the Borrowing Subsidiary will be included in determining Consolidated Net Income and the entire net income of each Restricted Subsidiary that is a Subsidiary of the Borrowing Subsidiary and that is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions to Parent will be included in determining Consolidated Net Income so long as the agreements or instruments imposing such restrictions (including with respect to the Indebtedness being Incurred) permit such Restricted Subsidiary to pay dividends or make distributions sufficient to pay interest on the Indebtedness being Incurred and any other Indebtedness of the Borrowing Subsidiary and Indebtedness of Parent in existence as of the date of determination;

          (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of Parent, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person together with any related tax effects according to GAAP associated with the foregoing;

          (v) extraordinary gains or losses; and

          (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Parent and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Parent ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of Parent plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Agreement" means the Facility Agreement dated April 27, 1998, by and among Octel, certain of its Subsidiaries, the lenders referred to therein, and Goldman Sachs Credit Partners, L.P. and Barclays Bank PLC, as joint arrangers and joint syndication agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refund or refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, by such Person at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (x) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Repurchase of Notes upon a Change of Control" and (y) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of Parent and its consolidated Restricted Subsidiaries, (b) depreciation expense of Parent and its consolidated Restricted Subsidiaries, (c) amortization expense of Parent and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (d) all other non-cash charges of Parent and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. EBITDA shall be increased or decreased, as the case may be, to the extent of non-cash reductions or increases, respectively, in Consolidated Net Income in such period due solely to fluctuations in currency values and the related tax effects according to GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and computations based on GAAP contained in this "Description of the Notes" shall be computed in conformity with GAAP. Any accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

     "Great Lakes" means Great Lakes Chemical Corporation, a Delaware corporation.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the several persons who are for the time being holders of the Notes (being, in the case of Definitive Notes, the several persons whose names are entered in the register of Holders of the Definitive Notes as the holders thereof) which expression shall, while any Global Note remains outstanding, mean in relation to the Notes represented thereby each person who is for the time being shown in the records of DTC, Euroclear or of Cedel Bank as the holder of a particular Book-Entry Interest in respect of such Notes (in which regard any certificate or other document issued by DTC, Euroclear or Cedel Bank as to the principal amount of Notes represented by a Global Note standing to the account of any person shall be conclusive and binding for all purposes) for all purposes other than with respect to the payment of principal, premium, if any, and interest on such Notes, the right to which shall be vested, as against the Company, solely in the bearer of such Global Note (being at the Issue Date the Book-Entry Depositary) in accordance with and subject to its terms and the terms of the Indentures and the words "holder" and "holders" and related expressions shall (where appropriate) be construed accordingly.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit or performance bonds securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit or performance bonds are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit or performance bond);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (vi) all obligations of the type referred to in clauses (i) through
     (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

          (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to Parent's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Parent's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion

(proportionate to Parent's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of (i) all legal, accounting and investment banking fees, and sales commissions and all other legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition and
(iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Parent or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

     "Octel" means Octel Associates and any successor Person.

     "Parent" means Octel Corp., a Delaware corporation, and any successor
Person.

     "Permitted Investment" means an Investment by Parent or any Restricted Subsidiary in (i) Parent, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Parent or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Parent or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to
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

employees made in the ordinary course of business consistent with past practices of Parent or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Parent or any Restricted Subsidiary or in satisfaction of judgments;
(viii) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock"; (ix) Investments existing on the date of the Indenture; (x) Hedging Obligations otherwise in compliance with the Indenture; and (xi) Investments the total payment for which consists exclusively of Capital Stock (excluding Disqualified Stock) of Parent.

     "Permitted Liens" means, with respect to any Person, (a) liens, pledges or deposits by such Person under worker's compensation laws, unemployment insurance and other types of social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) statutory liens of landlords and other Liens imposed by law, including carriers', warehousemen's, supplier's, materialmen's, repairmen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) liens for taxes, assessments or governmental charges not yet subject to penalties for non-payment, or which are being contested in good faith; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens to secure Indebtedness of Restricted Subsidiaries (other than the Company) permitted under "-- Certain Covenants -- Limitation on Consolidated Indebtedness"; (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) liens securing intercompany indebtedness of a Restricted Subsidiary of Parent other than the Company on assets of any Subsidiary of Parent other than the Company; (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging

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

Obligations; (m) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (h), (i) or
(j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (n) judgment Liens not giving rise to an Event of Default; (o) an interest or title of a lessor under any Capitalized Lease Obligation; (p) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods Incurred in the ordinary course of business; (q) liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof Incurred in the ordinary course of business; (r) Liens incurred with respect to obligations that do not in the aggregate exceed $10.0 million at any one time outstanding; (s) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Parent and its Restricted Subsidiaries; and (t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties so long as the underlying obligations are not in default or are being contested in good faith. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (i) or (j) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock". For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Recognized Stock Exchange" means a recognized Stock exchange within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988.

     "Reference Treasury Dealer" means any nationally recognized primary U.S. Government securities dealer in New York City.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Parent or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture,
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

including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs associated with Refinancing) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that Refinances Indebtedness of Parent.

     "Related Business" means any business related, ancillary or complementary to the businesses of Parent, the Company and the Restricted Subsidiaries on the Issue Date.

     "Reorganization" means the final reorganization of the corporate and partnership entities of Parent and its subsidiaries, including Parent, prior to or concurrently with the Spinoff.

     "Representative" means any trustee, agent or representative (if any) for an issue of Bank Indebtedness.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Parent or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Parent held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Parent (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Parent that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of Parent that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances, in whole or in part, any such revolving credit facility.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Parent or a Restricted Subsidiary transfers such property to a Person and Parent or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Spinoff" means the distribution of shares of the common stock of Parent to the holders of common stock of Great Lakes to be effected as described in the Offering Circular.

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

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of Parent or the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Note Guarantee or the Notes, as applicable, pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following:

          (i) any investment in direct obligations of the United Kingdom or the United States of America or any agency thereof or obligations guaranteed by the United Kingdom or the United States of America or any agency thereof;

          (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United Kingdom, the United States of America, any state thereof or any foreign country recognized by the United States or the United Kingdom, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;

          (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Parent) organized and in existence under the laws of the United Kingdom, the United States of America or any foreign country recognized by the United Kingdom or the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and

          (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Moody's Investors Service, Inc. or "A" by Standard & Poor's Ratings Group.

     "Term Loan Facility" means the term loan facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

     "Treasury Rate" means, with respect to any Redemption Date for the Notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the
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

Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

     "Unrestricted Subsidiary" means (i) any Subsidiary of Parent other than the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Parent (other than the Company, but including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Parent or any other Subsidiary of Parent that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) Parent could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Consolidated Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Parent or one or more Wholly Owned Subsidiaries.

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

                  DESCRIPTION OF THE NOTE DEPOSITARY AGREEMENT

GENERAL

     The Exchange Notes will be represented initially by the Global Note, which will be issued in bearer form without coupons and which will represent the aggregate principal amount of the outstanding Notes. The Global Note will be deposited with The Industrial Bank of Japan (Luxembourg) S.A., as Book-Entry Depositary, pursuant to the terms of the Note Depositary Agreement. The Book-Entry Depositary will issue a certificateless depositary interest (representing a 100% interest in the underlying Global Note) to DTC or its nominee. The summary of certain provisions of the Note Depositary Agreement contained in this section does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Note Depositary Agreement, a copy of the form of which will be available from Parent upon request.

     Upon confirmation by DTC that the Book-Entry Depositary has custody of the Global Note and upon acceptance by DTC of the certificateless depositary interests pursuant to the Letter of Representations to be entered into with DTC, DTC will record beneficial interests in the Global Notes. Book-Entry Interests will be recorded in denominations of $1,000 and integral multiples thereof. Ownership of Book-Entry Interests will be limited to Persons that have accounts with DTC ("participants") or Persons that hold interests in the Book-Entry Interests through participants ("indirect participants"), including, as applicable, the Euroclear Operator, Cedel, banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with DTC, either directly or indirectly. Indirect participants shall also include Persons that hold through such indirect participants. The Book-Entry Interests will not be held in definitive form. Instead, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective interests beneficially owned by such participants. Ownership of Book-Entry Interests will be shown on, and the transfer of these Book-Entry Interests or the interests therein will be effected only through, records maintained by DTC or its nominee (with respect to interests of its participants) and on the records of participants (with respect to interests of indirect participants).

     The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests.

     So long as the Book-Entry Depositary, or its nominee, is the Holder of the Global Note underlying Book-Entry Interests, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole Holder of the Global Note for all purposes under the Indenture and the Notes. Except as set forth below under "-- Issuance of Definitive Notes", participants or indirect participants will not be entitled to have Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive bearer or registered form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each Person holding a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC, the Euroclear Operator and Cedel and indirect participants must rely on the procedure of the participant or indirect participants through which such Person owns its interest in the Book-Entry Interests, including, as applicable, the Euroclear Operator and Cedel, to exercise any rights and obligations of a Holder under the Indenture. See
"-- Action in Respect of the Global Note and the Book-Entry Interests". If any Definitive Notes are issued, they will only be issued in registered form.

     Unless and until Book-Entry Interests are exchanged for Definitive Notes, the certificateless depositary interests held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     All interests in the Global Note, including those held through the Euroclear Operator or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through the

Euroclear Operator or Cedel may also be subject to the procedures and requirements of such system.

     Investors may hold their beneficial interests in the Regulation S Global Note through the Euroclear Operator or Cedel (in accordance with the provisions set forth under "-- Transfers and Transfer Restrictions"), if they are account holders in such systems, or indirectly through organizations which are account holders in such systems. After the expiration of the Restricted Period (as defined) but not earlier, investors may also hold such interests through organizations, other than the Euroclear Operator and Cedel, that are participants in the DTC system. The Euroclear Operator and Cedel will hold beneficial interests in the Regulation S Global Note on behalf of their account holders through securities accounts in the respective account holders' names on the Euroclear Operator's and Cedel's respective book-entry registration and transfer systems, which in turn, will hold such interests in the Regulation S Global Note in accounts in the Euroclear Operator's or Cedel's name on the books of DTC.

     Although DTC, the Euroclear Operator and Cedel have agreed to certain procedures to facilitate transfers of beneficial interests in the Global Note among participants of DTC and account holders of the Euroclear Operator and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Parent, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, the Euroclear Operator or Cedel or their respective participants or account holders of their respective obligations under the rules and procedures governing their operations.

PAYMENTS ON GLOBAL NOTE

     Payment of principal of and interest on, and any other amount due in respect of, the Global Notes will be made through one or more paying agents appointed under the Indenture to the Book-Entry Depositary and the liability of the Company with respect to any such payment will be discharged upon the payment in full of such amount. All such amounts will be payable, by a Paying Agent located outside of the United Kingdom, in dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment therein of public and private debts. Upon receipt of any payment of principal of or premium (if any) or interest or any other amount on the Global Note, the Book-Entry Depositary will distribute all such payments to Cede & Co., as nominee of DTC. All such payments will be distributed without deduction or withholding for any taxes, duties, assessments or other governmental charges of whatever nature except as may be required by law. If any such deduction or withholding is required to be made, then except as provided in "Description of the Notes -- Withholding Taxes", such Additional Amounts will be paid by Parent or the Company, as the case may be, to the Book-Entry Depositary as may be necessary in order that the net amounts received by the Holder of the Global Note or owners of Book-Entry Interests after such deduction or withholding shall be not less than the amounts specified in such Note to which such Holder or owner is entitled. DTC, upon receipt of any payment made in respect of the Global Note, will promptly credit participants' accounts with payments in amounts proportionate to their respective ownership of Book-Entry Interests, as shown on the records of DTC. Parent expects that payments by participants to owners of interests in Book-Entry Interests held through such participants or indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants or indirect participants. Distribution with respect to ownership of Book-Entry Interests held through the Euroclear Operator or Cedel will be credited to the cash accounts of participants in the Euroclear Operator or Cedel in accordance with the relevant system's rules and procedures, to the extent received by its depositary. None of Parent, the Trustee, the Book-Entry Depositary or any other agent of Parent, the Trustee or the Book-Entry Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of a participant's ownership of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to a participant's ownership of Book-Entry Interests.

INFORMATION REGARDING DTC, THE EUROCLEAR OPERATOR AND CEDEL

     DTC, the Euroclear Operator and Cedel have advised Parent as follows:

     DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

     The Euroclear Operator and Cedel. The Euroclear Operator and Cedel each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

     The Euroclear Operator and Cedel provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. The Euroclear Operator and Cedel also deal with domestic securities lending and borrowing. The Euroclear Operator and Cedel also deal with domestic securities markets in several countries through established depository and custodial relationships. The Euroclear Operator and Cedel have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

     Account holders in the Euroclear Operator and Cedel are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the Euroclear Operator and Cedel is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

     Account holders' overall contractual relations with the Euroclear Operator and Cedel are governed by the respective rules and operating procedures of the Euroclear Operator and Cedel and any applicable laws. The Euroclear Operator and Cedel act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

     Parent understands that under existing industry practices, if either Parent or Trustee requests any action of owners of Book-Entry Interests or if an owner of a Book-Entry Interest desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants owning the relevant Book-Entry Interests to give or take such action, and such participants would authorize indirect participants to give or take such action or would otherwise act upon the instructions of such indirect participants.

REDEMPTION

     In the event any Global Note (or a portion thereof) is redeemed, the Book-Entry Depositary will, through DTC, redeem, from the amount received by it in respect of the redemption of such Global Note, an equal amount of the Book-Entry Interests in such Global Note. The redemption price payable in connection with the redemption of Book-Entry Interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the Global Notes (or portion thereof). For any redemptions of a Global Note in part, selection of Book-Entry Interests to be redeemed will be made by DTC on a pro rata basis (or on such other basis as DTC deems fair and appropriate) provided that no Book-Entry Interest of $1,000 principal amount or less shall be redeemed in part. Once redeemed in part, a new Global Note in the principal amount equal to the unredeemed portion thereof will be issued and delivered to the Book-Entry Depositary.

TRANSFERS AND TRANSFER RESTRICTIONS

     All transfers of Book-Entry Interests will be recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its participants. See "-- General". Pursuant to the Note Depositary Agreement, the Global Notes may be transferred only to a successor Book-Entry Depositary.

ISSUANCE OF DEFINITIVE NOTES

     Holders of Book-Entry Interests will be entitled to receive Definitive Notes in registered form in exchange for their holdings of Book-Entry Interest
(i) if DTC is at any time unwilling or unable to continue as, or ceases to be, a clearing agency registered under the Exchange Act, and a successor to DTC registered as a clearing agency under the Exchange Act is not able to be appointed by Parent within 90 days of such notification or (ii) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not able to be appointed by Parent within 90 days. Any Definitive Notes issued in exchange for Book-Entry Interests will be registered in such name or names as the Book-Entry Depositary shall instruct the Trustee based on the instructions of DTC. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of Book-Entry Interests.

     In addition to the foregoing, on or after the occurrence of an Event of Default, holders of Book-Entry Interests will be entitled to request and receive Definitive Notes. Such Definitive Notes will be issued to and registered in the name of, or as directed by, such Person only upon the request in writing by the Book-Entry Depositary (based upon the instructions of DTC).

     To the extent permitted by law, Parent, the Trustee and any Paying Agent shall be entitled to treat the Person in whose name any Definitive Note is registered as the absolute owner thereof. The Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of Definitive Notes, if any, and any other provisions customary for a registered debt security. Any payments in respect of a Definitive Note will be made to the Holder appearing on the register at the close of business on the record date at his address shown on the Register.

     HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. TAX LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE NOTES AS SET FORTH UNDER "CERTAIN UNITED KINGDOM TAX CONSEQUENCES".

     However, U.S. Holders of Definitive Notes may be entitled to receive a refund of withheld amounts from the U.K. Inland Revenue in certain circumstances. See "Certain Income Tax Considerations -- Material U.K. Tax Consequences". In addition, if a Holder receives Definitive Notes, under certain circumstances such Holder will be entitled to receive Additional Amounts with respect to such Notes. See "Description of the Notes -- Withholding Taxes".

TRANSFER AND EXCHANGE OF DEFINITIVE NOTES

     In the event that Definitive Notes are in issue, a Holder may transfer or exchange the Definitive Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Parent may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Parent is not required to transfer or exchange any Notes selected for redemption or for a period of 15 days before a selection of Notes to be redeemed. In addition, transfers and exchanges of Definitive Notes will be subject to such procedures, which will be substantially consistent with the procedures described above with respect to Global Notes (including the certification requirements intended to ensure that transfers and exchanges comply with applicable securities laws), as may from time to time be adopted by Parent and the Registrar. If Definitives Notes are issued, Parent will appoint a Person located in London and reasonably acceptable to the Trustee, as an additional paying and transfer agent. Upon the issuance of Definitive Notes, Holders will be able to transfer and exchange Definitive Notes at the London office of such paying and transfer agent provided that all transfers and exchanges must be effected in accordance with the terms of the Indenture and, among other things, be recorded in the register maintained by the registrar.

ACTION IN RESPECT OF THE GLOBAL NOTE AND THE BOOK-ENTRY INTERESTS

     Not later than 10 days after receipt by the Book-Entry Depositary of notice of any solicitation of consents or requests for a waiver or other action by the Holder of the Global Note or holders of the Book-Entry Interests, the Book-Entry Depositary will mail to DTC a notice containing (a) such information as is contained in such notice, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to the Book-Entry Interests or the Global Note and (c) a statement as to the manner in which such instructions may be given. Upon the written request of DTC, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver or other action in respect of the Book-Entry Interests or the Global Note in accordance with any instructions set forth in such request. DTC is expected to follow the procedures described under "-- General" above with respect to soliciting instructions from its participants. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of the Book-Entry Interests or the Global Note.

REPORTS

     The Book-Entry Depositary will immediately, and in no event later than ten days from receipt, send to DTC a copy of any notices, reports and other communications received relating to Parent, the Global Notes or the Book-Entry Interests. Copies of all such notices, reports and communications will be available for inspection at the offices of the listing agent for the Notes. All notices regarding the Notes will be (i) in the case of Global Note, published in a leading newspaper having a general circulation in New York (which is expected to be the Wall Street Journal) or (ii) in the case of Definitive Notes, mailed to Holders by first-class mail at their respective addresses as they appear on the registration books of the Registrar. If and so long as the Notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange.

ACTION BY BOOK-ENTRY DEPOSITARY

     Subject to certain limitations, upon the occurrence of a default with respect to the Notes, or in connection with any other right of the Holder of the Global Notes under the Indenture or the Note Depositary Agreement, if requested in writing by DTC, the Book-Entry Depositary will take any such action as shall be requested in such notice.

CHARGES OF BOOK-ENTRY DEPOSITARY

     Parent has agreed to pay all charges of the Book-Entry Depositary under the Note Depositary Agreement. Parent has also agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it under the Note Depositary Agreement.

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

AMENDMENT AND TERMINATION

     The Note Depositary Agreement may be amended by agreement among Parent and the Book-Entry Depositary. The consent of DTC shall not be required in connection with any amendment to the Note Depositary Agreement: (i) to cure any inconsistency, omission, defect or ambiguity in such Agreement; (ii) to add to the covenants and agreements of the Book-Entry Depositary or Parent; (iii) to effectuate the assignment of the Book-Entry Depositary's rights and duties to a qualified successor; (iv) to comply with the Securities Act, the Exchange Act, the U.S. Investment Company Act of 1940, as amended, or the Trust Indenture Act; or (v) to modify, alter, amend or supplement the Note Depositary Agreement in any other manner that is not adverse to DTC or the holders of Book-Entry Interests. Except as set forth above, no amendment that adversely affects DTC or the holders of Book-Entry Interests may be made to the Note Depositary Agreement or the Book-Entry Interests without the consent of DTC.

     Upon the exchange of the Global Note in whole for Definitive Notes and the issuance of Definitive Notes, the Note Depositary Agreement will terminate. The Note Depositary Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 90 days as set forth under "-- Resignation or Removal of Book-Entry Depositary" below.

RESIGNATION OR REMOVAL OF BOOK-ENTRY DEPOSITARY

     The Book-Entry Depositary may at any time resign as Book-Entry Depositary upon 60 days' written notice delivered to each of Parent and the Trustee. Parent may remove the Book-Entry Depositary at any time upon 90 days' written notice. No resignation or removal of the Book-Entry Depositary and no appointment of a successor Book-Entry Depositary shall become effective until (i) the acceptance of appointment by the successor Book-Entry Depositary or (ii) the issuance of Definitive Notes.

OBLIGATION OF BOOK-ENTRY DEPOSITARY

     The Book-Entry Depositary will assume no obligation or liability under the Note Depositary Agreement other than to use good faith and reasonable care in the performance of its duties under such Agreement.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences associated with the acquisition, ownership, and disposition of the Notes by holders who acquire the Notes at original issue for cash. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and except as discussed below, foreign corporations, persons who are not citizens or residents of the United States and persons who hold the Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) who are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U.S. Holders (as defined below); however, certain special rules apply. In addition, this discussion is limited to holders who hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary also does not describe any tax consequences under state, local, or Non-United States federal income tax laws.

     This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Notes. The Company has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the acquisition, ownership or disposition of the Notes which are different from those discussed herein.

     PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     A U.S. Holder is any holder who or which is (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation created or organized in or under the laws of the United States; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; (v) a former citizen or resident of the United States whose income and gain on the Notes will be subject to United States federal income taxation; or (vi) a person otherwise included within the definition of United States person under the Code and the regulations thereunder.

     Taxation of Stated Interest. In general, a U.S. Holder of the Notes will be required to include interest received thereon in taxable income as ordinary income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

     Effect of Optional Redemption and Repurchase. Under certain circumstances the Company may be entitled to redeem a portion of the Notes. In addition, under certain circumstances, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes. Treasury Regulations contain special rules for determining the yield to maturity and maturity on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. The Company does not believe that these rules should apply to either the Company's right to redeem Notes or to the holders' rights to require the Company to repurchase Notes. Therefore, the Company has no present intention of treating such redemption and repurchase provisions of the Notes as affecting the computation of the yield to maturity or maturity date of the Notes.

     Sale or other Taxable Disposition of the Notes. The sale, exchange, redemption, retirement or other taxable disposition of a Note will result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid stated interest) and (b) the holder's adjusted tax basis in such Note.

     A holder's tax basis in a Note purchased by such holder will be equal to the price paid for the Note, less any principal payments received by such holder.

     Any gain or loss on the sale or other taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the Note had been held for more than one year as of the date of any such sale or other taxable disposition and otherwise will be short-term capital gain or loss. Long-term capital gain realized by an individual U.S. Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months. Payments on such sale or other taxable disposition for accrued interest not previously included in income will be treated as ordinary interest income.

     If additional interest is paid, although not free from doubt, such payment should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such holder's regular method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income inclusion may be different.

     The exchange of Notes for Exchange Notes pursuant to the exchange offer will not constitute a taxable event for U.S. Federal income tax purposes. As a result, (i) a U.S. Holder of Notes will not recognize taxable gain or loss as a result of the exchange of Notes for Exchange Notes pursuant to the exchange offer, (ii) the holding period of the Exchange Notes will include the holding period of the Notes surrendered in exchange therefor and (iii) a U.S. Holder's adjusted tax basis in the Exchange Notes will be the same as such U.S. Holder's adjusted tax basis in the Notes surrendered in exchange therefor.

     Backup Withholding. The backup withholding rules require a payor of principal, premium, if any, and interest on a Note to deduct and withhold a tax if (i) the payee fails to furnish a correct taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes of such holder. A "reportable payment" includes, among other things, payments of principal, premium, if any, and interest on a Note. Any amount withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

     This section discusses special rules applicable to a Non-U.S. Holder of Notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder. For purposes hereof, a "Non-U.S. Holder" is any person who is neither (i) a U.S. Holder nor (ii) a person whose income with respect to a Note is subject to U.S. federal income tax on a net basis because such income is effectively connected with the conduct of a U.S. trade or business.

     Interest. In general, payments of principal, premium (if any) and interest to a Non-U.S. Holder will not be subject to U.S. Federal income tax or withholding.

     Sale, Exchange or Retirement of Notes. Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Notes, will generally not be subject to U.S. Federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; or (ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. Federal income tax rates that are applicable to U.S. citizens and resident aliens, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. Federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances. Such gains may also be subject to U.S. Federal income tax if the Non-U.S. Holder has a present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation, a passive foreign investment company, or a foreign private foundation or foreign tax exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax.

     U.S. Information Reporting and Backup Withholding Tax. Back-up withholding and information reporting generally will not apply to a Note issued in registered form that is beneficially owned by a Non-U.S. Holder if such Non-U.S. Holder furnishes the Company or its paying agent with a properly executed certification on IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury stating that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and setting forth such Non-U.S. Holder's name and address.

     If payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale of a Note are paid to the beneficial owner of a Note through a foreign office of a "broker" (as defined in the pertinent Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker (i) that is a U.S. person or a controlled foreign corporation for U.S. federal income tax purposes or (ii) that derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is a Non-U.S. Holder, has no actual knowledge to the contrary, and certain other conditions are met, or unless the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

     Recently finalized Treasury regulations (the "Withholding Regulations") will change the methods for satisfying the certification requirements discussed above. The Withholding Regulations also will require, in the case of Notes held by a foreign partnership, that (a) this certification generally be provided by the partners rather than the foreign partnership and (b) the partnership provide certain information, including a United States employer identification number. A look-through rule would apply in the case of tiered partnerships. The Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules.

Non-United States Holders should consult their own tax advisors with respect to the impact, if any, of the new Withholding Regulations.

                    CERTAIN UNITED KINGDOM TAX CONSEQUENCES

     The following summary describes certain U.K. tax matters with respect to ownership of the Notes. Except where noted below, it relates only to the position of persons who are the absolute beneficial owners of Notes and may not apply to certain classes of persons such as dealers in securities. It does not necessarily apply where the income is deemed to belong to any other person.

PAYMENTS OF INTEREST ON THE NOTES

     So long as the Notes are represented by the Global Notes and are and continue to be listed on a recognized stock exchange within the meaning of
Section 841 of the Income and Corporation Taxes Act 1988 (the Luxembourg Stock Exchange has been designated a "recognized stock exchange" for this purpose), payments of interest on the Notes may be made without withholding on account of U.K. income tax where (i) the payment of interest is made by or through a paying agent outside the U.K. or (ii) the payment of interest is made by or through a person who is in the U.K. but either (x) the person who is the beneficial owner of the Notes and beneficially entitled to the interest is not resident in the U.K. or (y) the Notes are held in a "recognized clearing system" within the meaning of Section 841A of the Income and Corporation Taxes Act 1988 (Euroclear, Cedel Bank and DTC have each been designated as a "recognized clearing system" for this purpose) and, in each case, a declaration to that effect in the required form has been given to the person by whom the payment is made or the Inland Revenue has issued a notice to that person.

     In all other cases (and, in particular, where the Notes are represented by Definitive Notes), interest will be paid after the deduction of U.K. income tax at the prescribed rate (currently 20%) subject to any direction to the contrary by the Inland Revenue in respect of such relief as may be available pursuant to the provisions of any applicable double tax treaty.

     So long as the Notes are represented by the Global Notes in bearer form and are and continue to be listed on a recognized stock exchange, where a collecting agent in the U.K. either: (i) acts as custodian of the Notes and receives interest on the Notes or directs that interest on the Notes be paid to another person or consents to such payment; or (ii) collects or secures payment of, or receives interest on, the Notes for a holder of Notes or for another person (except in any case by means only of clearing a check or arranging for the clearing of a check), the collecting agent will be required to withhold on account of U.K. income tax at the prescribed rate (currently 20%) unless (x) the person who is the beneficial owner of the relevant Notes and beneficially entitled to the interest is not resident in the U.K. and a declaration to that effect in the required form has been given to the collecting agent or the Inland Revenue has issued a notice to that person, or (y) the relevant Notes are held in a "recognized clearing system" and the collecting agent pays or accounts for the interest directly or indirectly to the clearing system and a declaration in a form required by law has been given by the clearing system or its depositary, or (z) one of certain other exceptions to the obligation to withhold is available.

     As the interest paid on the Notes has a U.K. source it may be chargeable to U.K. income tax by direct assessment. Where interest is paid without deduction or withholding, the interest will not be assessed to U.K. tax in the hands of holders of Notes who are not resident for tax purposes in the U.K. unless any such holders carry on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. in connection with which the interest is received or to which the Notes are attributable (subject to certain exemptions for interest received by certain specified categories of agent (such as some brokers and investment managers)).

     Where interest has been paid under deduction of U.K. income tax, holders of Notes who are not resident in the U.K. may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty. A U.S. Holder who is entitled to the benefit of the U.S./U.K. double taxation convention relating to income and capital gains (the "Treaty") will normally be eligible to recover in full any U.K. tax withheld from payments of interest to which such holder is beneficially entitled by making a claim under the Treaty on the appropriate form. Alternatively, a claim may be made by a holder in advance of a payment of Interest. If the claim is accepted by the U.K. Inland Revenue, it will authorize subsequent payments to that U.S. Holder to be made without deduction of U.K. withholding tax. Claims for repayment must be made within six years of the end of the U.K. year of assessment (April 5 of each year) to which the interest relates and must be accompanied by the original statement provided by the Issuer when the interest payment was made showing the amount of U.K. income tax deducted.

     Holders in other jurisdictions also may be entitled to a refund of all or part of any tax withheld or to make a claim for interest on the Notes to be paid without, or subject to a reduced rate of, deduction or withholding under the provisions of an applicable double taxation treaty.

     The provisions relating to Additional Amounts referred to in "Description of the Notes" above would not apply if the Inland Revenue sought to assess directly the person entitled to the relevant interest to U.K. tax.

SALE OR DISPOSAL (INCLUDING REDEMPTION)

     Individual Holders--Capital Gains. A disposal (which includes redemption) of a Note by an individual holder of such Note who is resident or ordinarily resident for tax purposes in the U.K. or carries on a trade, profession or vocation in the U.K. through a branch or agency to which the Note is attributable may give rise to a liability to U.K. taxation on capital gains.

     Corporate Holders. Holders of Notes which are within the charge to U.K. corporation tax will be subject to tax as income on all profits and gains arising from, and from fluctuations in the value of, the Notes, and will generally be charged in each accounting period by reference to interest and any profit or loss which, in accordance with such holder's authorized accounting method, is applicable to that period. Fluctuations in value relating to foreign exchange gains and losses in respect of the Notes will be brought into account under the Forex rules as contained in the Finance Act 1993.

     Non-U.K. Holders. A disposal (including redemption) of a Note by a holder who is not resident nor (if an individual) ordinary resident for tax purposes in the U.K. and does not carry on a trade, profession or vocation in the U.K. through a branch or agency to which the Note is attributable will generally not be subject to U.K. tax on capital gains.

UNITED KINGDOM STAMP DUTY AND STAMP DUTY RESERVE TAX

     No U.K. stamp duty or stamp duty reserve tax is payable on the issuance of a Note.

     No U.K. stamp duty will be payable in respect of any transfer of a Note. No stamp duty reserve tax will be payable on an agreement to transfer Certificated Notes.

     Section 105 of the Finance Act 1997 imposes a charge to stamp duty reserve tax on an agreement to transfer certain bearer securities made in specified circumstances at the rate of 0.5% of the amount or value of the consideration. The Company has been advised that Section 105 will not apply to an agreement to transfer the Notes so long as such Notes are represented by the Global Notes and such Notes are and continue to be listed on a recognized stock exchange unless such agreement is entered into in connection with a takeover.

                               THE EXCHANGE OFFER

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuer will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuer will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $150,000,000 aggregate principal amount of Old Notes were outstanding. The Issuer has fixed the close of business on
               , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Issuer.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
               , 1998, unless the Issuer, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will notify the holders by issuing a press release regarding such extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Issuer reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on November 1, 1998. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each May 1 and November 1, commencing on November 1, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. For a holder to tender Old Notes validly pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the letter of Transmittal, and any other required documents must be received by the Exchange Agent at the address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (B) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the book-entry transfer facility, The Depository Trust Issuer (the "Book-Entry Transfer Facility"), to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Issuer may enforce such Letter of Transmittal against such participant.

     By executing the Letter of Transmittal, (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof) each holder will make to the Issuer the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Issuer will constitute agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH THE DTC AUTOMATED TENDER OFFER PROGRAM, AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

     The Issuer understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility. The Depository Trust Issuer (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Issuer's acceptance of which would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the right in their sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or in the case of a book-entry transfer) an Agent's Message in lieu thereof) or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer (including delivery of an Agent's Message), prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (i) an Agent's Message with respect to guaranteed delivery that is accepted by the Issuer or (ii) a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old

Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Issuer shall not be required to accept for exchange, or Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Issuer, might materially impair the ability of the Issuer to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Issuer or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Issuer, might materially impair the ability of the Issuer to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuer; or

          (c) any governmental approval has not been obtained, which approval the Issuer shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Issuer determine in its sole discretion that any of the conditions are not satisfied, the Issuer may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                       IBJ SCHRODER BANK & TRUST COMPANY

                   By Mail:                                  Overnight Courier:
      IBJ Schroder Bank & Trust Company              IBJ Schroder Bank & Trust Company
               One State Street                               One State Street
         New York, New York 10004 USA                   New York, New York 10004 USA
                   By Hand:                               Facsimile Transmission:
      IBJ Schroder Bank & Trust Company                        (212) 858-2952
               One State Street
         New York, New York 10004 USA
                                                           Confirm by Telephone:
                                                               (212) 858-2000

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Issuer The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Issuer and its affiliates.

     The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Issuer's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuer The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Issuer (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Issuer), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuer in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of 180 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until
               , 1998 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Issuer will not receive any proceeds from any sales of the Exchange Notes by Participating Broker Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                        LISTING AND GENERAL INFORMATION

1. Application has been made to list the Exchange Notes on the Luxembourg Stock Exchange. Prior to the listing, a legal notice relating to the issue of the Exchange Notes and the Memorandum and Article of Association of the Issuers will be deposited with the Chief Register of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where such documents may be examined or copies obtained.

2. So long as the Exchange Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, copies of the constituent documents of each Issuer and Guarantor (including the articles of association), the Indenture (including the terms of the Guarantees and the forms of Global Note), the Revolving Facility, the Term Facility, and the Registration Rights Agreement will be available for inspection at the office of the Luxembourg Listing Agent. So long as the Exchange Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, copies of any and all annual and quarterly reports of the Issuer obtained during normal business hours on any weekday at the office of the Luxembourg Listing Agent.

3. Octel Developments PLC and Octel Corp. were each incorporated on February 25, 1998 and January 27, 1998, respectively. The creation and issuance of the Old Notes and the Exchange Notes were authorized by resolutions adopted by the Board of Directors of Issuer on May 6, 1998. The creation and issuance of the Guarantee was authorized by resolutions adopted by the Board of Directors of the Guarantor on May 6, 1998.

4. There has been no material adverse change in the consolidated financial position of the Company, the Issuer or the Guarantor since December 31 Financials Date (1997) as disclosed herein.

5. None of the Issuer, the Guarantor or any of their subsidiaries is a party to any litigation that, in the judgment of the Issuer, is material in context of the issue of the Exchange Notes, except as disclosed herein.

6. The independent chartered accountants of the Company are Ernst & Young, LLP, Indianapolis, Indiana.

7. The Exchange Notes have been accepted for clearance through operator of Euroclear and Cedel under the following Common Code: [ ]. The ISIN and the CUSIP number for the Exchange Notes is [ ] and [ ], respectively. Application will be made for acceptance of the Exchange Notes into DTC's book-entry settlement system.

                                 LEGAL MATTERS

     Certain U.S. legal matters in connection with the Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, London, England. Certain U.K. legal matters in connection with the Exchange Notes offered hereby will be passed upon for the Company by Linklaters & Paines, London, England.

                              INDEPENDENT AUDITORS

     The Company has appointed Ernst & Young LLP as the Company's independent auditors to audit the Company's financial statements as of and for the year ending December 31, 1997. Ernst & Young LLP has audited the Company's historical financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain "forward-looking statements." Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The ability of the Company to predict results or the actual effect of future plans or strategies is inherently uncertain. Important factors which may cause actual results to differ materially from the forward-looking statements contained herein or in other public statements by the Company are described in the section entitled "Risk Factors."

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Auditors..............................    F-2
Combined Statements of Income for each of the three years in
  the period ended December 31, 1997........................    F-3
Combined Balance Sheets as of December 31, 1997 and 1996....    F-4
Combined Statements of Cash Flows for each of the three
  years in the period ended December 31, 1997...............    F-5
Notes to Combined Financial Statements......................    F-6

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholder
  OCTEL CORP.

     We have audited the accompanying combined balance sheets of the businesses that comprise Octel Corp. as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses that comprise Octel Corp. at December 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Indianapolis, Indiana
April 4, 1998

                         COMBINED STATEMENTS OF INCOME

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                               ----     ----     ----
                                                                   (IN MILLIONS)
Net sales...................................................  $539.1   $597.4   $628.3
Cost of goods sold..........................................   274.4    298.8    307.0
                                                              ------   ------   ------
  Gross profit..............................................   264.7    298.6    321.3
Operating expenses:
  Selling, general and administrative.......................    38.6     40.2     42.1
  Research and development..................................     3.8      5.6      5.6
                                                              ------   ------   ------
     Total..................................................    42.4     45.8     47.7
Amortization of intangible assets...........................    27.6     26.7     19.0
Operating income............................................   194.7    226.1    254.6
Interest expense............................................     2.2      1.6     10.3
Other expenses..............................................     5.6      7.5      4.4
Interest income.............................................    (3.9)    (3.5)    (5.1)
Other income................................................    (7.9)    (1.2)    (4.1)
                                                              ------   ------   ------
Income before income taxes and minority interest............   198.7    221.7    249.1
Minority interest...........................................    24.3     29.6     32.3
                                                              ------   ------   ------
Income before income taxes..................................   174.4    192.1    216.8
Income taxes................................................    56.7     63.8     71.7
                                                              ------   ------   ------
Net income..................................................  $117.7   $128.3   $145.1
                                                              ======   ======   ======

        The accompanying notes are an integral part of these statements.

                            COMBINED BALANCE SHEETS

                                                                  AT DECEMBER 31,
                                                                -------------------
                                                                 1997         1996
                                                                 ----         ----
                                                                   (IN MILLIONS)
ASSETS
Current assets
  Cash and cash equivalents.................................    $ 29.7       $ 54.9
  Accounts receivable.......................................     169.8        196.4
  Inventories...............................................      78.8         84.0
  Prepaid expenses..........................................       4.4          4.3
                                                                ------       ------
Total current assets........................................     282.7        339.6
Property, plant and equipment...............................     106.0        113.4
Goodwill....................................................     379.3        319.0
Other assets................................................      64.9         69.0
                                                                ------       ------
                                                                $832.9       $841.0
                                                                ======       ======
LIABILITIES AND GREAT LAKES INVESTMENT
Current liabilities
  Accounts payable..........................................    $ 40.0       $ 37.6
  Accrued expenses..........................................       9.0         20.5
  Accrued income taxes......................................      53.8         65.4
                                                                ------       ------
Total current liabilities...................................     102.8        123.5
Other liabilities...........................................      57.2         90.3
Deferred income taxes.......................................      20.1          7.5
Minority interest...........................................        --         35.1
Great Lakes investment......................................     652.8        584.6
                                                                ------       ------
                                                                $832.9       $841.0
                                                                ======       ======

        The accompanying notes are an integral part of these statements.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                                 ---------------------------------
                                                                  1997         1996         1995
                                                                  ----         ----         ----
                                                                           (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................      $ 117.7      $ 128.3      $ 145.1
Non-cash items included in net income:
  Depreciation.............................................         19.2         16.2         13.7
  Amortization.............................................         27.6         26.7         19.0
  Deferred income taxes....................................         13.3          4.0          6.0
  Other....................................................          0.5          1.3         (0.5)
Changes in operating assets and liabilities:
  Accounts receivable......................................         26.6          9.2        (16.9)
  Inventories..............................................          1.6        (12.4)        (5.1)
  Accounts payable and accrued expenses....................         (2.6)       (19.0)        19.3
  Income taxes and other current liabilities...............        (11.6)        (9.8)         3.0
  Other non-current liabilities............................        (24.8)       (16.7)        (7.8)
                                                                 -------      -------      -------
Net cash provided by operating activities..................        167.5        127.8        175.8
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures.......................................        (17.8)       (20.6)       (31.5)
Business combinations, net of cash acquired................       (130.8)       (17.0)       (18.8)
Other......................................................          1.6        (14.9)       (31.1)
                                                                 -------      -------      -------
Net cash used in investing activities......................       (147.0)       (52.5)       (81.4)
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash paid to Great Lakes...............................        (31.4)      (103.0)      (104.6)
Minority interest..........................................          3.3          7.1          4.8
                                                                 -------      -------      -------
Net cash used in financing activities......................        (28.1)       (95.9)       (99.8)
Effect of exchange rate changes on cash....................        (17.6)        21.1         (6.8)
                                                                 -------      -------      -------
Net change in cash and cash equivalents....................        (25.2)         0.5        (12.2)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.............         54.9         54.4         66.6
                                                                 -------      -------      -------
CASH AND CASH EQUIVALENTS AT END OF YEAR...................      $  29.7      $  54.9      $  54.4
                                                                 =======      =======      =======

        The accompanying notes are an integral part of these statements.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- BACKGROUND & BASIS OF PRESENTATION

     Octel Corp. ("the Company") is a recently-formed Delaware corporation, which prior to the Distribution was a wholly-owned subsidiary of Great Lakes Chemical Corporation ("Great Lakes"). In July 1997, the Board of Directors approved a plan to spin off the Company's petroleum additives business as an independent, publicly owned company. The transaction will be effected through the distribution of shares in the Company to the Great Lakes' stockholders and is expected to be tax free to stockholders. The transaction is subject to the receipt of a favorable tax ruling from the Internal Revenue Service, which was received on March 13, 1998, and the final approval by the Great Lakes Board of Directors of the structure and financing of the Company.

     Prior to the Distribution, the Company anticipates that certain of its subsidiaries will enter into a $300.0 million senior secured credit facility (the "Credit Facility") and issue $150.0 million of Senior Notes due 2006 (the "Notes"). The Credit Facility will consist of a $280.0 million senior secured term loan and a $20.0 million senior secured revolving credit facility. The Credit Facility will mature on December 31, 2001, with the term loan amortizing in quarterly installments. The loans under the Credit Facility will bear interest at LIBOR plus 1.75%, subject to adjustment under certain circumstances. The Notes will mature in 2006. The Company is required to redeem $37.5 million principal amount of Notes in each of 2003, 2004 and 2005. Both the Credit Facility and the Notes will be guaranteed by the Company and will contain substantial restrictions on the Company's operations. The proceeds of the borrowings, along with cash available at the Distribution Date, will be used to repay $116.8 million of intercompany loans and pay a special dividend to Great Lakes of $350.9 million.

BASIS OF PRESENTATION

     The combined financial statements reflect the assets, liabilities, revenues and expenses of the Petroleum Additives Business Unit ("Petroleum Additives") of Great Lakes, adjusted only for those parts of Petroleum Additives Business Unit which are to remain part of Great Lakes after the Distribution. The financial statements are prepared using the historical cost of Great Lakes.

     The Company's combined statements of income include all material costs of doing business including costs related to Great Lakes services. Charges for such services are based on a number of factors including time and effort which Management believes to be reasonable.

     The Company has not presented historical earnings per share information since it was not a separate operating company with a capital structure of its own during the periods presented.

     The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of the Company in the future or the financial position, results of operations or cash flows that would have been achieved if the Company had been a separate, independent company during the periods presented.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     The Company is a major manufacturer and distributor of TEL, Petroleum Specialties and Performance Chemicals. Its primary manufacturing operation is located at Ellesmere Port in the United Kingdom. The Company's products are sold globally, primarily to oil refineries. Principal product lines are lead alkyl antiknock compounds (TEL), other petroleum additives and performance chemicals.

PRINCIPLES OF COMBINATION

     The combined financial statements include all subsidiaries of the Company after elimination of significant intercompany accounts and transactions.

USE OF ESTIMATES

     The preparation of the combined financial statements requires management to make estimates and assumptions that affect the amount reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue from sales of products is recognized at the time products are shipped to the customer or, in the case of bulk shipments, at the time of delivery to the customer.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses various derivative instruments including forward contracts and options to manage certain foreign currency exposures. These instruments are entered into under the Company's corporate risk management policy to minimize exposure and are not for speculative trading purposes. Management periodically reviews the effectiveness of the use of the derivative instruments.

     Derivatives used for hedging purposes must be designed as, and effective as, a hedge of the identified risk exposure at the inception of the contract. Accordingly, changes in the market value of the derivative contract must be highly correlated with changes in the market value of the underlying hedged item at inception of the hedge and over the life of the hedge contract. Any derivative instrument designated but no longer effective as a hedge would be reported at market value and the related gains and losses would be recognized in earnings.

     Derivatives that are designated as, and effective as, a hedge of firm foreign currency commitments are accounted for using the deferral method. Gains and losses from instruments that hedge firm commitments are deferred and recognized as part of the economic basis of the transactions underlying the commitments when the associated hedged transaction occurs. Gains and losses from instruments that hedge foreign-currency-denominated receivables, payables and debt instruments are reported in earnings and offset the effects of foreign exchange gains and losses from the associated hedged items.

CASH EQUIVALENTS

     Investment securities with maturities of three months or less when purchased are considered to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost (FIFO method) or market price.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method.

GOODWILL

     Goodwill, the excess of investment over net assets of subsidiaries acquired, is amortized over periods of up to 40 years. The majority of the goodwill relates to the TEL business and is being amortized over approximately 10 years, the expected remaining life of the business. The Company regularly evaluates the realizability of goodwill based on projected undiscounted cash flows and operating income for each business having material goodwill balances. Based on its most recent analysis, the Company believes that no impairment of goodwill exists at December 31, 1997.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION

     Environmental compliance costs include ongoing maintenance, monitoring and similar costs. Such costs are expensed as incurred. Environmental remediation costs are accrued when environmental assessments or remedial efforts are probable and the cost can be reasonably estimated.

MINORITY INTEREST

     Minority interest represents income before income taxes as earnings is predominantly from a partnership; therefore, taxes are paid by each partner individually.

NOTE 3 -- SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                               1997     1996
                                                               ----     ----
                                                                (MILLIONS)
ACCOUNTS RECEIVABLE
Accounts receivable.........................................  $170.7   $197.3
Less allowances.............................................     0.9      0.9
                                                              ------   ------
                                                              $169.8   $196.4
                                                              ======   ======
INVENTORIES
Finished goods..............................................  $ 35.7   $ 35.8
Work in progress............................................    10.2     11.3
Raw materials and supplies..................................    32.9     36.9
                                                              ------   ------
                                                              $ 78.8   $ 84.0
                                                              ======   ======
PROPERTY, PLANT AND EQUIPMENT
Land........................................................  $  2.8   $  3.0
Buildings...................................................     0.6      2.2
Equipment...................................................   101.0    117.1
Construction in progress (estimated additional cost to
  complete at December 31, 1997, $17.6).....................    18.4     12.8
                                                              ------   ------
                                                               122.8    135.1
Less accumulated depreciation...............................    16.8     21.7
                                                              ------   ------
                                                              $106.0   $113.4
                                                              ======   ======
The estimated useful lives for purposes of computing
  depreciation are:
  buildings, 7-25 years; equipment, 3-10 years.
GOODWILL
Goodwill....................................................  $496.9   $411.8
Less accumulated amortization...............................   117.6     92.8
                                                              ------   ------
                                                              $379.3   $319.0
                                                              ======   ======
OTHER ASSETS
Prepaid pension cost........................................  $ 63.3   $ 67.5
Other.......................................................     1.6      1.5
                                                              ------   ------
                                                              $ 64.9   $ 69.0
                                                              ======   ======
OTHER LIABILITIES
Provisions for estimated closure costs of TEL manufacturing
  facilities................................................  $ 57.2   $ 90.3
                                                              ======   ======

     The liability for estimated closure costs of Octel's TEL manufacturing facilities includes costs for personnel reductions, decontamination and environmental remediation activities when demand for TEL diminishes. Estimated closing costs are regularly evaluated. Adjustments to the liability are prorated over the estimated remaining life of the business in proportion to the expected rate of the TEL market decline. Closure costs as of December 31, 1997 were estimated to be approximately $124 million.

NOTE 4 -- ACQUISITIONS

     The Company's 100% ownership interest in Octel Associates and the Associated Octel Company Limited ("AOC") was acquired in three transactions. The Company acquired a 51.15% interest in 1989, a further 36.67% interest in 1992, with the balance acquired in 1997. The 1989 acquisition agreement provides for profit participation payments to be made to certain former owners through 2006. Such profit participation payments are treated as an adjustment to the purchase price. Profit participation payments for 1997 amounted to $14 million. In 1997 the Company completed the determination of the profit participation payments for the years 1989 through 1995 resulting in an addition to purchase price of approximately $30 million. Total profit participation payments amount to approximately $230 million since inception. On November 20, 1997, the Company completed the acquisition of the outstanding minority interest in the Company's subsidiaries previously owned by Chevron Chemical Company for $116.8 million. The excess of purchase price over the value of net assets acquired totaled approximately $81 million and this amount has been added to goodwill and is to be amortized over a ten year period with effect from January 1, 1998.

     On October 31, 1997, the Company acquired certain fractional interests in the Company's subsidiaries held by the Vendor Partners for a nominal amount.

     All acquisitions have been accounted for as purchases and the results of operations of the acquired businesses are included in the combined financial statements from the dates of acquisition. The unaudited pro forma net income for 1997 and 1996, as if the Chevron acquisition had occurred at the beginning of the respective year would have been $123.8 million and $137.9 million respectively. The pro forma results do not represent the Company's actual operating results had the acquisition been made at the beginning of the respective years, or the results which may be expected in future.

NOTE 5 -- INCOME TAXES

     The following is a summary of domestic and foreign income before income taxes, the components of the provisions for income taxes and deferred income taxes, a reconciliation of the U.S. statutory income tax rate to the effective income tax rate, and the components of deferred tax assets and liabilities.

                                                      1997        1996        1995
                                                      ----        ----        ----
                                                               (MILLIONS)
INCOME (LOSS) BEFORE INCOME TAXES:
Domestic.........................................    $ (1.2)     $  1.7      $ (0.6)
Foreign..........................................     175.6       190.4       217.4
                                                     ------      ------      ------
                                                     $174.4      $192.1      $216.8
                                                     ======      ======      ======
PROVISIONS FOR INCOME TAXES:
Current:
  Federal........................................    $  0.1      $  0.1      $   --
  Foreign........................................      43.3        59.6        65.7
                                                     ------      ------      ------
                                                       43.4        59.7        65.7
Deferred:
  Domestic.......................................        --         0.4         0.3
  Foreign........................................      13.3         3.7         5.7
                                                     ------      ------      ------
                                                       13.3         4.1         6.0
                                                     ------      ------      ------
                                                     $ 56.7      $ 63.8      $ 71.7
                                                     ======      ======      ======
PROVISIONS (CREDITS) FOR DEFERRED INCOME TAXES:
Pension costs....................................    $ (3.7)     $  1.5      $  2.0
Amortization of goodwill.........................       0.9         0.8         1.1
Plant closure costs..............................      12.1         1.2         3.2
Other............................................       4.0         0.6        (0.3)
                                                     ------      ------      ------
                                                     $ 13.3      $  4.1      $  6.0
                                                     ======      ======      ======

                                                      1997        1996        1995
                                                      ----        ----        ----
                                                               (MILLIONS)
EFFECTIVE INCOME TAX RATE RECONCILIATION:
U.S. statutory income tax rate...................      35.0%       35.0%       35.0%
Increase (decrease) resulting from:
  Foreign tax rate differential..................      (3.5)       (2.9)       (1.4)
  Amortization of goodwill.......................       2.1         1.3        (0.3)
  Other..........................................      (1.1)       (0.2)       (0.2)
                                                     ------      ------      ------
Effective income tax rate........................      32.5%       33.2%       33.1%
                                                     ======      ======      ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                                                                1997       1996
                                                                ----       ----
                                                                   (MILLIONS)
COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES:
Deferred tax assets -- closure costs........................    $17.7      $29.8
                                                                =====      =====
Deferred tax liabilities:
  Pension costs.............................................    $18.6      $22.3
  Amortization of goodwill..................................      4.1        3.2
  Other.....................................................     15.1       11.8
                                                                -----      -----
       Total................................................    $37.8      $37.3
                                                                =====      =====

     Cash payments for income taxes were $62.0 million, $58.0 million and $69.0 million in 1997, 1996 and 1995, respectively.

NOTE 6 -- GREAT LAKES INVESTMENT

     Changes in Great Lakes Investment during each of the years ended December 31 were as follows:

                                                              (MILLIONS)
BALANCE AT DECEMBER 31, 1994................................    $488.4
  Net income................................................     145.1
  Net amount paid to GLCC including exchange effect of
     $7.9...................................................     (96.7)
  Net change in cumulative translation......................      (6.0)
                                                                ------
BALANCE AT DECEMBER 31, 1995................................     530.8
  Net income................................................     128.3
  Net amount paid to GLCC including exchange effect of
     $0.7...................................................    (102.3)
  Net change in cumulative translation......................      27.8
                                                                ------
BALANCE AT DECEMBER 31, 1996................................     584.6
  Net income................................................     117.7
  Net amount paid to GLCC including exchange effect of
     $0.4...................................................     (31.0)
  Net change in cumulative translation......................     (18.5)
                                                                ------
BALANCE AT DECEMBER 31, 1997................................    $652.8
                                                                ======

     The net amount of $31.0 million paid to Great Lakes in 1997 includes the receipt of a short term loan from Great Lakes of $116.8 million used to fund the acquisition of the Chevron interest described in Note 4: Acquisitions.

NOTE 7 -- INDUSTRY SEGMENTS AND FOREIGN OPERATIONS

     The Company's operations consist of one dominant industry segment: petroleum additives. Net sales, income before income taxes and minority interest and identifiable assets by geographic areas are shown below:

                                                       1997     1996     1995
                                                       ----     ----     ----
                                                             (MILLIONS)
NET SALES TO UNAFFILIATED CUSTOMERS (BY ORIGIN):
United States.......................................  $ 32.1   $ 36.3   $ 33.9
United Kingdom......................................   441.1    477.5    484.9
Rest of Europe......................................    65.9     83.6    109.5
                                                      ------   ------   ------
     Total..........................................  $539.1   $597.4   $628.3
                                                      ======   ======   ======
INTERCOMPANY SALES BETWEEN GEOGRAPHIC AREAS:
United States.......................................  $  6.9   $  7.3   $  7.3
United Kingdom......................................    71.1     49.8     53.9
Rest of Europe......................................    37.6     54.9     72.2
                                                      ------   ------   ------
     Total..........................................  $115.6   $112.0   $133.4
                                                      ======   ======   ======
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY
  INTEREST:
United States.......................................  $ (1.2)  $  1.7   $ (0.6)
United Kingdom......................................   198.1    208.3    222.7
Rest of Europe......................................     1.8     11.7     27.0
                                                      ------   ------   ------
     Total..........................................  $198.7   $221.7   $249.1
                                                      ======   ======   ======
IDENTIFIABLE ASSETS AT YEAR-END:
United States.......................................  $ 30.8   $ 34.8   $ 31.0
United Kingdom......................................   741.2    717.3    663.0
Rest of Europe......................................    60.9     88.9    104.4
                                                      ------   ------   ------
     Total..........................................  $832.9   $841.0   $798.4
                                                      ======   ======   ======

     The majority of the Company's operations are conducted by its U.K. enterprises. Sales are reported in the geographic area where the transaction originates, rather than where the final sale to customers is made. Inter-company sales are priced to recover cost plus an appropriate mark-up for profit and are eliminated in the combined financial statements.

NOTE 8 -- RETIREMENT PLANS

     The Company maintains a contributory defined benefit pension plan (the "Octel Pension Plan") covering substantially all U.K. employees. Benefits are based on final salary and years of credited service, reduced by social security benefits according to a plan formula. Normal retirement age is 65, but provisions are made for early retirement. The Company's funding policy is to contribute amounts to the plans to cover service costs to date as recommended by the Company's actuary. The plan's assets are invested by two investment management companies in funds holding U.K. and overseas equities, U.K. and overseas fixed interest securities, index linked securities, property unit trusts and cash or cash equivalents.

     A summary of the components of net periodic pension cost for the U.K. pension plan is as follows:

                                                     1997         1996        1995
                                                     ----         ----        ----
                                                              (MILLIONS)
Service cost....................................    $  13.4      $ 12.0      $ 10.9
Interest cost on projected benefit obligation...       39.7        35.2        33.5
Actual return on plan assets....................     (103.4)      (60.6)      (66.3)
Net amortization and deferral...................       50.8        14.1        23.6
                                                    -------      ------      ------
Net pension cost................................    $   0.5      $  0.7      $  1.7
                                                    =======      ======      ======

     The funded status and prepaid pension cost for the U.K. pension plan is as follows:

                                                          AS OF DECEMBER 31
                                                  ---------------------------------
                                                   1997         1996         1995
                                                   ----         ----         ----
                                                             (MILLIONS)
Actuarial present value of accumulated plan
  benefits, all vested........................    $ 455.8      $ 446.1      $ 368.9
Additional amounts related to projected salary
  increases...................................       38.8         49.5         38.6
                                                  -------      -------      -------
Total projected benefit obligation............      494.6        495.6        407.5
Plan assets at fair value.....................      708.2        644.2        525.5
                                                  -------      -------      -------
Plan assets in excess of projected benefit
  obligation..................................      213.6        148.6        118.0
Unrecognized net gain.........................     (151.3)       (83.2)       (69.1)
Unrecognized prior service cost...............        8.0          9.6          9.4
                                                  -------      -------      -------
Prepaid pension cost..........................       70.3         75.0         58.3
Estimated transfer............................       (7.0)        (7.5)        (5.8)
                                                  -------      -------      -------
                                                  $  63.3      $  67.5      $  52.5
                                                  =======      =======      =======

     The estimated transfer represents prepaid pension cost attributable to employees who participate in the Octel retirement plans that will remain with Great Lakes. Final determination of the transfer is subject to, among other things, a final actuarial evaluation and election of the employee.

     Assumptions used in determining the actuarial present value of the projected benefit obligations are set forth below. Assumptions used in 1997 are consistent with the prior year. The weighted average discount rate, rate of increase in compensation levels and expected long-term return on assets were assumed to be 7.75%, 5.5% and 8.5%, respectively.

NOTE 9 -- EMPLOYEE STOCK PLANS

     In October 1995, the Financial Accounting Standards Board issued "Accounting for Stock-Based Compensation" (SFAS 123). The statement is effective for fiscal years beginning after December 1995. Under SFAS 123, stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principle Board Opinion No. 25 (APB 25) or the fair-value method described in SFAS 123. The Company intends to follow APB 25.

     Prior to the Distribution, certain employees of the Company participated in the Great Lakes 1984 Employee Stock Option Plan and the Great Lakes 1993 Employee Stock Compensation Plan which cover officers and key employees of Great Lakes. The Company intends to grant to its employees who would otherwise have been eligible to receive grants under such plans, restricted stock units under the Stock Plan of the Company, which is to be approved by Great Lakes, as the sole stockholder of the Company, prior to Distribution. It is anticipated that the Octel Corp. 1998 Stock Compensation Plan, when approved, will provide for the grant of various types of equity-based compensation to key employees and non-employee directors of the Company. The total number of shares of the Company's common stock that may be issued or awarded will not exceed 1,175,000, subject to adjustment. Awards granted under the plan are expected to be at market value at the date of grant, become exercisable over three years from date of grant and expire ten years from date of grant.

NOTE 10 -- FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISK

     The carrying amounts of cash and cash equivalents reported in the balance sheet do not materially differ from their fair value at December 31, 1997.

     The Company hedges certain portions of its exposure to foreign currency fluctuations in revenues through the use of forward exchange contracts. The Company invoices between 50% and 60% of its sales in U.S. dollars; the balance of the Company's billing is invoiced in pound sterling in an effort to match the Company's pound sterling costs. Foreign exchange contracts are taken out with both Great Lakes and, prior to November 20, 1997, Chevron Chemical Company to hedge the dollar income and thereby hedge the quarterly dollar profit distributions made to both parties. At December 31, 1997 and 1996, open foreign exchange contracts totaled $53.4 million and $55.3 million, respectively. If valued at year-end rates of exchange, the contracts would have been valued at $53.5 million and $57.3 million respectively. Gains and losses arising from the use of such instruments are recorded in the income statement concurrently with gains and losses arising from the underlying hedged transactions.

     In October 1997, the Company entered into interest rate swaps to fix a portion of the interest rate relative to the Notes. The notional amount of the debt to which the interest rate swaps apply is $125 million. The notional amount of the agreements are used to measure interest to be paid or received and do not represent an exposure to the Company. For interest rate instruments that effectively hedge interest rate exposures the net cash paid or received on the agreements are accrued and recognized as an adjustment to interest expense over the term of the loan. If the contracts were closed at December 31, 1997, the Company would incur a cash cost of about $2.8 million.

     The Company sells a range of petroleum additives, including significant quantities of TEL, to major oil refineries throughout the world. Significant sales of TEL are also made to Ethyl Corporation on wholesale terms, and in 1997 these accounted for 11.4% of net revenues. At December 31, 1997 amounts owing by Ethyl Corporation to the Company were less than 5% of accounts receivable. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize the risk of loss. Generally, collateral is not required.

     Approximately 60% of the Company's labor force are covered by a collective bargaining agreement, which expires on January 1, 2000.

NOTE 11 -- RELATED PARTY TRANSACTIONS

     The Company sells significant quantities of TEL to refineries wholly or partially owned by BP, Texaco and Mobil (the Vendor Partners) and Chevron Chemical Company, who ceased to be related parties on October 31, 1997 and November 20, 1997, respectively. Such sales are made at arm's length and at prices which vary according to individual customers and the markets in which they operate. In the years 1997, 1996 and 1995 such sales amounted to $80.2 million, $94.7 million and $116.2 million respectively. Amounts due in respect of these sales amounted to $26.3 million and $35.0 million at December 31, 1997 and December 31, 1996, respectively.

     Sales of product between the Company and Great Lakes are reported in the financial statements at estimated market value. In the years 1997, 1996 and 1995 the value of sales from the Company to Great Lakes amounted to $7.4 million, $6.4 million and $5.8 million, respectively, and the value of purchases by the Company from Great Lakes amounted to $18.5 million, $15.7 million and $12.1 million respectively.

     Interest charges from Great Lakes in respect of funding provided for acquisitions amounted to $2.1 million, $1.5 million and $9.9 million in the years 1997, 1996 and 1995, respectively. At December 31, 1997, the balance owing to Great Lakes was $141.2 million.

NOTE 12 -- FUTURE ACCOUNTING CHANGES

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. The statement must be adopted in the first quarter of 1998. Under provisions of this statement, the Company will be required to change the financial statement presentation of comprehensive income and its components to conform to these new requirements. As a consequence of this change, certain reclassifications will be necessary for previously reported amounts to achieve the required presentation of comprehensive income.

     In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued. Under provisions of this statement, the Company will be required to provide financial statement disclosures for operating segments, products and services, and geographic areas beginning in 1998.

     In December 1997, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued and is effective for the Company's 1998 fiscal year. The statement revises current disclosure requirements for employers' pension and other retiree benefits.

     Implementation of these disclosure standards will not affect the Company's financial position or results of operations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement, dated April 30, 1998 (the "Purchase Agreement"), the Issuer has agreed to sell to each of the Initial Purchasers named below, and each of the Initial Purchasers has agreed to purchase from the Issuer, the respective aggregate principal amount of the Notes set forth opposite its name.

                                                               PRINCIPAL
                                                               AMOUNT OF
                     INITIAL PURCHASERS                          NOTES
                     ------------------                       ------------
Goldman, Sachs & Co. .......................................  $ 97,500,000
Lehman Brothers Inc. .......................................    26,250,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................    26,250,000
                                                              ------------
  Total.....................................................  $150,000,000
                                                              ============

     Under the terms and conditions of the Purchase Agreement, the Initial Purchasers are committed to take and pay for all of the Notes to be offered hereby, if any are taken.

     The purchase price for the Notes will be the offering price set forth on the cover page of this Offering Circular less an underwriting discount of 3.0% of the principal amount of the Notes purchased. The Initial Purchasers propose to offer the Notes at the offering price set forth on the cover page hereof. After the Notes are released for sale, such offering price and other selling terms may from time to time be varied by the Initial Purchasers.

     The Notes have not been registered under the Securities Act. Each Initial Purchaser has agreed that it will offer or sell the Notes only (i) in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and (ii) through their affiliates, in offshore transactions in reliance on Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S, Regulation D and Rule 144A under the Securities Act.

     The Issuer has agreed in the Purchase Agreement that for a period of six months after the date of this Offering Circular that it will not offer, sell, contract to sell or otherwise dispose of, without the prior written consent of the Initial Purchasers, any securities of the Issuer that are substantially similar to the Notes (other than the Exchange Notes).

     With respect to the Notes initially sold pursuant to Regulation S, until the expiration of 40 days after the commencement of the Offering, any offer or sale of such Notes within the United States by a broker-dealer that is not participating in the Offering may violate the registration requirements of the Securities Act, unless such offer or sale is made pursuant to Rule 144A under the Securities Act or another available exemption from the registration requirements thereof.

     In connection with the Offering, the Initial Purchasers may purchase and sell Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Initial Purchasers in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Initial Purchasers involve the sale by the Initial Purchasers of a greater number of Notes than they are required to purchase from the Issuer in the Offering. The Initial Purchasers also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the Offering may be reclaimed by the Initial Purchasers if such Notes are repurchased by the Initial Purchasers in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Notes are a new issue of securities with no established trading market. The Issuer has been advised by the Initial Purchasers that the Initial Purchasers intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Issuer has been advised by the Initial Purchasers that the Initial Purchasers propose to resell Notes outside the United States in offshore transactions in reliance on Regulation S under the Securities Act and in accordance with applicable law. In each case, the offering price and underwriting discount are the same. Any offer or sale of Notes in reliance on Rule 144A will be made by broker-dealers who are registered as such under the Exchange Act. Terms used above have the meanings given to them by Regulation S and Rule 144A under the Securities Act.

     Each of the Initial Purchasers has also represented and agreed, on behalf of itself and its affiliates, that (i) it has not offered or sold, and will not offer or sell, any Notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the Notes, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations Act of 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Purchasers of Notes sold by the Initial Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover hereof and accrued interest, if any.

     The Notes are expected to be eligible for trading on the PORTAL system. The Issuer intends to list the Notes on the Luxembourg Stock Exchange.

     The Issuer and Parent have agreed to reimburse the Initial Purchasers for certain expenses, and have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

     Goldman, Sachs & Co. ("Goldman Sachs") is acting as financial advisor to Great Lakes in connection with the Distribution and will receive customary compensation for providing such services. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, is joint arranger and joint syndication agent to the Company under the Credit Facility. In addition, the Initial Purchasers and their affiliates from time to time have provided to Great Lakes, and in the future may provide to Great Lakes and the Company, certain investment banking services.

---------------------------------------------------------
---------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------
                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.......................       1
Risk Factors.............................      13
Use of Proceeds..........................      21
Capitalization...........................      22
Pro Forma Financial Data.................      23
Selected Historical Combined Financial
  Data...................................      29
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations..........................      31
Business.................................      39
Management...............................      47
Security Ownership of Certain Beneficial
  Owners.................................      54
Beneficial Ownership of Management.......      54
Certain Relationships and Related
  Transactions...........................      55
Description of Credit Facility...........      57
Description of the Exchange Notes........      58
The Exchange Offer.......................      64
Plan of Distribution.....................     111
Description of the Note Depositary
  Agreement..............................      94
Certain U.S. Federal Income Tax
  Consequences...........................     100
Certain United Kingdom Tax
  Consequences...........................     103
Legal Matters............................     112
Independent Auditors.....................     113
Special Note Regarding Forward-Looking
  Statements.............................     113
Index to Combined Financial Statements...     F-1
Underwriting.............................     U-1

---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                  $150,000,000

                             OCTEL DEVELOPMENTS PLC

                           10% SENIOR NOTES DUE 2006

                           UNCONDITIONALLY GUARANTEED
                         AS TO PAYMENT OF PRINCIPAL AND
                                  INTEREST BY

                                  OCTEL CORP.

                               ------------------

                                  [OCTEL LOGO]
                               ------------------

     OFFER TO EXCHANGE ITS 10% SENIOR NOTES DUE 2006 FOR ANY AND ALL OF ITS
                     OUTSTANDING 10% SENIOR NOTES DUE 2006.
                                   PROSPECTUS

                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Issuer (as defined)

     The Issuer is a company formed under the laws of England and Wales. Under the laws of the United Kingdom, members of the board of directors of a company do not, in principle, incur personal liability for the company's acts. However, a director owes his company duties to act in the company's best interests, and also to exercise reasonable care and skill when acting. Should the director be in breach of these duties, then he is liable to the company for the damage which the company sustains as a result. Futhermore, in some circumstances, director may incur liability to a third party. At common law a director is liable to a third party which was a reasonably foreseeable consequence of a negligent or fraudulent misstatement made by the director.

     A director may be absolved of liability to his company (in the absence of fraud) by a shareholders' resolution ratifying his act. Also, by section 727 of the Companies Act 1985 the court may relieve a director of his liability to his company for negligence, default, breach of duty or breach of trust. It will only do so if the director has acted honestly and reasonably, and in all the circumstances it would be fair to grant relief. Neither a shareholders' resolution, nor the court, can relieve a director of his liability to a third party.

     Article 13 of the Articles of Association of the Issuer provides for the indemnification of the Directors of the Issuer to the extent allowed by applicable law.

     The Companies Act 1985 allows a company to take out insurance for the benefit of a director, protecting him against his liability to the company.
Article 13.2 of the Articles of Association of the Issuer grants the Directors power to purchase insurance for the benefit of present or past Directors.

The Guarantor (as defined).

     The Guarantor is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The certificates of incorporation, as amended, of the Guarantor provide that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation of its stockholders. In addition, the Guarantor's certificate of incorporation, as amended, provides for the indemnification of directors and officers of the Guarantor to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     Article V of the by-laws of the Guarantor provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or the Guarantor shall be liable to the Guarantor or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Guarantor or its stockholders. Article V of the by-laws of the Guarantor further provides that the Guarantor shall indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer or member of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and such indemnification shall continue as to an indemnitee who has ceased to a be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Article V of the by-laws of the Guarantor further provides that any person serving as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, at least 50% of whose equity interests are owned by the corporation, shall be conclusively presumed to be serving in such capacity at the request of the Guarantor and, hence, subject to indemnification by the Guarantor.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     Article V of the by-laws of the Guarantor further provides that the corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Article V of its by-laws.

     All of the directors and officers of the Guarantor are covered by insurance policies maintained and held in effect by such corporation against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.

                                                                    LOCATION OF DOCUMENT
                                                                       IN SEQUENTIAL
                                                                      NUMBERING SYSTEM
                                                                    --------------------
 3.1   Articles of Association of Octel Developments PLC.* ........
 3.2   By-laws of Octel Developments PLC.* ........................
 3.3   Amended and Restated Certificate of Incorporation of the
       Guarantor*..................................................
 3.4   Amended and Restated By-laws of Guarantor*..................
 4.1   Indenture dated as of May 1, 1998 among the Issuer, the
       Guarantor and the IBJ Schroder Bank and Trust Company, as
       trustee.*...................................................
 4.2   Form of 10% Senior Notes (contained in Exhibit 4.1 as
       Exhibit A).*................................................
 4.3   Registration Rights Agreement dated as of April 30, 1998
       among the Issuer, the Guarantor, and the Initial
       Purchasers.*................................................
 4.4   Purchase Agreement dated as of April 30, 1998 among the
       Initial Purchasers, the Issuer and the Guarantor.*..........
 5.1   Opinion and consent of Kirkland & Ellis.*...................
10.1   Tax Disaffiliation Agreement between Great Lakes and the
       Company.*...................................................
10.2   Corporate Services Transition Agreement between Great Lakes and the Company.*...........................................
10.3   Supply Agreement between Great Lakes and the Company for the supply of ethylene dibromide.*..............................
10.4   Supply Agreement between Great Lakes and the Company for the supply of anhydrous hydrogen bromide.*......................
10.5   Supply Agreement for the supply of 10% sodium hydroxide
       solution.*..................................................
10.7   Octel Corp. 1998 Stock Compensation Plan.*..................
10.8   Employment Agreement between Associated Octel Limited and
       Steve W. Williams, Geoff J. Hignett, Graham M. Leathes and
       Robert A. Lee.*.............................................
10.9   Employment Agreement between Associated Octel Limited and
       Dennis J. Kerrison.*........................................
10.10  Agreement between Great Lakes and the Company for the Toll
       Manufacture of Stadis Product.*.............................
10.11  Octel Corp. Time Restricted Share Plan.**...................
10.12  Octel Corp. Performance Related Stock Option Plan.**........
10.13  Octel Corp. Savings-Related Share Option Plan.**............
12.1   Statement Regarding Computation of Ratios of Earnings to
       Fixed Charges.**............................................
21.1   Subsidiaries of the Issuer.**...............................
23.1   Consent of Ernst & Young LLP................................
23.3   Consent of Kirkland & Ellis (included in Exhibit 5.1).**....
24.1   Powers of Attorney of Directors and Officers of the Company
       and each Guarantor (included in pages II-6 to II-8).........
25.1   Statement of Eligibility of Trustee on Form T-1.*...........
27.1   Financial Data Schedule.*...................................
99.1   Form of Letter of Transmittal.*.............................

                                                                    LOCATION OF DOCUMENT
                                                                       IN SEQUENTIAL
                                                                      NUMBERING SYSTEM
                                                                    --------------------
99.2   Form of Notice of Guaranteed Delivery.*.....................
99.3   Form of Tender Instructions.*...............................

---------------
*    To be filed by amendment.

**  Previously filed.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered, therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Octel Corp., has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Wirral, United Kingdom, on July 10, 1998.

                                          OCTEL CORP.

                                          By:      /s/ ALAN G. JARVIS

                                             -----------------------------------
                                                   Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis J. Kerrison, Alan G. Jarvis, and each of them severally, his true and lawful attorneys-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with the registration under the Securities Act of notes of the registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or officer of the registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the notes of the registrant to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on July 2, 1998 by the following persons in the capacities indicated:

                      SIGNATURE                                              CAPACITY
                      ---------                                              --------
               /s/ DENNIS J. KERRISON                      President, Chief Executive Officer and
-----------------------------------------------------      Director (Principal Executive Officer)
                 Dennis J. Kerrison

                 /s/ ALAN G. JARVIS                        Chief Financial Officer, Octel Corp;
-----------------------------------------------------      (Principal Financial and Accounting Officer)
                   Alan G. Jarvis

                /s/ GRAHAM M. LEATHES                      Company Secretary and General Counsel
-----------------------------------------------------
                  Graham M. Leathes

                /s/ DR. ROBERT E. BEW                      Director
-----------------------------------------------------
                  Dr. Robert E. Bew

                 /s/ MARTIN M. HALE                        Director
-----------------------------------------------------
                   Martin M. Hale

                      SIGNATURE                                              CAPACITY
                      ---------                                              --------
                /s/ THOMAS M. FULTON                       Director
-----------------------------------------------------
                  Thomas M. Fulton

                 /s/ JAMES PUCKRIDGE                       Director
-----------------------------------------------------
                   James Puckridge

                /s/ DR. BENITO FIORE                       Director
-----------------------------------------------------
                  Dr. Benito Fiore

                 /s/ CHARLES M. HALE                       Director
-----------------------------------------------------
                   Charles M. Hale

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Octel Developments PLC, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City South Wirral, United Kingdom, on July 2, 1998.

                                          OCTEL DEVELOPMENTS PLC

                                          By:      /s/ ALAN G. JARVIS

                                            ------------------------------------
                                                      Finance Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis J. Kerrison, Alan G. Jarvis, and each of them severally, his true and lawful attorneys-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with the registration under the Securities Act of notes of the registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or officer of the registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the notes of the registrant to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on February 10, 1998 by the following persons in the capacities indicated:

                   SIGNATURE                                               CAPACITY
                   ---------                                               --------

             /s/ DENNIS J. KERRISON                    Managing Director, Director
------------------------------------------------       (Principal Executive Officer)
               Dennis J. Kerrison

               /s/ ALAN G. JARVIS                      Finance Director, Director
------------------------------------------------       (Principal Financial Officer)
                 Alan G. Jarvis

                   HEAD OFFICE OF THE ISSUER AND GUARANTOR

                            OCTEL DEVELOPMENTS PLC
                         P.O. Box 17, Oil Sites Road
                         Ellesmere Port, South Wirral
                                United Kingdom

                                LEGAL ADVISERS

                To the Issuer                                  To the Issuer
              as to English law                           as to United States law

                                                      KIRKLAND & ELLIS INTERNATIONAL
             LINKLATERS & PAINES                 International Financial Centre; Old Broad
               One Silk Street                                    Street
       London ECZY 8HQ, United Kingdom                London EC2N 1HQ; United Kingdom

                     AUDITORS TO THE ISSUER AND GUARANTOR
                              ERNST & YOUNG LLP
                               1 Indiana Square
                                  Suite 3400
                         Indianapolis, Indiana 46204

                                                          BOOK-ENTRY DEPOSITARY,
            TRUSTEE AND EXCHANGE                        TRANSFER AGENT, LISTING AND
                    AGENT                                      PAYING AGENT
     IBJ SCHRODER BANK AND TRUST COMPANY        INDUSTRIAL BANK OF JAPAN (LUXEMBOURG) S.A.
              One State Street                               8 rue Jean Monnet
             New York, NY 10004                              L-2180 Luxembourg